As filed with the Securities and Exchange Commission on April 12, 2019

Registration Statement No. 333-230573

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL MONEY EXPRESS, INC.
(Name of Registrant as Specified in Its Charter)

Delaware	7389	47-4219082
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industry Classification Code Number)	(I.R.S. Employer Identification No.)

9480 South Dixie Highway
Miami, Florida 33156
(305) 671-8000

(Address, Including zip code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

Robert Lisy
Chief Executive Officer and President
International Money Express, Inc.
9480 South Dixie Highway
Miami, Florida 33156
(305) 671-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Richard A. Denmon, Esq. Carlton Fields, P.A. Corporate Center Three 4221 W. Boy Scout Boulevard Tampa, Florida 33607 Phone: (813) 223-7000 Fax: (813) 229-4133	Richard Baumann, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective, but no sooner than 20 business days after commencement of the exchange offer.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☐
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,800,959	(1)(2)	$10.94	(3)	$19,702,491.46	(3)	$2,387.94	(4)
Warrants to Purchase Common Stock, par value $0.0001 per share	3,135,999	(5)	N/A		N/A		N/A	(6)

(1)	Represents the maximum number of shares of common stock, par value $0.0001 per share (the “Common Stock”) of the registrant that may be issued directly to (i) holders of warrants in exchange for warrants tendered pursuant to the Offer (as defined below) and (ii) holders of warrants who do not tender their warrants pursuant to the Offer upon the registrant’s exercise of its right to convert such warrants into shares of Common Stock pursuant to the Warrant Amendment (as defined below), if approved.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant also is registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act and based on the proposed maximum offering price of $10.94, which is the average of the high and low prices of shares of Common Stock on March 25, 2019, on The Nasdaq Capital Market.
(4)	Previously paid.
(5)	Represents the maximum number of warrants that may be amended pursuant to the Warrant Amendment (as defined below).
(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus/Offer to Exchange and Consent Statement may be changed. The registrant may not complete the offer and sale of these securities until the registration statement filed with the United States Securities and Exchange Commission, of which this document is a part, is declared effective. This Prospectus/Offer to Exchange and Consent Statement is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROSPECTUS/OFFER TO EXCHANGE AND CONSENT STATEMENT

Offer to Exchange Warrants to Acquire Shares of Common Stock
of
International Money Express, Inc.
for
A Combination of Shares of Common Stock of International Money Express, Inc. and Cash
and
Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME, ON APRIL 25, 2019, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

International Money Express, Inc. (“Intermex” or the “Company”) hereby offers to exchange any and all of its outstanding Warrants (as hereinafter defined) to purchase shares of its common stock, par value of $0.0001 per share (the “Common Stock”), with an exercise price of $11.50 per share, for a combination of 0.201 shares of our Common Stock (the “Exchange Shares”) and $1.12 in cash, without interest, for each Warrant tendered, until the Expiration Date (as defined below) upon the terms and subject to certain conditions described in this Prospectus/Offer to Exchange and Consent Solicitation (“Prospectus/Offer to Exchange”) and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The Offer is being made to:

•	All holders of our publicly traded warrants to purchase our Common Stock, which were originally issued as warrants to purchase the Common Stock of the Company, formerly known as FinTech Acquisition Corp. II (“FinTech”), in connection with the initial public offering of FinTech’s securities on January 25, 2017 (the “FinTech IPO”), which entitle such warrant holders to purchase one share of Common Stock at an exercise price of $11.50, subject to adjustments, referred to as the “Public Warrants.” Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “IMXI” and our Public Warrants are quoted on OTC Pink under the symbol “IMXIW.” As of March 25, 2019, 8,749,999 Public Warrants were outstanding.
•	All holders of certain of our warrants to purchase shares of Common Stock that were privately issued in connection with the FinTech IPO based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Private Warrants.” The Private Warrants entitle the holders to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their permitted assigns. As of March 25, 2019, 210,000 Private Warrants were outstanding.

The Public Warrants and Private Warrants are referred to collectively as the “Warrants.” Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive combination of 0.201 Exchange Shares and $1.12 in cash, without interest, for each Warrant tendered by such holder and exchanged (the “Exchange Consideration”). No fractional Exchange Shares will be issued pursuant to the Offer. In lieu of issuing fractional Exchange Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Exchange Shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period (as defined below).

The Offer is not conditioned on any financing or any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions. See “The Offer and Consent Solicitation – Conditions to the Offer and Consent solicitation.”

Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of January 19, 2017, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into a combination of 0.181 shares of our Common Stock and $1.00 in cash, without interest (the “Conversion Consideration”), which Conversion Consideration is approximately 10% less than the Exchange Consideration applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment, with the Public Warrant holders and Private Warrant holders voting together as a group. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”), and therefore by tendering your Warrants for exchange you will deliver to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related Letter of Transmittal and Consent. The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Standard Time, on April 25, 2019, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by May 22, 2019, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all outstanding Warrants into the Conversion Consideration as provided in the Warrant Amendment. Our Public Warrants were delisted from trading on Nasdaq on October 31, 2018 and, as a result, our Public Warrants are only quoted on OTC Pink. Accordingly, anyone holding Public Warrants after the completion of the Offer and Consent Solicitation may have a limited ability to engage in transactions in our Public Warrants. See “Risk Factors—Risk Factors Related to Our Warrants and the Offer to Exchange and Consent Solicitation— There a limited public market for our Warrants and the liquidity of Public Warrants that are not exchanged may be reduced.”

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (the “SEC”) regarding the Exchange Shares issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants and consent to the Warrant Amendment.

This document serves as a prospectus relating to the issuance of the Exchange Shares in connection with the Offer and as consent statement in connection with the Consent Solicitation to approve the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Cowen and Company, LLC
 599 Lexington Avenue
New York, New York 10022
Tel: (833) 297-2926
Attn: Equity Capital Markets

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.
 48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 347-4750
Email: imxi@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 7 of this Prospectus/Offer to Exchange.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities, or has determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of the Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

Cowen

This Prospectus/Offer to Exchange is dated April 12, 2019.

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding our Company, Common Stock and Warrants, and the financial statements and the notes to those statements that appear elsewhere in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. Neither we nor the dealer manager have authorized anyone to provide you with information or make any representation in connection with the Offer other than those contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us or the dealer manager. Neither we nor the dealer manager take any responsibility for, and neither can provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires material changes to be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Prospectus/Offer to Exchange shall not under any circumstances create any implication that the information contained in this Prospectus/Offer to Exchange is correct as of any time after the date of this Prospectus/Offer to Exchange, or that there has been no change in the information included herein or in the business or affairs of the Company since the date hereof.

We are making this Offer to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company,” “Intermex,” “our Company,” “we,” “us,” “our,” and similar references to refer to International Money Express, Inc. and its subsidiaries.

FORWARD LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

This Prospectus/Offer to Exchange may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain matters that could have an effect on our future performance, including but without limitation, statements regarding our plans, objectives, financial performance, business strategies, expectations for our business and the business of the Company.

These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “approximately,” “our planning assumptions,” “future outlook” and similar expressions. Except for historical information, matters discussed in this Prospectus/Offer to Exchange are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

i

Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described in “Risk Factors” in this Prospectus/Offer to Exchange and the following:

•	the ability to maintain the listing of our common stock on Nasdaq;
•	the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;
•	changes in applicable laws or regulations;
•	the possibility that we may be adversely affected by other economic, business and/or competitive factors;
•	factors relating to our business, operations and financial performance, including:
○	competition in the markets in which we operate;
○	cyber-attacks or disruptions to our information technology, computer network systems and data centers;
○	our ability to maintain agent relationships on terms consistent with those currently in place;
○	our ability to maintain banking relationships necessary for us to conduct our business;
○	credit risks from our agents and the financial institutions with which we do business;
○	bank failures, sustained financial illiquidity, or illiquidity at our clearing, cash management or custodial financial institutions;
○	new technology or competitors that disrupt the current ecosystem;
○	our success in developing and introducing new products, services and infrastructure;
○	customer confidence in our brand and in consumer money transfers generally;
○	our ability to maintain compliance with the regulatory requirements of the jurisdictions in which we operate or plan to operate;
○	international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States;
○	changes in tax laws and unfavorable outcomes of tax positions we take;
○	political instability, currency restrictions and devaluation in countries in which we operate or plan to operate;
○	weakness in U.S. or international economic conditions;
○	change or disruption in international migration patterns;
○	our ability to protect our brand and intellectual property rights;
○	our ability to retain key personnel;
○	changes in foreign exchange rates could impact consumer remittance activity; and
•	other economic, business and/or competitive factors, risks and uncertainties, including those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this Prospectus/Offer to Exchange.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Prospectus/Offer to Exchange. You should read this Prospectus/Offer to Exchange with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this Prospectus/Offer to Exchange We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FREQUENTLY USED TERMS

In this Prospectus/Offer to Exchange:

“Closing Date” means the date that the Merger was consummated and closed.

“Common Stock” means the shares of common stock, with a par value of $0.0001 per share, of Intermex.

“Consent Solicitation” means the solicitation of consent from the holders of the Warrants to approve the Warrant Amendment.

“Conversion Consideration” means the combination of 0.181 shares of our Common Stock and $1.00 in cash, without interest, into which each outstanding Warrant may be converted pursuant to the terms of the proposed Warrant Amendment.

“Exchange Consideration” means the combination of 0.201 shares of our Common Stock and $1.12 in cash, without interest, to be exchanged for each Warrant tendered in the Offer.

“Exchange Shares” means the Common Stock to be issued as part of the Exchange Consideration.

“Expiration Date” means 11:59 p.m., Eastern Standard Time on April 25, 2019 or such later date and time to which we may extend.

“FinTech” means FinTech Acquisition Corp. II, a Delaware corporation, as it existed prior to the Merger.

“FinTech IPO” means the initial public offering of FinTech’s securities on January 25, 2017.

“Intermex” or the “Company” or the “Registrant” or “Successor Company” means International Money Express, Inc., a Delaware corporation, and its subsidiaries, following the Merger.

Intermex Holdings means Intermex Holdings II, Inc., a Delaware corporation, and its subsidiaries acquired by the Company pursuant to the Merger.

“Letter of Transmittal and Consent” means the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation.

“Merger” means those certain business combination transactions entered into pursuant to the Agreement and Plan of Merger, dated as of December 19, 2017, by and among Intermex Holdings, FinTech and various of their respective subsidiaries, and pursuant to which FinTech consummated the acquisition of Intermex Holdings on July 26, 2018 through two related merger transactions whereby FinTech was the surviving corporation and changed its name to International Money Express, Inc.

“Notice of Guaranteed Delivery” means the form provided with this Prospectus/Offer to Exchange to be used to accept the Offer pursuant to the conditions set forth therein.

“Offer” means the opportunity to receive the Exchange Consideration in exchange for each of our outstanding Warrants, up to an aggregate of (i) approximately 1,758,749 Exchange Shares and $9,800,000 in cash in exchange for all 8,749,999 Public Warrants, and (ii) approximately 42,210 Exchange Shares and $236,000 in cash in exchange for all 210,000 Private Warrants.

“Offer Period” means the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension.

“Predecessor Company” refers to Intermex Holdings prior to the Merger.

“Private Warrants” mean our warrants to purchase shares of Common Stock that were privately issued in connection with the FinTech IPO, entitling each holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments.

“Public Warrants” mean our publicly traded warrants to purchase our shares of Common Stock that were originally issued as warrants to purchase the common stock of FinTech, entitling each holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments.

“SEC” mean the Securities and Exchange Commission.

“Warrant Agreement” means the Warrant Agreement, dated as of January 19, 2017, by and between the Company and Continental Stock Transfer & Trust Company.

“Warrant Amendment” means the amendment to the Warrant Agreement permitting the Company to require that each outstanding Warrant be converted into the Conversion Consideration, which Conversion Consideration is approximately 10% less than the Exchange Consideration applicable to the Offer

“Warrants” mean the Public Warrants and the Private Warrants.

In this Prospectus/Offer to Exchange, unless otherwise stated, the terms “the Company,” “Intermex,” “we,” “us” or “our” refer to International Money Express, Inc. and it subsidiaries. Except where noted, references to our business, operations, properties, financial results, operating and other information relating to periods prior to the consummation of the Merger on July 26, 2018, refer to the business, operations, properties, financial results, operating and other information of Intermex Holdings II, our accounting predecessor.

SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

Our Company
International Money Express, Inc., a Delaware corporation, is a rapidly growing and leading money remittance services company primarily focused on the United States to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, allow customers to send money from the United States to 17 countries in Latin American and the Caribbean and four countries in Africa. Our services are accessible in person through our approximately 100,000 sending and paying agents and company-owned stores, as well as online and via Internet-enabled mobile devices.
Corporate Contact Information
The mailing address of International Money Express, Inc.’s principal executive office is 9480 South Dixie Highway, Miami, Florida 33156 and the telephone number is (305) 671-8000. The website address is www.intermexonline.com. The information found on the website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange.
Warrants that qualify for the Offer
“Public Warrants”

As of March 25, 2019, we had outstanding Public Warrants to purchase an aggregate of 8,749,999 shares of our Common Stock. The Public Warrants were originally issued in connection with the FinTech IPO.

“Private Warrants”

As of March 25, 2019, we had outstanding Private Warrants to purchase an aggregate of 210,000 shares of our Common Stock. The Private Warrants were issued concurrently with the FinTech IPO.

General Terms of the Warrants

Each Warrant entitles such warrant holder to purchase one share of our Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. We may call the Public Warrants or the Private Warrants (in the case of the Private Warrants, only to the extent that they are no longer held by their initial holders or their permitted assigns), for redemption, at any time while the Warrants are exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, at $0.01 per warrant, if and only if (a) the last sale price of our Common Stock has been $24.00 per share on each of 20 trading days within a 30 consecutive trading day period ending on the third day prior to the date that the Company sends the notice of redemption to Warrant holders, and (b) there is a current registration statement in effect with respect to the Common Stock underlying the Warrants available throughout the 30-day redemption period and continuing each day thereafter until the date of redemption. If the Company calls the Public Warrants for redemption, management of the Company shall have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis” as described in the Warrant Agreement. The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their permitted assigns. The Warrants expire at 5:00 p.m. New York time on July 26, 2023, or upon redemption of our Common Stock or liquidation.

Market Price of Our Securities
Our Common Stock is listed on Nasdaq under the symbol “IMXI” and our Public Warrants are quoted on OTC Pink under the symbol “IMXIW.” See “The Offer and Consent Solicitation—Market Price, Dividends and Related Stockholder Matters” beginning on page 37.
The Offer
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive the Exchange Consideration for each Warrant so exchanged. No fractional Exchange Shares will be issued pursuant to the Offer. In lieu of issuing fractional Exchange Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Exchange Shares pursuant to the Offer will, after aggregating all such fractional Exchange Shares of such holder, be paid in cash (without interest) an amount equal to such remaining fractional part of a share multiplied by the last sale price of our shares of Common Stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive the Exchange Shares in the exchange.

The Exchange Shares issued in exchange for the Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Exchange Shares
As of March 25, 2019, the Company had 36,182,783 shares of Common Stock outstanding. Assuming that all of our outstanding 8,959,999 Warrants are validly tendered and accepted for exchange, the Exchange Shares issued in exchange for such Warrants pursuant to the Offer would represent approximately 5.0% of our outstanding Common Stock as of March 25, 2019.
The Consent Solicitation
In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit us to require that each of the remaining outstanding Warrants not tendered in the Offer be converted into the Conversion Consideration consisting of a combination of 0.181 shares of our Common Stock and $1.00 in cash, without interest, which Conversion Consideration is approximately 10% less than the Exchange Consideration applicable to the Offer, thus eliminating all of the Warrants.
Background and Purpose of the Offer and Consent Solicitation
The Company issued 8,750,000 Public Warrants as part of units sold in the FinTech IPO. The Company also issued an aggregate of 210,000 Private Warrants in a private placement offering consummated simultaneously with the closing of the FinTech IPO, to FinTech Investors Holdings II, LLC, a Delaware limited liability company (“Sponsor”) and Cantor Fitzgerald & Co., the underwriter for the FinTech IPO.

The purpose of the Offer and Consent Solicitation is to reduce the number of Warrants outstanding in order to simplify our corporate structure, reduce the potential dilutive impact of the Warrants, and provide greater clarity to investors and potential investors regarding the number shares of Common Stock that are, and that may become, outstanding. We believe that a reduction in the number of outstanding Warrants will also provide us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation—Background and Purpose of the Offer and Consent Solicitation” beginning on page 36.

Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on April 25, 2019, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent prior to the expiration of the Offer on the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation—General Terms—Offer Period” on page 29.

Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or decreasing the Exchange Consideration or changing the conversion ratio for the Exchange Shares or the cash portion thereof, or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer and Consent Solicitation—General Terms—Amendments to the Offer and Consent Solicitation” on page 30.
Conditions to the Offer and Consent Solicitation
The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this document is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer, however, is not conditioned upon the receipt of a minimum number of tendered Warrants. The Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation” on page 30.
Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants (and thereby revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation—Withdrawal Rights” beginning on page 35. If the Offer Period is extended, you may withdraw your tendered Warrants (and your related consent to the Warrant Amendment will be automatically revoked as a result) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by May 22, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
Payment of Exchange Consideration.
The Company will issue the Exchange Shares and pay the cash portion of the Exchange Consideration in cash, without interest, for the Warrants accepted (and not properly withdrawn) promptly following the Expiration Date. The depositary and exchange agent will act as your agent and will transmit the Exchange consideration for all of your Warrants accepted for exchange. See “The Offer and Consent Solicitation—Acceptance of Warrants for Exchange and Payment of the Exchange Consideration” on page 36.

Participation by Directors, Executive Officers and Affiliates
Although the Sponsor, an affiliate of the Company, is a holder of our Warrants, it is not required to participate in the Offer. None of our directors or executive officers beneficially hold any Warrants. See “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others.” “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others” on page 37.
Federal and State Regulatory Approvals
Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.
Absence of Appraisal or Dissenters’ Rights
Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
U.S. Federal Income Tax Consequences of the Offer
For those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for shares of Common Stock and cash pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for our shares of Common Stock and cash as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Assuming the exchange qualifies as a “recapitalization” you would not be permitted to recognize any loss realized on the exchange and would be required to recognize gain (if any) on the exchange in an amount equal to the lesser of (i) the excess value of the Common Stock and cash received over your adjusted tax basis in the Warrants exchanged, and (ii) the amount of cash received in the exchange. Your holding period for the Common Stock received in the exchange should include your holding period for the surrendered Warrants. There can be no assurance that the IRS or a court will agree with the tax consequences of the exchange described above and alternate characterizations are possible.

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants not exchanged for Common Stock in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Assuming such deemed exchange qualifies as a “recapitalization” (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. There can be no assurance that the IRS or a court will agree with the tax consequences of the exchange described above and alternate characterizations are possible. See “The Offer and Consent Solicitation—Material U.S. Federal Income Tax Consequences” beginning on page 41.

No Recommendation
Neither the Company, nor our board of directors, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.
Risk Factors
For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 7 of this Prospectus/Offer to Exchange.
Depositary and Exchange Agent
The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
Tel: (917) 262-2378
Dealer Manager
The dealer manager for the Offer and Consent Solicitation is:

Cowen and Company, LLC
599 Lexington Avenue
New York, New York 10022
Tel: (833) 297-2926
Attn: Equity Capital Markets

The dealer manager and its affiliates have provided, and may in the future provide, a variety of services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses. See “The Offer and Consent Solicitation—Dealer Manager” on page 39.

Additional Information
We recommend that our Warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits, that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to accept the Offer and Consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct questions about (1) the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 347-4750
Email: imxi@dfking.com

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The risks and uncertainties described below are not the only risks that may have a material adverse effect on the Company, and the risks described herein are not listed in order of the potential occurrence or severity. There is no assurance that we have identified, assessed and appropriately addressed all risks affecting our business operations. Additional risks and uncertainties could adversely affect our business and our results. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Further, to the extent that any of the information contained in this Prospectus/Offer to Exchange constitutes forward-looking statements, the risk factors set forth below are cautionary statements, identifying important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by any forward-looking statements made by or on behalf of the Company. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Intermex unless the context clearly indicates otherwise.

Risk Factors Related to Our Business

If we lose key sending agents, our business with key agents is reduced or we are unable to maintain our sending agent network under terms consistent with those currently in place, our business, financial condition and results of operations could be adversely affected.

Most of our revenue is earned through our sending agent network. These are the persons who generate our customers and provide them with our money remittance services. If sending agents decide to leave our network, our revenue and profits could be adversely affected. The loss of sending agents may occur for a number of reasons, including competition from other money remittance providers, a sending agent’s dissatisfaction with its relationship with us or the revenue earned from the relationship, or a sending agent’s unwillingness or inability to comply with our standards or legal requirements, including those related to compliance with anti-money laundering regulations, anti-fraud measures or agent monitoring. Sending agents also may generate fewer transactions or reduce locations for reasons unrelated to our relationship with them, including increased competition in their business, general economic conditions, regulatory costs or other reasons. In addition, we may not be able to maintain our sending agent network under terms consistent with those already in place. Larger sending agents may demand additional financial concessions, which could increase competitive pressure. The inability to maintain our sending agent contracts on terms consistent with those already in place could adversely affect our business, financial condition and results of operations.

We face intense competition, and if we are unable to continue to compete effectively, our business, financial condition and results of operations could be adversely affected.

The markets in which we operate are highly competitive, and we face a variety of competitors across our businesses, some of which have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. We compete in a concentrated industry, with a small number of large competitors such as Western Union, MoneyGram and EuroNet and a large number of small, niche competitors, including banks, card associations, web-based services, payment processors, informal remittance systems, consumer money remittance companies and others. Our services are differentiated by features and functionalities, including trust, convenience, service, efficiency of outlets, value, technology and brand recognition. Distribution channels such as online, account based and mobile solutions continue to evolve and impact the competitive environment for money remittances.

Our future growth depends on our ability to compete effectively. For example, if our services do not offer competitive features and functionalities, we may lose customers to our competitors, which could adversely affect our business, financial condition and results of operations. In addition, if we fail to price our services appropriately relative to our competitors, consumers may not use our services, which could adversely affect our business and financial results. For example, transaction volume where we face intense competition could be adversely affected by increasing pricing pressures between our money remittance services and those of some of our competitors, which could reduce margins and adversely affect our financial results. We have historically implemented and will likely continue to implement price adjustments from time to time in response to competition and other factors. If we reduce prices in order to more effectively compete, such reductions could adversely affect our financial results in the short term and may also adversely affect our financial results in the long term if transaction volumes do not increase sufficiently.

If customer confidence in our business or in consumer money remittance providers generally deteriorates, our business, financial condition and results of operations could be adversely affected.

Our business is built on customer confidence in our brand and our ability to provide convenient, reliable and value-added money remittance services. Erosion in customer confidence in our business, or in consumer money remittance service providers as a means to transfer money, could adversely impact transaction volumes which would in turn adversely impact our business, financial condition and results of operations.

A number of factors could adversely affect customer confidence in our business, or in consumer money remittance providers generally, many of which are beyond our control, and could have an adverse impact on our results of operations. These factors include:

•	the quality of our services and our customer experience, and our ability to meet evolving customer needs and preferences;
•	failure of our agents to deliver services in accordance with our requirements;
•	reputational concerns resulting from actual or perceived events, including those related to fraud or consumer protection or other matters;
•	changes or proposed changes in laws or regulations, or regulator or judicial interpretation thereof, that have the effect of making it more difficult or less desirable to transfer money using consumer money remittance service providers, including additional customer due diligence, identification, reporting, and recordkeeping requirements;
•	actions by federal, state or foreign regulators that interfere with our ability to remit customers’ money reliably; for example, attempts to seize money remittance funds, imposition of tariffs or limits on our ability to, or that prohibit us from, remitting money in the corridors in which we operate;
•	federal, state or foreign legal requirements, including those that require us to provide customer or transaction data, and other requirements or to a greater extent than is currently required;
•	any interruption or downtime in our systems, including those caused by fire, natural disaster, power loss, telecommunications failure, terrorism, vendor failure, unauthorized entry and computer viruses or disruptions in our workforce; and
•	any attack or breach of our computer systems or other data storage facilities resulting in a compromise of personal data.

A significant portion of our customers are migrants. Consumer advocacy groups or governmental agencies could consider migrants to be disadvantaged and entitled to protection, enhanced consumer disclosure, or other different treatment. If consumer advocacy groups are able to generate widespread support for actions that are detrimental to our business, then our business, financial condition and results of operations could be adversely affected.

Current and proposed data privacy and cybersecurity laws and regulations could adversely affect our business, financial condition and results of operations.

We are subject to requirements relating to data privacy and cybersecurity under U.S. federal, state and foreign laws. For example, in the U.S. the FTC routinely investigates the privacy practices of companies and has commenced enforcement actions against many, resulting in multi-million dollar settlements and multi-year agreements governing the settling companies’ privacy practices. If we are unable to meet such requirements, we may be subject to significant fines or penalties. Furthermore, certain industry groups require us to adhere to privacy requirements in addition to federal, state and foreign laws, and certain of our business relationships depend upon our compliance with these requirements. As the number of countries enacting privacy and related laws increases and the scope of these laws and enforcement efforts expands, we will increasingly become subject to new and varying requirements. Failure to comply with existing or future data privacy and cybersecurity laws, regulations and requirements, including by reason of inadvertent disclosure of personal information, could result in significant adverse consequences, including reputational harm, civil litigation, regulatory enforcement, costs of remediation, increased expenses for security systems and personnel, harm to our consumers and harm to our agents. These consequences could materially adversely affect our business, financial condition and results of operations. In addition, in connection with regulatory requirements to assist in the prevention of money laundering and terrorist financing and pursuant to legal obligations and authorizations, we make information available to certain U.S. federal and state, as well as certain foreign, government agencies. In recent years, we have experienced increasing data sharing requests by these agencies, particularly in connection with efforts to prevent terrorist financing or reduce the risk of identity theft. During the same period, there has also been increased public attention to the corporate use and disclosure of personal information, accompanied by legislation and regulations intended to strengthen data protection, information security and consumer privacy. These regulatory goals may conflict, and the law in these areas is not consistent or settled. While we believe that we are compliant with our regulatory responsibilities, the legal, political and business environments in these areas are rapidly changing, and subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage that could have a material adverse effect on our business, financial condition and results of operations.

Consumer fraud could adversely affect our business, financial condition and results of operations.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as identity theft, fraud and paper instrument counterfeiting. As we make more of our services available online and via Internet-enabled mobile devices, we subject ourselves to new types of consumer fraud risk because requirements relating to consumer authentication are more complex with internet services and such other technologies. Additionally, it is possible that our agents could engage in fraud against consumers. We use a variety of tools to protect against fraud; however, these tools may not always be successful. Allegations of fraud may result in fines, settlements, litigation expenses and reputational damage.

The industry is under increasing scrutiny from federal, state and local regulators in connection with the potential for consumer fraud. If consumer fraud levels involving our services were to rise, it could lead to regulatory intervention and reputational and financial damage, as well as the risk of government enforcement actions and investigations, reduced use and acceptance of our services or increased compliance costs, causing a material adverse impact on our business, financial condition and results of operations.

A breach of security in the systems on which we rely could adversely affect our business, financial condition and results of operations.

We rely on a variety of technologies to provide security for our systems. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments, including improper acts by third parties, may result in a compromise or breach of the security measures we use to protect our systems. We obtain, transmit and store confidential consumer, employer and agent information in connection with some of our services. These activities are subject to laws and regulations in the United States and other jurisdictions. The requirements imposed by these laws and regulations, which often differ materially among the many jurisdictions, are designed to protect the privacy of personal information and to prevent that information from being inappropriately disclosed. Any security breaches in our computer networks, databases or facilities could lead to the inappropriate use or disclosure of personal information, which could harm our business and reputation, adversely affect consumers’ confidence in our or our agents’ business, result in inquiries and fines or penalties from regulatory or governmental authorities, cause a loss of consumers, subject us to lawsuits and subject us to potential financial losses. In addition, we may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches. Our agents and third-party independent contractors may also experience security breaches involving the storage and transmission of our data as well as the ability to initiate unauthorized transactions. If users gain improper access to our, our agents’ or our third-party independent contractors’ computer networks or databases, they may be able to steal, publish, delete or modify confidential customer information or generate unauthorized money remittances. Such a breach could expose us to monetary liability, losses and legal proceedings, lead to reputational harm, cause a disruption in our operations, or make our consumers and agents less confident in our services, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is particularly dependent on the efficient and uninterrupted operation of our information technology, computer network systems and data centers. Disruptions to these systems and data centers could adversely affect our business, financial condition and results of operations.

Our ability to provide reliable services largely depends on the efficient and uninterrupted operation of our computer network systems and data centers. Our business involves the movement of large sums of money and the management of data necessary to do so. The success of our business particularly depends upon the efficient and error-free handling of transactions and data. We rely on the ability of our employees and our internal systems and processes to process these transactions in an efficient, uninterrupted and error-free manner.

In the event of a breakdown, catastrophic event (such as fire, natural disaster, power loss, telecommunications failure or physical break-in), security breach, computer virus, improper operation, improper action by our employees, agents, consumers, financial institutions or third-party vendors or any other event impacting our systems or processes or our agents’ or vendors’ systems or processes, we could suffer financial loss, loss of consumers, regulatory sanctions, lawsuits and damage to our reputation or consumers’ confidence in our business. The measures we have enacted, such as the implementation of disaster recovery plans and redundant computer systems, may not be successful. We may also experience problems other than system failures, including software defects, development delays and installation difficulties, which would harm our business and reputation and expose us to potential liability and increased operating expenses. In addition, any work stoppages or other labor actions by employees who support our systems or perform any of our major functions could adversely affect our business.

In addition, our ability to continue to provide our services to a growing number of agents and consumers, as well as to enhance our existing services and offer new services, is dependent on our information technology systems. If we are unable to effectively manage the technology associated with our business, we could experience increased costs, reductions in system availability and loss of agents or consumers. Any failure of our systems in scalability, reliability and functionality could adversely impact our business, financial condition and results of operations.

Weakness in economic conditions, in both the U.S. and international markets, could adversely affect our business, financial condition and results of operations.

Our money remittance business relies in part on the overall strength of economic conditions as well as international migration patterns. Consumer money remittance transactions and international migration patterns are affected by, among other things, employment opportunities and overall economic conditions. Additionally, consumers tend to be employed in industries such as construction, information, manufacturing, agriculture and certain service industries that tend to be cyclical and more significantly impacted by weak economic conditions than other industries. This may result in reduced job opportunities for our customers in the United States or other countries that are important to our business, which could adversely affect our business, financial condition and results of operations. In addition, increases in employment opportunities may lag other elements of any economic recovery.

Our sending agents and paying agents may have reduced sales or business as a result of weak economic conditions. As a result, our agents could reduce their number of locations or hours of operation, or cease doing business altogether.

If general market conditions in the United States or international economies important to our business were to deteriorate, our business, financial condition and results of operations could be adversely impacted. Additionally, if our consumer transactions decline or international migration patterns shift due to deteriorating economic conditions, we may be unable to timely and effectively reduce our operating costs or take other actions in response, which could adversely affect our business, financial condition and results of operations.

A significant change or disruption in international migration patterns could adversely affect our business, financial condition and results of operations.

Our business relies in part on international migration patterns, as individuals move from their native countries to countries with greater economic opportunities or a more stable political environment. A significant portion of the industry’s money remittance transactions are initiated by immigrants or refugees sending money back to their native countries. Changes in immigration laws that discourage international migration and political or other events (such as war, terrorism or health emergencies) that make it more difficult for individuals to migrate or work abroad could adversely affect our money remittance volume or growth rate. Sustained weakness in global economic conditions could reduce economic opportunities for migrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns in the United States or Latin America are likely to reduce money remittance transaction volumes and therefore have an adverse effect on our business, financial condition and results of operations. Furthermore, significant changes in international migration patterns could adversely affect our business, financial condition and results of operations.

Significant developments stemming from the U.S. administration could have an adverse effect on our business.

Our business relies on the free flow of funds along our remittance corridors, including between the United States and Mexico and Guatemala. The U.S. administration is pursuing substantial changes to trade agreements, such as the North American Free Trade Agreement (“NAFTA”) through a new deal known as the United States-Mexico-Canada Agreement (“USMCA”), and may be imposing changes on tariffs on goods imported into the United States, particularly from China and Mexico. Changes in U.S. political, regulatory and economic conditions or laws and policies governing foreign trade and development and investment in the territories and countries where we operate and our customers live could adversely affect our business, financial condition and results of operations.

If we fail to successfully develop and timely introduce new and enhanced services or if we make substantial investments in an unsuccessful new service or infrastructure change, our business, financial condition and results of operations could be adversely affected.

Our future growth will depend, in part, on our ability to continue to develop and successfully introduce new and enhanced methods of providing money remittance services that keep pace with competitive introductions, technological changes, and the demands and preferences of our agents, consumers and the financial institutions with which we conduct our business. Distribution channels such as online, account based, and mobile solutions continue to evolve and impact the competitive environment for money remittance. If alternative payment mechanisms become widely substituted for our current services, and we do not develop and offer similar alternative payment mechanisms successfully and on a timely basis, our business, financial condition and results of operations could be adversely affected. We may make future acquisitions and investments or enter into strategic alliances to develop new technologies and services or to implement infrastructure changes to further our strategic objectives, strengthen our existing businesses and remain competitive. Such acquisitions, investments and strategic alliances, however, are inherently risky, and we cannot guarantee that such investments or strategic alliances will be successful. If such acquisitions, investments and strategic alliances are not successful, they could have a material adverse effect on our business, financial condition and results of operations.

An inability by us or our agents to maintain adequate banking relationships may adversely affect our business, financial condition and results of operations.

We buy and sell a number of global currencies and maintain a network of settlement accounts to facilitate the timely funding of money remittances and foreign exchange trades. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. An inability on our part to maintain existing or establish new banking relationships sufficient to enable us to conduct our business could adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to establish and maintain adequate banking relationships.

If we cannot maintain sufficient relationships with large U.S. and international banks that provide these services, we would be required to implement alternative cash management procedures, which may result in increased costs. Relying on local banks in each country could alter the complexity of our treasury operations, degrade the level of automation, visibility and service we currently receive from banks and affect patterns of settlement with our agents. This could result in an increase in operating costs and an increase in the amount of time it takes to concentrate agent remittances and to deliver agent payables, potentially adversely impacting our cash flow, working capital needs and exposure to local currency value fluctuations.

A significant percentage of our banking relationships are concentrated in a few banks and if we lose one such relationship, our business, financial condition and results of operations could be adversely affected.

A substantial portion of the transactions that we conduct with and through banks are concentrated in a few banks, notably Wells Fargo, Bank of America and US Bank. Because of the current concentration of our major banking relationships, if we lose such a banking relationship, which could be the result of many factors including, but not limited to, changes in regulation, our business, financial condition and results of operations could be adversely affected.

A significant portion of our paying agents are concentrated in a few large banks and financial institutions or large retail chains and if we lose such a paying agent, our business, financial condition and results of operations could be adversely affected.

A substantial portion of our paying agents are concentrated in a few large banks and financial institutions and large retail chains. Because of the current concentration of our paying agents in a few institutions, if we lose such an institution as a paying agent, which could be the result of many factors including, but not limited to, changes in regulation, our business, financial condition and results of operations could be adversely affected. Grupo Elektra, S.A.B. de C.V. (“Elektra”), our largest paying agent by volume, accounted for approximately 20% of Intermex’s total remittance volume in fiscal year 2018. The loss of Elektra as one of our paying agents could have a material adverse impact our business operations.

Major bank failure or sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions, could adversely affect our business, financial condition and results of operations.

We face certain risks in the event of a sustained deterioration of domestic or international financial market liquidity, as well as in the event of sustained deterioration in the liquidity, or failure, of our clearing, cash management and custodial financial institutions. In particular:

•	We may be unable to access funds in our deposit accounts and clearing accounts on a timely basis to pay money remittances and make related settlements to agents. Any resulting need to access other sources of liquidity or short-term borrowing would increase our costs. Any delay or inability to pay money remittances or make related settlements with our agents could adversely impact our business, financial condition and results of operations.
•	In the event of a major bank failure, we could face major risks to the recovery of our bank deposits used for the purpose of settling with our agents. A substantial portion of our cash and cash equivalents are either held at U.S. banks that are not subject to federal deposit insurance protection against loss or exceed the federal deposit insurance limit. Similarly, we hold cash and cash equivalents at foreign banks, which may not enjoy benefits such as the United States’ federal deposit insurance protection.
•	We may be unable to borrow from financial institutions or institutional investors on favorable terms, or at all, which could adversely impact our ability to pursue our growth strategy and fund key strategic initiatives.

If financial liquidity deteriorates, there can be no assurance we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Changes in banking industry regulation and practice could make it more difficult for us and our sending agents to maintain depository accounts with banks, which would harm our business.

The banking industry, in light of increased regulatory oversight, is continually examining its business relationships with companies that offer money remittance services and with retail agents that collect and remit cash collected from end consumers. Certain major national and international banks have withdrawn from providing service to money remittance services businesses. Should our existing relationship banks decide to not offer depository services to companies engaged in processing money remittance transactions, or to retail agents that collect and remit cash from end customers, our ability to complete money remittances, and to administer and collect fees from money remittance transactions, could be adversely impacted.

We and our sending agents are considered MSBs in the United States under the Bank Secrecy Act.

U.S. regulators are increasingly taking the position that MSBs, as a class, are high risk businesses. In addition, the creation of anti-money laundering laws has created concern and awareness among banks of the negative implications of aiding and abetting money laundering activity. As a result, banks may choose not to provide banking services to MSBs in certain regions due to the risk of additional regulatory scrutiny and the cost of building and maintaining additional compliance functions. Further, certain foreign banks have been forced to terminate relationships with MSBs by U.S. correspondent banks. As a result, we have been denied access to retail banking services in certain markets by banks that have sought to reduce their exposure to MSBs and not as a result of any concern related to our compliance programs. If we or our agents are unable to obtain sufficient banking relationships, we or they may not be able to offer our services in a particular region, which could adversely affect our business, financial condition and results of operations.

We face credit risks from our sending agents and financial institutions with which we do business.

The majority of our business is conducted through independent sending agents that provide our services to consumers at their business locations. Our sending agents receive the proceeds from the sale of our money remittances, and we must then collect these funds from the sending agents. If a sending agent becomes insolvent, files for bankruptcy, commits fraud or otherwise fails to remit money remittance proceeds to us, we must nonetheless complete the money remittance on behalf of the consumer.

Moreover, we have made, and may make in the future, secured or unsecured loans to sending agents under limited circumstances or allow sending agents to retain our funds for a period of time before remitting them to us. As of December 31, 2018, we had credit exposure to a total of 73 sending agents of $1.2 million in the aggregate.

We monitor the creditworthiness of our sending agents and the financial institutions with which we do business on an ongoing basis. There can be no assurance that the models and approaches we use to assess and monitor the creditworthiness of our sending agents and these financial institutions will be sufficiently predictive, and we may be unable to detect and take steps to timely mitigate an increased credit risk.

In the event of a sending agent bankruptcy, we would generally be in the position of creditor, possibly with limited security or financial guarantees of performance, and we would therefore be at risk of a reduced recovery. We are not insured against credit losses, except in circumstances of agent theft or fraud. Significant credit losses could have a material adverse effect on our business, financial condition and results of operations.

In the past, we identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to the Merger, the Company identified material weaknesses in its internal control over financial reporting. While all such identified material weaknesses have been remediated, there can be no assurance that the Company will not identify material weaknesses in its internal control in the future. Moreover, the Company’s internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. The existence of a material weakness could result in errors in the Company’s financial statements that could result in a restatement of financial statements, which could cause the Company to fail to meet its reporting obligations, lead to a loss of investor confidence and have a negative impact on the trading price of the Company’s common stock.

Retaining our chief executive officer and other key executives and finding and retaining qualified personnel is important to our continued success, and any inability to attract and retain such personnel could harm our operations.

Our ability to successfully operate our business will depend upon the efforts of certain key personnel. The development and implementation of our strategy has depended in large part on our Chief Executive Officer, President and Chairman of the Board of Directors, Robert Lisy. The retention of Mr. Lisy is important to our continued success, and we expect him to remain with the Company for the foreseeable future.

In addition to Mr. Lisy, we have a number of key executives who have a significant impact on our business. Although we expect all of such key personnel will continue to remain with the Company, the unexpected loss of key personnel may adversely affect the operations and profitability of the Company. Our success also depends to a large extent upon our ability to attract and retain key employees. Qualified individuals with experience in our industry are in high demand. Our CIO has designed and implemented key portions of our proprietary software and is crucial to the success of our business. In addition, legal or enforcement actions against compliance and other personnel in the money remittance industry may affect our ability to attract and retain key employees and directors. The lack of management continuity or the loss of one or more members of our executive management team could harm our business and future development. A failure to attract and retain key personnel including operating, marketing, financial and technical personnel, could also have a material adverse impact on our business, financial condition and results of operations.

Because Stella Point controls a significant percentage of our common stock, it may influence our major corporate decisions and its interests may conflict with the interests of other holders of our common stock.

SPC Intermex, LP (“SPC Intermex”), an affiliate of Stella Point, beneficially owns approximately 34.1% of the voting power of our outstanding common stock. Through this beneficial ownership and the Shareholders Agreement (as defined below), Stella Point controls approximately 58.7% of the voting power of our outstanding common stock in respect of electing directors to our board of directors. As a result of this control, Stella Point is able to influence matters requiring approval by our stockholders and/or our board of directors, including the election of directors and the approval of business combinations or dispositions and other extraordinary transactions. Stella Point also may have interests that differ from the interests of other holders of our common stock and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of the Company and may materially and adversely affect the market price of our common stock. In addition, Stella Point may in the future own businesses that directly compete with the business of the Company. For additional information on the Shareholders Agreement, see “Certain Relationships and Related Person Transactions – Shareholders Agreement.”

We and our agents are subject to numerous U.S. and international laws and regulations. Failure to comply with these laws and regulations could result in material settlements, fines or penalties, and changes in these laws or regulations could result in increased operating costs or reduced demand for our services, all of which may adversely affect our business, financial condition and results of operations.

We operate in a highly regulated environment, and our business is subject to a wide range of laws and regulations that vary from jurisdiction to jurisdiction. We are also subject to oversight by various governmental agencies, both in the United States and abroad. Lawmakers and regulators in the United States in particular have increased their focus on the regulation of the financial services industry. New or modified regulations and increased oversight may have unforeseen or unintended adverse effects on the financial services industry, which could affect our business, financial condition and results of operations.

The money transfer business is subject to a variety of regulations aimed at preventing money laundering and terrorism. We are subject to U.S. federal anti-money laundering laws, including the Bank Secrecy Act and the requirements of the U.S. Treasury Department’s OFAC, which prohibit us from transmitting money to specified countries or to or from prohibited individuals. Additionally, we are subject to anti-money laundering laws in the other countries in which we operate. We are also subject to financial services regulations, money transfer licensing regulations, consumer protection laws, currency control regulations, escheat laws, privacy and data protection laws and anti-bribery laws. Many of these laws are constantly evolving, unclear and inconsistent across various jurisdictions, making compliance challenging. Subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage.

We are considered a MSB in the United States under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001. As such, we are subject to reporting, recordkeeping and anti-money laundering provisions in the United States as well as many other jurisdictions. In the past few years there have been significant regulatory reviews and actions taken by U.S. and other regulators and law enforcement agencies against banks, MSBs and other financial institutions related to money laundering, and the trend appears to be greater scrutiny by regulators of potential money laundering activity through financial institutions. We are also subject to regulatory oversight and enforcement by The U.S. Department of the Treasury Financial Crimes Enforcement

Network (“FinCEN”). Any determination that we have violated the anti-money-laundering laws could have an adverse effect on our business, financial condition and results of operations.

The Dodd-Frank Act increases the regulation and oversight of the financial services industry. The Dodd-Frank Act addresses, among other things, systemic risk, capital adequacy, deposit insurance assessments, consumer financial protection, interchange fees, derivatives, lending limits, thrift charters and changes among the bank regulatory agencies. The Dodd-Frank Act requires enforcement by various governmental agencies, including the CFPB. Money transmitters such as us are subject to direct supervision by the CFPB and are required to provide additional consumer information and disclosures, adopt error resolution standards and adjust refund procedures for international transactions originating in the United States in a manner consistent with the Remittance Transfer Rule (a rule issued by the CFPB pursuant to the Dodd-Frank Act). In addition, the CFPB may adopt other regulations governing consumer financial services, including regulations defining unfair, deceptive, or abusive acts or practices, and new model disclosures. We could be subject to fines or other penalties if we are found to have violated the Dodd-Frank Act’s prohibition against unfair, deceptive or abusive acts or practices. The CFPB’s authority to change regulations adopted in the past by other regulators could increase our compliance costs and litigation exposure. Our litigation exposure may also be increased by the CFPB’s authority to limit or ban pre-dispute arbitration clauses. We may also be liable for failure of our agents to comply with the Dodd-Frank Act. The legislation and implementation of regulations associated with the Dodd-Frank Act have increased our costs of compliance and required changes in the way we and our agents conduct business. In addition, we are subject to periodic examination by the CFPB. These examinations may require us to change the way we conduct business or increase the costs of compliance.

The United States and other countries periodically consider initiatives designed to lower costs of international remittances which, if implemented, may adversely impact our business, financial condition and results of operations.

In addition, we are subject to escheatment laws in the United States and certain foreign jurisdictions in which we conduct business. The concept of escheatment involves the reporting and delivery of property to states that is abandoned when its rightful owner cannot be readily located and/or identified. We are subject to the laws of various states in the United States which from time to time take inconsistent or conflicting positions regarding the requirements to escheat property to a particular state, making compliance challenging. In some instances, we escheat items to states pursuant to statutory requirements and then subsequently pay those items to consumers. For such amounts, we must file claims for reimbursement from the states.

Any violation by us of the laws and regulations set forth above could lead to significant settlements, fines or penalties and could limit our ability to conduct business in some jurisdictions. Our systems, employees and processes may not be sufficient to detect and prevent violations of the laws and regulations set forth above by our agents, which could also lead to us being subject to significant settlements, fines or penalties. In addition to these fines and penalties, a failure by us or our agents to comply with applicable laws and regulations also could seriously damage our reputation, result in diminished revenue and profit and increase our operating costs and could result in, among other things, revocation of required licenses or registrations, loss of approved status, termination of contracts with banks or retail representatives, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events could have a material adverse effect on our business, financial condition and results of operations.

In certain cases, regulations may provide administrative discretion regarding enforcement. As a result, regulations may be applied inconsistently across the industry, which could result in additional costs for us that may not be required to be incurred by our competitors. If we were required to maintain a price higher than most of our competitors to reflect our regulatory costs, this could harm our ability to compete effectively, which could adversely affect our business, financial condition and results of operations. In addition, changes in laws, regulations or other industry practices and standards, or interpretations of legal or regulatory requirements, may reduce the market for or value of our services or render our services less profitable or obsolete. Changes in the laws affecting the kinds of entities that are permitted to act as money remittance agents (such as changes in requirements for capitalization or ownership) could adversely affect our ability to distribute our services and the cost of providing such services. Many of our sending agents are in the check cashing industry. Any regulatory action that negatively impacts check cashers could also cause this portion of our agent base to decline. If onerous regulatory requirements were imposed on our agents, the requirements could lead to a loss of agents, which, in turn, could adversely affect our business, financial condition or results of operations.

Litigation or investigations involving us or our agents could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations.

We have been, and in the future may be, subject to allegations and complaints that individuals or entities have used our money remittance services for fraud-induced money transfers, as well as certain money laundering activities, which may result in fines, penalties, judgments, settlements and litigation expenses. We also are the subject from time to time of litigation related to our business.

Regulatory and judicial proceedings and potential adverse developments in connection with ongoing litigation may adversely affect our business, financial condition and results of operations. There also may be adverse publicity associated with lawsuits and investigations that could decrease agent and consumer acceptance of our services. Additionally, our business has been in the past, and may be in the future, the subject of class action lawsuits, regulatory actions and investigations and other general litigation. The outcome of class action lawsuits, regulatory actions and investigations and other litigation is difficult to assess or quantify but may include substantial fines and expenses, as well as the revocation of required licenses or registrations or the loss of approved status, which could have a material adverse effect on our business, financial position and results of operations or consumers’ confidence in our business. Plaintiffs or regulatory agencies in these lawsuits, actions or investigations may seek recovery of very large or indeterminate amounts, and the magnitude of these actions may remain unknown for substantial periods of time. The cost to defend or settle future lawsuits or investigations may be significant. In addition, improper activities, lawsuits or investigations involving our agents may adversely impact our business operations or reputation even if we are not directly involved.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act or other similar anti-corruption laws.

Our operations in Latin America are subject to anti-corruption laws and regulations, including restrictions imposed by the U.S. Foreign Corrupt Practices Act (the “FCPA”). The FCPA and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or employees of commercial enterprises for the purpose of obtaining or retaining business. We operate in parts of the world that have experienced corruption and, in certain circumstances, strict compliance with anti-corruption laws may conflict with local customs and practices. Because of the scope and nature of our operations, we experience a higher risk associated with the FCPA and similar anti-bribery laws than many other companies.

Our employees and agents interact with government officials on our behalf, including as necessary to obtain licenses and other regulatory approvals necessary to operate our business, employ expatriates and resolve tax disputes. We also have a number of contracts with third-party paying agents that are owned or controlled by foreign governments. These interactions and contracts create a risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of the FCPA or other similar laws. Under the FCPA and other similar laws, we may be held liable for unauthorized actions taken by our employees or agents.

In recent years, there have been significant regulatory reviews and actions taken by the United States and other regulators related to anti-bribery laws, and the trend appears to be greater scrutiny on payments to, and relationships with, foreign entities and individuals.

Although we have implemented policies and procedures reasonably designed to ensure compliance with local laws and regulations as well as U.S. laws and regulations, including the FCPA, there can be no assurance that all of our employees and agents will abide by our policies. If we are found to be liable for violations of the FCPA or similar anti-corruption laws in other jurisdictions, either due to our own or others’ acts or inadvertence, we could suffer from substantial civil and criminal penalties, including fines, incarceration, prohibitions or limitations on the conduct of our business, the loss of our financing facilities and significant reputational damage, any of which could have a material and adverse effect on our results of business, financial condition or results of operations.

Government or regulatory investigations into potential violations of the FCPA or other similar laws by U.S. agencies could also have a material adverse effect on our results of business, financial condition and results of operations. Furthermore, detecting, investigating and resolving actual or alleged violations of the FCPA and other similar laws is expensive and can consume significant time and attention of our senior management.

We conduct money remittance transactions through agents in regions that are politically volatile or, in a limited number of cases, may be subject to certain OFAC restrictions.

We conduct money remittance transactions through agents in regions that are politically volatile or, in a limited number of cases, may be subject to certain OFAC restrictions. It is possible that our money remittance services or other services could be used in contravention of applicable law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws and unfavorable outcomes of tax positions we take could adversely affect our tax expense, liquidity, business and financial condition.

On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1) (the “Act”) was enacted. The Act contains significant changes to corporate taxation, including reduction of the corporate income tax rate from 35% to 21%, elimination of the corporate alternative minimum tax, limitation of the tax deduction for interest expense to 30% of U.S. “adjusted taxable income” (which will be roughly equivalent to EBITDA through December 31, 2022 and to EBIT thereafter), limitation of the deduction for future net operating losses, and elimination of future net operating loss carrybacks, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time and modification or elimination of many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the Act is uncertain, and our business and financial condition could be adversely affected. The overall impact of the Act also depends on future interpretations and regulations that may be issued by the U.S. Treasury Department, and it is possible future guidance could adversely impact the company. Further, it is unclear how foreign governments and U.S. state and local jurisdictions will incorporate these federal law changes and such jurisdictions may enact tax laws in response to the Act that could result in further changes to global taxation and materially affect the company’s financial position and results of operations. At this time, the full extent of the impact of the Act on our business and results of operations cannot reasonably be estimated. Further, this filing does not discuss the Act or the manner in which it might affect holders of our common stock. No assurance is given that the Act will not have an adverse effect on the market price of our common stock. In addition to the Act, developments in the tax laws of state and local and non-U.S. governments could have an adverse effect on the tax consequences to our common stock.

We file tax returns and take positions with respect to federal, state, local and international taxation, and our tax returns and tax positions are subject to review and audit by taxing authorities. An unfavorable outcome in a tax review or audit could result in higher tax expense, including interest and penalties, which could adversely affect our results of operations and cash flows. We establish reserves for material known tax exposures; however, there can be no assurance that an actual taxation event would not exceed our reserves.

Our business and results of operations may be adversely affected by foreign political, economic and social instability risks, foreign currency restrictions and devaluation, and various local laws associated with doing business in Latin America.

We derive a substantial portion of our revenue from our money remittance transactions from the United States to Latin America corridor, particularly the corridors to Mexico and Guatemala, and we are exposed to certain political, economic and other uncertainties not encountered in U.S. operations, including increased risks of social unrest, strikes, drug cartel and gang-related violence, war, kidnapping of employees or agents, nationalization, forced negotiation or modification of contracts, difficulty resolving disputes and enforcing contract provisions, expropriation of assets, taxation policies, foreign exchange restrictions and restrictions on repatriation of income and capital, currency rate fluctuations, increased governmental ownership and regulation of the economy and markets in which we operate, and restrictive governmental regulation, bureaucratic delays, uncertain application of laws and regulations and general hazards associated with foreign sovereignty over certain areas in which operations are conducted. Latin American countries, in particular, have historically experienced uneven periods of economic growth, as well as recession, periods of high inflation and general economic and political instability. Additionally, as events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political instability elsewhere in the region. Consequently, actions or events in Latin America that are beyond our control could restrict our ability to operate there or otherwise adversely affect the profitability of those operations. Furthermore, changes in the business, regulatory or political climate in any of those countries, or significant fluctuations in currency exchange rates, could affect our ability to expand or continue our operations there, which could have a material adverse impact on our business, financial condition and results of operations. Further, our growth plans include potential expansion in the countries in which we currently operate, as well as, potentially, other countries in Latin America.

Additionally, the countries in which we operate may impose or tighten foreign currency exchange control restrictions, taxes or limitations with regard to repatriation of earnings and investments from these countries. If exchange control restrictions, taxes or limitations are imposed or tightened, our ability to receive dividends or other payments from affected jurisdictions could be reduced, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, corporate, contract, property, insolvency, competition, securities and other laws and regulations in many of the countries in which we operate have been, and continue to be, substantially revised. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined, and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under these laws and regulations in a reasonably timely manner, if at all.

Our ability to grow in international markets and our future results could be adversely affected by a number of factors, including:

•	changes in political and economic conditions and potential instability in certain regions, including in particular the recent civil unrest, terrorism and political turmoil in Latin America;
•	restrictions on money transfers to, from and between certain countries;
•	inability to recruit and retain paying agents and customers for new corridors;
•	currency exchange controls, new currency adoptions and repatriation issues;
•	changes in regulatory requirements or in foreign policy, including the adoption of domestic or foreign laws, regulations and interpretations detrimental to our business;
•	possible increased costs and additional regulatory burdens imposed on our business;
•	the implementation of U.S. sanctions, resulting in bank closures in certain countries and the ultimate freezing of our assets;
•	burdens of complying with a wide variety of laws and regulations;
•	possible fraud or theft losses, and lack of compliance by international representatives in foreign legal jurisdictions where collection and legal enforcement may be difficult or costly;
•	inability to maintain or improve our software and technology systems;
•	reduced protection of our intellectual property rights;
•	unfavorable tax rules or trade barriers; and
•	inability to secure, train or monitor international agents.

If we are unable to adequately protect our brand and the intellectual property rights related to our existing and any new or enhanced services, or if we infringe on the rights of others, our business, prospects, financial condition and results of operations could be adversely affected.

The Intermex brand is critical to our business. We utilize trademark registrations in various countries and other tools to protect our brand. Our business would be harmed if we were unable to adequately protect our brand and the value of our brand was to decrease as a result.

We rely on a combination of patent, trademark and copyright laws and trade secret protection and confidentiality or license agreements to protect the intellectual property rights related to our services. We may be subject to third-party claims alleging that we infringe their intellectual property rights or have misappropriated other proprietary rights. We may be required to spend resources to defend such claims or to protect and police our own rights. Some of our legal rights in information or technology that we deem proprietary may not be protected by intellectual property laws, particularly in foreign jurisdictions. The loss of our intellectual property protection, the inability to secure or enforce intellectual property protection or to successfully defend against claims of intellectual property infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition and results of operation.

The processes and systems we employ may be subject to patent protection by other parties, and any claims could adversely affect our business and results of operations.

In certain countries, including the United States, patent laws permit the protection of processes and systems. We employ processes and systems in various markets that have been used in the industry by other parties for many years. We or other companies that use these processes and systems consider many of them to be in the public domain. If a person were to assert that it holds a patent covering any of the processes or systems we use, we would be required to defend ourselves against such claim. If unsuccessful, we may be required to pay damages for past infringement, which could be trebled if the infringement was found to be willful. We also may be required to seek a license to continue to use the processes or systems. Such a license may require either a single payment or an ongoing license fee. No assurance can be given that we will be able to obtain a license which is reasonable in fee and scope. If a patent owner is unwilling to grant such a license, or we decide not to obtain such a license, we may be required to modify our processes and systems to avoid future infringement.

The operation of retail locations creates risks and may adversely affect our business, financial condition and results of operations.

We have company-operated retail locations for the sale of our services. We may be subject to additional laws and regulations that are triggered by our ownership of retail locations and our employment of individuals who staff our retail locations. There are also certain risks inherent in operating any retail location, including theft, personal injury and property damage and long-term lease obligations.

Risks Relating to Our Indebtedness

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our business, financial condition and results of operations.

We had approximately $120.0 million of indebtedness as of December 31, 2018, including $90.0 million in outstanding borrowings under the term loan and $30.0 million in outstanding borrowings under our revolving credit facility. Pursuant to the Credit Agreement, we refinanced our credit facility (the “Credit Facility”) on November 7, 2018 and further amended it on December 7, 2018. Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;
•	requiring the dedication of a substantial portion of our cash flow from operations to servicing debt, including interest payments and quarterly excess cash flow prepayment obligations;
•	limiting our flexibility in planning for, or reacting to, changes in its business and the competitive environment; and
•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

The interest rates in our Credit Agreement vary at stated margins above either the London Interbank Offered Rate, Eurodollar Rate or a base rate established by the administrative agent of the facility, all of which are subject to fluctuation. If interest rates increase, our debt service obligations on such variable rate indebtedness would increase even though the amount borrowed remained the same. Accordingly, an increase in interest rates would adversely affect our profitability. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex—Liquidity and Capital Resources” for more information.

We also are subject to capital requirements imposed by various regulatory bodies in the jurisdictions in which we operate. We may need access to external capital to support these regulatory requirements in order to maintain our licenses and our ability to earn revenue in these jurisdictions. An interruption of our access to capital could impair our ability to conduct business if our regulatory capital falls below requirements.

Upon the occurrence of an event of default relating to our Credit Facility, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit.

Under our Credit Agreement, upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding under the credit agreement to be immediately due and payable and terminate all commitments to lend additional funds. If we are unable to repay those amounts, the lenders under the credit agreement could proceed to foreclose against our collateral that secures that indebtedness. We have granted the lenders a security interest in substantially all of our assets, including the assets of certain subsidiaries.

Our Credit Facility contains restrictive covenants that may impair our ability to conduct business.

The Credit Agreement contains operating covenants and financial covenants that may in each case limit management’s discretion with respect to certain business matters. Among other things, these covenants restrict our and our subsidiaries’ ability to grant additional liens, consolidate or merge with other entities, purchase or sell assets, declare dividends, incur additional debt, make advances, investments and loans, transact with affiliates, issue equity interests, modify organizational documents and engage in other business. We are required to comply with a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our Credit Facility and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants, which may result in foreclosure of our assets. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex—Liquidity and Capital Resources” for more information.

Risks Relating to Our Securities

We are a holding company with nominal net worth and will depend on dividends and distributions from our subsidiaries to pay any dividends.

We are a holding company with nominal net worth. We do not have any assets or conduct any business operations other than our investments in our subsidiaries. Our business operations are conducted primarily out of our operating subsidiary, Intermex Wire Transfer, LLC. As a result, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us. See “Risk Factors—Risks Related to Our Indebtedness—” Upon the occurrence of an event of default relating to our Credit Facility, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit” for additional information regarding the limitations currently imposed by the Credit Agreement. In addition, our subsidiaries are separate and distinct legal entities and have no obligation to make any funds available to us.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following January 19, 2022, the fifth anniversary of us becoming a publicly-traded company, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company.” Accordingly, until we cease being an “emerging growth company” stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

Our Common Stock price may change significantly following the exchange, and you may not be able to resell shares of our Common Stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The market value of our Common Stock may vary significantly and if our performance does not meet market expectations, the price of our common stock may decline. Fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. The trading price of our common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our common stock may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet market expectations in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us or the money transfer services industry and market in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	our ability to market new and enhanced products on a timely basis;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of our common stock available for public sale;
•	any significant change in our board or management;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Any of the factors listed above could have a material adverse effect on the market value of our Common Stock.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for financial technology stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Because we have no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount, and payment of any future dividends on shares of Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

Our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our Common Stock.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no or few securities or industry analysts commence coverage of the Company, our stock price would likely be less than that which would obtain if we had such coverage and the liquidity, or trading volume of our common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover the Company, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.

We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions and repayment of outstanding indebtedness or grants under the Omnibus Plan without stockholder approval in a number of circumstances.

Our issuance of additional common stock or other equity securities could have one or more of the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding share of common stock may be diminished; and
•	the market price of our common stock may decline.

Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter contains provisions that opt out of Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

In addition, while we have opted out of Section 203 of the DGCL, our charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of us. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

Our charter designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our charter provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming our stockholder, you will be deemed to have notice of and have consented to the provisions of our charter related to choice of forum. The choice of forum provision in our charter may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Future sales of our Common Stock previously issued to our stockholders may reduce the market price of our common stock that you might otherwise obtain.

The parties to our Shareholders Agreement are restricted from transferring any shares of our Common Stock that they received from Interwire LLC until the earlier of (i) such time as the number of shares of our Common Stock subject to the Shareholders Agreement represents less than 50% of our outstanding voting power for a period of five consecutive business days, (ii) receipt of written consent from stockholders holding a majority of our Common Stock subject to the Shareholders Agreement and (iii) 15 months after the closing of the Merger, subject to certain limited exceptions.

On July 26, 2018, the closing date of the Merger, we entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of FinTech’s initial stockholders and certain of the Intermex stockholders that provides certain registration rights with respect to the shares of our Common Stock. The Registration Rights Agreement requires us to, among other things, file a resale shelf registration statement on behalf of the stockholders party to the Registration Rights Agreement as promptly as practicable upon request by Stella Point following the Closing. The Registration Rights Agreement also provides the stockholders party to the agreement the right (such right, the “Demand Registration Right”) to require us to effect one or more shelf registrations under the Securities Act, covering all or part of such stockholder’s Common Stock upon written request to us. Demand Registration Rights are available exclusively to Stella Point for the first 15 months after the closing of the Merger, and thereafter to certain other stockholders party to the Registration Rights Agreement.

The Registration Rights Agreement additionally provides piggyback rights to the stockholders party to the Registration Rights Agreement, subject to customary underwriter cutbacks and issuer blackout periods. We also agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Upon expiration of the lockup period applicable to shares of our Common Stock held by certain legacy stockholders or effectiveness of the shelf registration statement, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of Common Stock for trading in the public market may increase the volatility in the price of our Common Stock or put significant downward pressure on the price of our common stock. In addition, we may use shares of our Common Stock as consideration for future acquisitions, which could further dilute our stockholders.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The parties to our Shareholders Agreement will continue to control a majority of the combined voting power of all classes of our stock entitled to vote generally in the election of directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of its common stock:

•	the company have a board that is composed of a majority of “independent directors,” as defined under the Nasdaq rules;
•	the company have a compensation committee that is composed entirely of independent directors and that has a written charter addressing the committee’s purpose and responsibilities; and
•	the company’s director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors, and that the company adopt a written charter or a board resolution addressing the nominations process.

Following this Offer, we may continue to utilize these exemptions. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We may be subject to securities litigation, which is expensive and could divert management’s attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our business.

As a private company, Intermex Holdings was not subject to Section 404 of the Sarbanes-Oxley Act. However, following the Merger, we will be required to provide management’s attestation on internal controls for our fiscal year ending December 31, 2019. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of Intermex Holdings as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to the Company. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of our Common Stock.

Risk Factors Related to Our Warrants and the Offer to Exchange and Consent Solicitation

There is no guarantee that tendering your Warrants in the offer will put you in a better future economic position.

We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares of Common Stock than if you had tendered your Warrants in the Offer. See “Risk Factors—Risk Factors Related to Our Warrants and the Offer to Exchange and Consent Solicitation.” The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for the Conversion Consideration (which Conversion Consideration is approximately 10% less than the Exchange Consideration).” You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any Private Warrants held by FinTech Investor Holdings II, LLC, Cantor Fitzgerald & Co. or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $24.00 per share on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current filing relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder (i) to exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

There is no guarantee that the Warrants will even be in the money and may expire worthless.

The exercise price for the Warrants is $11.50 per share. While the Warrants have in the past been, and may in the future be, in the money, there is no guarantee that the Warrants will be in the money prior to their expiration, and, as such, the Warrants may expire worthless.

The number of Exchange Shares offered for each Warrant to be tendered is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange. The market price of our Common Stock may fluctuate, and the market price of Common Stock when we deliver the Exchange Shares in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of Exchange Shares for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Exchange Shares delivered in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver shares in exchange for Warrants, or during any extension of the Offer Period.

The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for the Conversion Consideration (which Conversion Consideration is approximately 10% less than the Exchange Consideration).

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, we will have the right to require holders of all Warrants that remain outstanding after the expiration of the Offer to exchange each of their Warrants for the Conversion Consideration (which Conversion Consideration is approximately 10% less than the Exchange Consideration applicable to the Offer). Although we intend to require an exchange of all remaining outstanding Warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Warrants. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities.” If adopted, we currently intend to require the conversion of all outstanding Warrants to shares of Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares and 10% less cash than if they had tendered their Warrants in the Offer.

Our Warrants may be exchanged for Exchange Shares pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The exchange of the Warrants will result in the issuance of additional shares of Common Stock, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Common Stock. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Common Stock will be issued. These issuances of Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders.

None of us, our affiliates, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is a limited public market for our Warrants and the liquidity of Warrants that are not exchanged may be reduced.

Although our Public Warrants were initially listed for trading on Nasdaq following the FinTech IPO, the Public Warrants were delisted on October 31, 2018 due to non-compliance with the minimum number of round lot holders for the listing of the Warrants following the Merger. As a result, the Public Warrants have since only been available for quotation on OTC Pink, which may result in a limited ability to engage in transactions in our Public Warrants Consequently, anyone holding Warrants after the completion of the Offer and Consent Solicitation will have a limited ability to engage in transactions in our Warrants. Furthermore, although the Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for the Conversion Consideration, we are not required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us. Accordingly, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation.

The likelihood of a more limited trading market due to the foregoing factors may adversely affect the liquidity, market price and price volatility of unexchanged Warrants. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

Consummation of the Offer will increase our indebtedness and interest expense and create a greater ratio of indebtedness to stockholders’ equity.

We plan to utilize our existing cash resources and borrowings under our existing Credit Facility to finance the cash portion of the Exchange Consideration and the expenses related to the Offer, which will cause our indebtedness and interest expense to increase. Such increased levels of indebtedness and higher interest expense may make it difficult for us to service our indebtedness or incur future indebtedness on attractive terms or at all. In addition, our indebtedness will become more substantial in relation to stockholders’ equity. After giving pro forma effect to the consummation of the Offer and use of our existing cash resources and borrowings under our Credit Facility to fund cash paid to Warrant holders in the Offer (assuming 100% of our outstanding Warrants are validly tendered and accepted) and the expenses related to the Offer, the Company would have had total indebtedness of approximately $123.3 million and stockholders’ equity of approximately $33.5 million at December 31, 2018.

To the extent we utilize amounts under our Credit Agreement to finance the cash portion of the Exchange Consideration, we will reduce our ability to borrow under the facility to fund our operations and other activities.

Amounts available for borrowing under our existing Credit Facility will be reduced to the extent we utilize the facility to fund the cash portion of the Exchange Consideration. Accordingly, our ability to borrow under the existing Credit Facility to finance our business and operations will be reduced. To the extent we need to borrow amounts greater than those available under our Credit Facility, we will need to either obtain additional financing or credit facilities or obtain increases under the Credit Agreement. If we are not able to secure such financing, new credit lines or increases to our Credit Facility, our operations and financial condition could be adversely affected.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange and Consent Solicitation in its entirety, and the publicly-filed information about us, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Upon the terms and subject to the conditions of this Offer, we will exchange any and all of our outstanding Warrants, or such lesser number of Warrants validly tendered and not properly withdrawn in accordance with “The Offer and Consent Solicitation – Withdrawal Rights” before the Expiration Date, for the Exchange Consideration consisting of 0.201 shares of our Common Stock (referred to as the Exchange Shares) and approximately $1.12 in cash, without interest, in exchange for each Warrant tendered in the Offer. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive the Exchange Shares received in the exchange. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

This Prospectus/Offer to Exchange and the related Letter of Transmittal and Consent will be mailed to record holders of the Warrants and will be furnished to each broker, dealer, commercial bank, trust company, and other nominee holders of the Warrants and similar persons whose name, or the names of whose nominees, appear on the Company’s Warrant holders list or, if applicable who are listed as participants in clearing agency’s securities position listings, for subsequent transmittal to beneficial owners of Warrants.

No fractional Exchange Shares will be issued pursuant to the Offer. In lieu of issuing fractional Exchange Shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such remaining fractional part of an Exchange Share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period.

As part of the Offer, we also are soliciting from the holders of the Warrants their consent to the amendment of the Warrant Agreement. If approved, the Warrant Amendment would permit the Company to require that all outstanding Warrants be converted into the Conversion Consideration, consisting of a combination of a combination of 0.181 shares of our Common Stock and $1.00 in cash, without interest. The Conversion Consideration is approximately 10% less than the Exchange Consideration applicable to the Offer and which would permit us to eliminate all of the Warrants that remain outstanding after the Offer expires. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Warrants is required to approve the Warrant Amendment.

Holders who tender Warrants in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by May 22, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Corporate Information

The Company, as FinTech, was incorporated on May 28, 2015 under the laws of the state of Delaware. On July 26, 2018, the Company completed its acquisition of 100% of the issued and outstanding equity securities of Intermex Holdings II, which resulted in Intermex Holdings II becoming a wholly-owned subsidiary of the Company. On July 26, 2018, the Company changed its name to International Money Express, Inc.

Our principal executive offices are located at 9480 South Dixie Highway, Miami, Florida 33156, and our telephone number at that address is (305) 671-8000. Our website is https://www.intermexonline.com. We had 252 employees in the U.S. and 438 employees outside the U.S. as of December 31, 2018. We conduct our business primarily through our operating subsidiary, Intermex Wire Transfer, LLC. Information contained on our website is not a part of this Prospectus/Offer to Exchange. Our Common Stock is listed on Nasdaq under the symbol “IMXI,” and our Public Warrants are quoted on OTC Pink under the symbol IMXIW.

Warrants Subject to the Offer

The Public Warrants were issued in connection with the FinTech IPO. Each Public Warrant entitles the holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. The Public Warrants were delisted from trading on Nasdaq on October 31, 2018 and following such delisting the Public Warrants are quoted on OTC Pink. As of March 25, 2019, 8,749,999 Public Warrants were outstanding.

The Private Warrants were issued concurrently with the FinTech IPO. Each Private Warrant entitles the holder to purchase one share of Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement. As of March 25, 2019, 210,000 Private Warrants were outstanding.

The terms of the Private Warrants are identical to the Public Warrants, except that such Private Warrants are exercisable on a cashless basis and are not redeemable by us, in each case so long as they are still held by the initial holders or their permitted assigns.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on April 25, 2019, or such later time and date to which we may extend. Only Warrants validly tendered and not properly withdrawn will be exchanged pursuant to the Offer. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants, or the amended terms if the Warrant Amendment is approved, will to apply to any unexchanged Warrants until the Warrants expire by their terms on July 26, 2023.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or decreasing the Exchange Consideration, including number of Exchange Shares to be issued, the amount of the cash portion thereof, or both, for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the offer must remain open at least five business days from the date that a prospectus supplement containing a material change, other than price or other related matters described below, is disseminated to securities holders.

If we increase or decrease the Exchange Consideration payable or the mix of Exchange Shares and cash, upon exchange of a Warrant, the amount of Warrants sought for tender, or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we disseminate a prospectus supplement to securities holders containing such an increase or decrease in price or such related matters, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days. In each case we will need to amend the Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in the Registration Statement on Form S-4.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional Exchange Shares will be issued pursuant to the Offer. In lieu of issuing fractional Exchange Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Exchange Shares pursuant to the Offer will, after aggregating all such fractional Exchange Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of an Exchange Share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•	the registration statement, of which this document is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;
•	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened in writing, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;
•	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and
•	there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets; a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens

The Consent Solicitation is conditioned on our receiving the consent of holders of at least 65% of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is declared effective by the SEC. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant holder, the Offer and Consent Solicitation is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We also may, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

Neither the Company, nor any of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of the Exchange Consideration upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant holder that, among other things: (i) the Warrant holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Warrant holder consents to the Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Warrant holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such Warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See “The Offer and Consent Solicitation—Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “—Tendering Warrants Using Book-Entry Transfer;” provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered Warrant holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “The Offer and Consent Solicitation—Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third party), or if the Exchange Shares to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of the Exchange Shares in exchange for such Warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker-dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution.

In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is included with the Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Exchange Shares in exchange for such Warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “The Offer and Consent Solicitation—Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;
•	the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and
•	a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Exchange Shares for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND USING REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult with that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Common Stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange on or prior to May 22, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “—Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “—Procedure for Tendering Warrants for Exchange—Signature Guarantees;” provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance of Warrants for Exchange and Payment of the Exchange Consideration

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Standard Time, on April 25, 2019, or such later time and date to which we may extend the Offer. The Exchange Consideration to be paid upon exchange of Warrants pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

Promptly following the Expiration Date, we (i) will determine which Warrant holders validly tendered Warrants, and (ii) if we accept any Warrants, we will accept for exchange any and all of outstanding Warrants validly tendered and not properly withdrawn before the Expiration Date. For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Under no circumstances will we pay interest as part of the Exchange Consideration, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to exchange Warrants in the Offer.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO that we file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

Our board of directors approved the Offer and Consent Solicitation on March 25, 2019. The purpose of the Offer and Consent Solicitation is to simplify our corporate structure, reduce the potential dilutive impact of the Warrants, and provide greater clarity to investors and potential investors regarding the number of shares of Common Stock that are, and that may become, outstanding. We believe that a reduction in the number of outstanding Warrants will provide us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of the Common Stock in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Other than as set forth under the sections entitled “The Offer and Consent Solicitation—Interests of Directors, Executive Officers and Others,” “The Offer and Consent Solicitation—Transactions and Agreements Concerning Our Securities” and “Certain Relationships and Related Person Transactions,” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

The Sponsor, which beneficially owns 182,500 of our Private Warrants, is under no contractual obligation to tender such Private Warrants, and there can be no assurance that they will do so. None of our directors or executive officers beneficially hold any Warrants.

Market Price, Dividends and Related Stockholder Matters

Market Price of Common Stock and Warrants

FinTech’s units commenced public trading upon consummation of the FinTech IPO on January 20, 2017, and its common stock and warrants commenced separate trading on March 13, 2017. Prior to the separation of FinTech’s units, there was no public market for its common stock.

Prior to the consummation of the Merger on July 26, 2018, FinTech’s common stock, warrants and units were each listed on The Nasdaq Capital Market under the symbols “FNTE,” “FNTEW” and “FNTEU,” respectively. In connection with the Merger, FinTech redeemed a total of 4,938,232 shares of its common stock at a redemption price of $10.086957 per share pursuant to the terms of the Company’s amended and restated certificate of incorporation in effect at the closing of the Merger, resulting in a total payment to redeeming stockholders of approximately $49,811,733.84.

Upon the consummation of the Merger and the change of the Company’s name to International Money Express, Inc., the Company continued the listing of its Common Stock and Warrants on the Nasdaq Capital Markets under the symbols “IMXI” and “IMXIW”, respectively, effective July 27, 2018. On October 31, 2018, Nasdaq delisted our Public Warrants from trading due to the Company’s non-compliance with the minimum number of round lot holders for the listing on The Nasdaq Capital Market. Subsequent to this delisting from Nasdaq, our Public Warrants have been quoted on OTC Pink under the same symbol.

The following table shows the high and low sales prices per share of our Common Stock and our Public Warrants on Nasdaq or OTC Pink, as applicable, for the periods indicated.

Period	Common Stock		Public Warrants
	High	Low	High	Low
2019
First Quarter(1)	12.36	10.31	2.80	2.20
2018
Fourth Quarter(2)	12.88	10.80	3.03	1.01
Third Quarter(3)	12.02	9.06	1.30	1.71
Second Quarter	10.05	9.93	0.89	1.68
First Quarter	9.96	9.85	1.70	0.95
2017
Fourth Quarter	9.97	9.70	1.70	1.20
Third Quarter	11.16	9.70	1.95	1.20
Second Quarter	9.95	9.73	1.40	1.00
First Quarter(4)	11.75	9.70	4.00	0.50
(1)	Through March 25, 2019
(2)	Commencing on November 1, 2018, Public Warrants as quoted on OTC Pink
(3)	Commencing on July 27, 2018, as traded on Nasdaq under IMXI and IMXIW
(4)	Commencing on March 13, 2017, as traded on Nasdaq as FNTE and FNTEW following the commencement of trading following separation of the FinTech units, through July 26, 2018, the Closing Date of the Merger.

The quotations in the above table for Public Warrants as quoted on OTC Pink reflects inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

We do not believe that the historic trading price of FinTech’s securities presented above provides any relevant historical comparative to investors, as the price of such securities traded based on cash held by FinTech as a special purpose acquisition company.

As of March 25, 2019, we had approximately 100 holders of record of our Common Stock, one holder of record of our Public Warrants and four holders of record of our Private Warrants. These figures do not include the number of persons whose securities are held in nominee or “street” name accounts through brokers.

Dividends

Prior to the Merger, Intermex Holdings distributed $20.2 million in cash dividends to its stockholder. However, following the Merger we have not declared or paid, and do not anticipate declaring or paying, any cash dividends on our Common Stock in the foreseeable future. Any payment of future dividends will be at the discretion of the Company’s Board of Directors and will depend upon, among other factors, the Company’s earnings, financial condition, current and anticipated capital requirements, plans for expansion, level of indebtedness and contractual restrictions. The payment of future cash dividends, if any, would be made only from assets legally available. In addition, the terms of our credit facilities include restrictions on our ability to issue dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources” for a discussion of our credit facilities’ restrictions on our subsidiaries’ ability to pay dividends or other payments to us.

Source and Amount of Funds

Assuming 100% participation in the Offer, we will need approximately $10.0 million to pay the cash portion of the Exchange Consideration for all of our outstanding Warrants. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $1.2 million. We anticipate that we will obtain all of the funds necessary to exchange Warrants tendered in the Offer and to pay related fees and expenses through our existing cash resources and borrowings under the incremental facility under our Credit Agreement (described below). The Company plans to repay the borrowings with cash provided from operations. Consummation of the Offer is not contingent on us securing any financing. As of March 22, 2019, the Company has sufficient borrowing capacity under its Credit Facility for such purchases of our Warrants that, together with available cash on hand, is adequate for funding the Offer.

The Company entered into a financing agreement on November 7, 2018 (as amended on December 7, 2018, the “Credit Agreement”) with, among others, certain of its domestic subsidiaries, KeyBank National Association as administrative agent and a group of banking institutions as lenders. The Credit Agreement provides for a $35 million revolving credit facility, a $90 million term loan facility and an up to $30 million incremental facility. The maturity date of the Credit Agreement is November 7, 2023.

Interest on the term loan and revolving loans is determined by reference to either LIBOR or a “base rate”, in each case plus an applicable margin of 4.50% per annum for LIBOR loans or 3.50% per annum for base rate loans. Interest is payable (x) on the last business day of each interest period selected for LIBOR loans and on the last business day of each quarter for base rate loans and (y) at final maturity. The principal amount of the term loan must be repaid in consecutive quarterly installments of 5% in year 1, 7.5% in years 2 and 3, 10% in years 4 and 5, in each case on the last day of each quarter, commencing in March 2019 with a final payment at maturity. The borrowers are also required to pay a fee on the unused portion of the revolving credit facility equal to 0.35% per annum.

The loans under the Credit Agreement may be voluntarily prepaid at any time without payment or penalty. The borrowers are also required to repay the loans upon receipt of net proceeds from certain casualty events, upon the disposition of certain property and upon incurrence of indebtedness not permitted by the Credit Agreement. In addition, to the extent the Borrowers generate excess cash flow, a percentage of such excess cash flow (ranging from 0% to 50% based on a consolidated total leverage ratio) will be required to prepay the loans annually. The Credit Agreement contains covenants that limit the Company’s and the other borrowers’ ability to, among other things, grant liens, incur additional indebtedness, make acquisitions or investments, dispose of certain assets, make dividends and distributions, change the nature of their businesses, enter into certain transactions with affiliates or amend the terms of material indebtedness. The Credit Agreement also contains financial covenants which require the Company to maintain a quarterly minimum fixed charge coverage ratio of 1.25:1.00 and a quarterly maximum consolidated leverage ratio of 3.25:1.00. The fixed charge coverage ratio is generally defined in the Credit Agreement as the ratio of (i) consolidated EBITDA to (ii) scheduled principal payments of indebtedness.

The borrowers’ obligations under the Credit Agreement are guaranteed by the Company and certain other domestic subsidiaries of the Company and secured by liens substantially all of the assets of the loan parties, subject to certain exclusions and limitations.

Depositary and Exchange Agent

Continental Stock Transfer & Trust Company has been appointed to serve as the depositary and exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set below. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

The address and telephone numbers of the depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attention: Corporate Actions Department
Tel: (917) 262-2378

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Cowen and Company, LLC to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in our securities, including Warrants, and, to the extent that the dealer manager or any of its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and in the sections of this Prospectus/Offer to Exchange entitled “Certain Relationships and Related Person Transactions” and “Description of Capital Stock” there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Neither the owners of the Private Warrants nor the owners of the Public Warrants are under any contractual obligation to tender their Warrants, and there can be no assurance that they will do so. None of the holders of Private Warrants will receive any benefit by virtue of participation in the Offer that is not shared on a pro rata basis with holders of the Public Warrants exchanged pursuant to the Offer.

Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.

Plans

Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer and Consent Solicitation,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;
•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;
•	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;
•	any other material change in our corporate structure or business;
•	any class of our equity securities to be delisted from Nasdaq;
•	any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation may impact such eligibility with respect to the Public Warrants);
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of our securities; or
•	any changes in our Second Amended and Restated Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of our Company.

Registration Under The Exchange Act

The Public Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Public Warrants. We currently do not intend to deregister the Public Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Public Warrants, we will continue to be subject to reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock.

Accounting Treatment

We will account for the exchange of Warrants as a Common Stock issuance for no additional value. The par value of each share of Common Stock issued in the Offer will be recorded as a credit to Common Stock and a debit to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged warrants.

Absence of Appraisal or Dissenters’ Rights

Holders of the Public Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

General

Subject to the limitations and qualifications stated herein, this discussion sets forth a summary of certain material U.S. federal income tax consequences of the receipt of Common Stock and cash in exchange for the Warrants pursuant to the Offer, the treatment of Warrants not exchanged for Common Stock and cash in the Offer, but modified pursuant to the Warrant Amendment, and the ownership and disposition of Common Stock received in exchange for a Warrant. The discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. We cannot assure you that a change in law will not alter significantly the tax consequences described in this summary. We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”), regarding the matters discussed below, and as a result, there can be no assurance that the IRS or the courts will agree with any of the conclusions stated in this description. This description assumes that holders hold the Warrants, and will hold the shares of Common Stock received upon exchange of the Warrants, as capital assets (generally, property held for investment). This description does not address all of the tax consequences that might be relevant to a holder’s particular circumstances and does not address the tax consequences to any special class of holder, including without limitation, dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold shares of Common Stock or Warrants that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, persons holding Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, certain U.S. expatriates, “controlled foreign corporations” within the meaning of Section 957(a) of the Code, “passive foreign investment companies” within the meaning of Section 1297(a) of the Code, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding (directly, indirectly or constructively) 10% or more of our Common Stock, persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Common Stock being taken into account in an applicable financial statement, investment funds and their investors, and U.S. holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A holder that is a partnership, and the partners in such partnerships, should consult its tax advisors regarding the tax consequences of the receipt of shares of Common Stock and cash in the exchange, the treatment of Warrants not exchanged for shares of Common Stock and cash in the Offer, but modified pursuant to the Warrant Amendment, and the ownership and disposition of shares of Common Stock received in the exchange.

This description does not address the tax consequences arising under the laws of any U.S. state, local or non-U.S. tax jurisdiction. Moreover, except to the extent specifically set forth below, this description does not address the U.S. federal estate and gift tax, or alternative minimum tax, or other non-income tax consequences of the ownership and disposition of shares of Common Stock received upon exchange of the Warrants.

This description is for general information only and is not tax advice. It is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Warrants for our Common Stock and cash, the treatment of Warrants not exchanged for shares of Common Stock and cash in the Offer, or relating to the ownership and disposition of our Common Stock. You are urged to consult with your tax advisor regarding the U.S. federal income tax consequences of the receipt of Common Stock and cash in exchange for the Warrants, the treatment of Warrants not exchanged for shares of Common Stock and cash in the Offer, and of the ownership and disposition of such Common Stock, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, the U.S. federal alternative minimum tax, or under the tax laws of any state, local, foreign, or other taxing jurisdiction.

Tax Consequences to U.S. Holders

Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Common Stock and cash in exchange for the Warrants, the treatment of Warrants not exchanged for shares of Common Stock and cash in the Offer, and of the ownership and disposition of our Common Stock, that are expected to apply if you are a U.S. holder of the Warrants or our Common Stock. For this purpose, you are a “U.S. holder” if you are:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange of Warrants for Common Stock and Cash

For those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of Warrants for our Common Stock and cash as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Assuming the exchange qualifies as a “recapitalization” a U.S. holder would not be permitted to recognize any loss realized on the exchange and would be required to recognize gain (if any) on the exchange in an amount equal to the lesser of (i) the difference between (A) the sum of the value of the Common Stock and the amount of cash received in the exchange and (B) the U.S. holder’s adjusted tax basis in its Warrants so exchanged and (ii) the amount of cash received in the exchange. A U.S. holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost. Subject to the discussion below relating to possible dividend treatment, such gain would be treated as capital gain and would be long-term capital gain if the U.S. holder’s holding period for such Warrants exceeds one year. Long-term capital gains realized by a non-corporate U.S. holder are currently eligible to be taxed at reduced rates.

If an exchange is treated as a recapitalization and has the effect of the distribution of a dividend with respect to a U.S. holder, then any gain recognized by such U.S. holder will be treated as a dividend to the extent of such U.S. holder’s ratable share of our current or accumulated and undistributed earnings and profits, as determined under United States federal income tax principles, and any remaining gain will generally be treated as capital gain. The amount treated as a dividend to a U.S. holder will be taxable as described under “Tax Consequences to U.S. Holders—Ownership and Disposition of Common Stock—Dividends” below. Any capital gain will be long-term capital gain if the U.S. Holder’s holding period for such Warrants exceeds one year.

If an exchange is treated as a recapitalization, whether such exchange has the effect of the distribution of a dividend with respect to a U.S. holder is determined (i) by reference to the rules under Section 302 of the Code and related Treasury regulations governing whether a redemption of stock is treated as a sale or exchange of such stock or as a distribution with respect to such stock, (ii) by deeming such U.S. holder to have received, in lieu of cash, an amount of our Common Stock with a fair market value on the date of the exchange equal to the amount of cash received in the exchange and (iii) by deeming such Common Stock to be immediately redeemed for such cash.

Under Section 302 of the Code, a deemed redemption by us for cash of our Common Stock deemed held by a U.S. holder will be treated as a “sale or exchange” of such Common Stock for United States federal income tax purposes, rather than as a distribution with respect to such Common Stock, if, in relevant part, (i) the redemption is “not essentially equivalent to a dividend” with respect to such U.S. holder or (ii) the distribution of cash to such U.S. holder is “substantially disproportionate” with respect to such U.S. holder. In determining whether either of the foregoing tests is satisfied, a U.S. holder takes into account not only our Common Stock actually owned by the U.S. holder, but also our Common Stock that is constructively owned by it. A U.S. holder may constructively own, in addition to Common Stock owned directly, Common Stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in the U.S. holder, as well as any Common Stock the U.S. holder has a right to acquire by exercise of an option, which would generally include Common Stock that could be acquired if the Warrants were exercised. A U.S. holder should consult its own tax advisor regarding the foregoing Section 302 tests in light of such U.S. holder’s particular circumstances. If any of the foregoing Section 302 tests applied to a U.S. holder, the gain recognized to the U.S. Holder on the exchange would generally be treated as capital gain and taxed as described above.

If the exchange is treated as a recapitalization, a U.S. holder’s tax basis in the Common Stock received generally would equal the U.S. holder’s tax basis in the Warrants exchanged, decreased by the amount of cash received and increased by any gain recognized on the exchange. The holding period of the Common Stock would include the holding period of the Warrants.

Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. There can be no assurance that the IRS or a court will agree with the tax consequences of the exchange described above and alternate characterizations are possible. You should consult your tax advisor as to the applicability of these rules to your particular circumstances.

Any cash you receive in lieu of a fractional share of our Common Stock pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in Warrants deemed exchanged in respect of the fractional share.

Although we believe the exchange of Warrants for Common Stock and cash pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Common Stock and cash to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a fee received in consideration for consenting to the Warrant Amendment (which fee may be taxable to you) or a dividend (related to the cash portion of the Exchange Consideration) or a constructive dividend under Section 305 of the Code (related to the Common Stock portion of the Exchange Consideration). Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable.

If you exchange Warrants for our Common Stock and cash pursuant to the Offer, and if you hold five percent or more of our Common Stock prior to the exchange, or if you hold Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the Warrants transferred in the exchange and your tax basis, prior to the exchange, in our Common Stock or securities), and to maintain permanent records containing such information.

Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants not exchanged for Common Stock and cash in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Assuming such deemed exchange qualifies as a “recapitalization” (i) you should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing Warrants surrendered in the exchange, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should include your holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. There can be no assurance that the IRS or a court will agree with the tax consequences of the exchange described above, and alternative characterizations by the IRS or a court are possible. You should consult your tax advisor as to the applicability of these rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “Tax Consequences to U.S. Holders—Ownership and Disposition of Common Stock” and exchanging non-U.S. holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “Tax Consequences to Non-U.S. Holders— Ownership and Disposition of Common Stock.”

Ownership and Disposition of Common Stock

Dividends. We do not anticipate paying dividends on our Common Stock. Distributions of cash or property that we pay on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in your gross income as ordinary dividend income when actually or constructively received by you. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of your tax basis in our Common Stock, and thereafter will be treated as capital gain from the sale or exchange of the Common Stock.

Dividends received by individual U.S. holders of shares of our Common Stock will generally be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to shares of our Common Stock that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the shares of our Common Stock become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code.

Dividends received by corporate holders of shares of our Common Stock may be eligible for a dividends received deduction equal to 50% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt-financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code.

Sale or Exchange. Upon a sale or other taxable disposition of our Common Stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property you receive on the disposition and (ii) your adjusted tax basis for the Common Stock. The capital gain or loss will be long-term capital gain or loss if you held the Common Stock for more than one year. The deductibility of capital losses is subject to limitations. You should consult your own tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Tax on Net Investment Income

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder who is an individual, estate or trust with adjusted gross income that exceeds a threshold amount. For these purposes, dividends received with respect to our Common Stock, and gains or losses realized from the taxable disposition of our Common Stock, will generally be taken into account in computing your net investment income. Each U.S. holder that is an individual, estate or trust should consult its own tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of Common Stock.

Information Reporting and Backup Withholding

Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on shares of our Common Stock and to certain payments of proceeds on the sale or other disposition of shares of our Common Stock. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (at a rate of 24%) on payments of dividends on shares of our Common Stock and certain payments of proceeds on the sale or other disposition of shares of our Common Stock unless the beneficial owner of the shares of our Common Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Tax Consequences to Non-U.S. Holders

Subject to the limitations stated above, the following description addresses certain material U.S. federal income tax consequences of the receipt of Common Stock and cash in exchange for the Warrants, the treatment of Warrants not exchanged for shares of Common Stock and cash in the Offer, and of the ownership and disposition of our Common Stock, that are expected to apply if you are a non-U.S. holder of the Warrants or our Common Stock. For this purpose, you are a “non-U.S. holder” if you are not a U.S. holder as defined above. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” individuals present in the United States for 183 days or more in the taxable year of disposition (but who are not U.S. residents) or, in certain circumstances, individuals who are former U.S. citizens or residents.

Exchange of Warrants For Common Stock and Cash

Your exchange of Warrants for our Common Stock and cash pursuant to the Offer, and the treatment of Warrants not exchanged for shares of Common Stock and cash in the Offer (assuming the Warrant Amendment is approved) should generally have the same tax consequences as described above for U.S. holders. Subject to the discussion under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Common Stock— Sale or Exchange” below, capital gain or loss you recognize with respect to the receipt of the cash portion of the Exchange Consideration and cash in lieu of fractional shares generally should not be subject to U.S. federal income tax, and you should not be required to make any U.S. federal income tax filings solely on account of the exchange of Warrants for our Common Stock and cash or the receipt of cash in lieu of fractional Common Stock. If any portion of cash received as Exchange Consideration (other than cash received in lieu of fractional Common Stock) has the effect of the distribution of a dividend as described above for U.S. holders, such dividend may be treated in the manner described under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Common Stock—Dividends” below. We do not intend to treat the cash portion of the Exchange Consideration as a dividend that may be subject to withholding tax for non-U.S. holders as described below. However, because the determination of whether cash received as Exchange Consideration has the effect of the distribution of a dividend is dependent on each non-U.S. holder’s particular circumstances, each non-U.S. holder should consult its own tax advisor as to the tax consequences of the cash received as Exchange Consideration.

Ownership and Disposition of Common Stock

Dividends. We do not anticipate paying dividends on our Common Stock. Distributions treated as dividends (as described above under “Tax Consequences to U.S. Holders—Ownership and Disposition of Common Stock—Dividends”) paid to a non-U.S. holder of shares of our Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute or successor form.

Sale or Exchange. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, or other disposition of shares of our Common Stock except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected gain realized by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS reporting payments of dividends on shares of our Common Stock and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of shares of our Common Stock, including the cash portion of the Exchange Consideration, and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on shares of our Common Stock or on the proceeds from a sale or other disposition of shares of our Common Stock, including the cash portion of the Exchange Consideration. Satisfaction of the certification procedures required to claim a reduced rate of or exemption from withholding under the rules described above under “Tax Consequences to Non-U.S. Holders—Ownership and Disposition of Common Stock—Dividends” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Additional Withholding Tax Relating to Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our Common Stock, including the cash portion of the Exchange Consideration, paid to a foreign financial institution or to a nonfinancial foreign entity (including any intermediaries through which such shares of our Common Stock are held), unless (1) the foreign financial institution and the intermediary, as applicable, undertake certain diligence and reporting, (2) the nonfinancial foreign entity either certifies that it does not have any substantial United States owners or furnish identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity and the intermediary, as applicable, otherwise qualifies for an exemption from these rules. If the payee, including an intermediary, is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have entered into an intergovernmental agreement with the United States governing these withholding taxes and reporting requirements may be subject to different rules.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our Common Stock, including the applicability and effect of any U.S. state, local or non-U.S. tax laws, and of any pending or subsequent changes in applicable laws.

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 347-4750
Email: imxi@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant holders in connection with the Offer and Consent Solicitation.

SELECTED FINANCIAL DATA

The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange. For the purposes hereof, the term “Successor Company” refers to the Company after the Merger and the term “Predecessor Company” refers to Intermex Holdings prior to the Merger. The following table presents our selected consolidated financial data for the following periods described below:

	Successor Company		Predecessor Company
(in thousands)	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Income Statement Data:
Revenues	$273,901	$201,039	$14,425	$165,395	$124,199
Operating expenses	260,829	199,231	19,332	142,371	110,015
Operating income (loss)	13,072	1,808	(4,907)	23,024	14,184
Interest Expense	18,448	11,448	614	9,540	4,234
(Loss) income before taxes	(5,376)	(9,640)	(5,521)	13,484	9,950
Income tax provision (benefit)	1,868	534	(2,203)	4,084	4,192
Net (loss) income	$(7,244)	$(10,174)	$(3,318)	$9,400	$5,758
Loss per share - Basic and Dilited	$(0.28)	$(0.59)
Cash dividends declared	$—	$20,178	$—	$1,287	$18,145

Non-GAAP data
Adjusted EBITDA	$47,144	$31,072	$2,309	$27,101	$18,761

Cash Flow Data:
Net cash provided by operating activities	$19,838	$7,417	$8,652	$22,396	$4,465
Net cash used in investing activities	$(5,451)	$(5,275)	$(249)	$(3,012)	$(2,065)
Net cash (used in) provided by financing activities	$(1,113)	$12,927	$(2,000)	$(558)	$(3,019)
	Successor Company		Predecessor Company
(in thousands)	As of December 31, 2018	As of December 31, 2017	As of December 31, 2016	As of December 31, 2015
Balance Sheet Data:
Cash	$73,029	$59,156	$37,601	$18,925
Total assets	$225,839	$216,579	$118,774	$89,802
Long-term debt	$113,326	$108,053	$77,183	$40,633
Total liabilities	$181,366	$180,677	$115,515	$60,829
Stockholder’s equity	$44,473	$35,902	$3,259	$28,973

The following table presents the reconciliation of Adjusted EBITDA to Net (Loss) Income, the closest GAAP measure.

	Successor Company		Predecessor Company
	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Net (loss) income	$(7,244)	$(10,174)	$(3,318)	$9,400	$5,758
Adjusted for:
Interest expense	18,448	11,448	614	9,540	4,234
Income tax provision (benefit)	1,868	534	(2,203)	4,084	4,192
Depreciation and amortization	15,671	16,645	382	2,530	2,453
EBITDA	28,743	18,453	(4,525)	25,554	16,637
Transaction costs(a)	10,319	8,706	3,917	901	1,609
Incentive units plan(b)	4,735	1,846	—	—	—
Change in control adjustment for stock options(c)	—	—	2,813	—	—
Share-based compensation, 2018 plan(d)	1,091	—	—	—	—
Registration costs(e)	615	—	—	—	—
Transition expenses(f)	348	—	—	—	—
Management fee(g)	585	715	—	—	—
TCPA Settlement(h)	192	—	—	—	—
Other empoyee severance(i)	106	—	—	—	—
One-time adjustment - bank fees(j)	—	642	—	—	—
One-time incentive bonuses(k)	—	514	—	—	—
Other charges and expenses(l)	410	196	104	646	515
Adjusted EBITDA	$47,144	$31,072	$2,309	$27,101	$18,761
(a)	Represents direct costs related to the Merger and Stella Point acquisition, which are expensed as incurred and included as “transaction costs” in our consolidated statements of operations and comprehensive (loss) income. The year ended December 31, 2018 includes $10.3 million related to the Merger. Costs related to the Stella Point acquisition amount to $8.7 million for the Successor Period from February 1, 2017 to December 31, 2017 and $3.9 million for the Predecessor Period from January 1, 2017 to January 31, 2017, $0.9 million and $1.6 million for the Predecessor years ended December 31, 2016 and 2015, respectively. These costs consist primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses.
(b)	In connection with the Stella Point acquisition, Class B, C and D incentive units were granted to our employees by Interwire LLC. The Successor Periods included expense regarding these incentive units, which became fully vested and where paid out upon the Closing Date of the Merger.
(c)	Represents $2.8 million related to stock options issued by the Predecessor company which vested upon the Stella Point acquisition.
(d)	Stock options and restricted stock were granted to employees and independent directors of the Company in connection with the completion of the Merger. The Company recorded $1.1 million of expense related to share-based compensation during the year ended December 31, 2018.
(e)	The Company incurred $0.6 million of expenses during the year ended December 31, 2018 for professional fees in connection with the registration of common stock underlying outstanding warrants.
(f)	Represents recruiting fees and severance costs related to managerial changes in connection with becoming a publicly-traded company.
(g)	Represents payments under our management agreement with Stella Point pursuant to which we paid a quarterly fee for certain advisory and consulting services. In connection with the Merger, this agreement was terminated.
(h)	Represents payments for the settlement of a lawsuit related to the Telephone Consumer Protection Act (“TCPA”), which includes a $0.1 million settlement payment and $0.1 million in related legal expenses.
(i)	Represents $0.1 million of severance costs related to departmental changes.
(j)	We incurred a one-time expense in the 2017 Successor period to true-up the accrual for bank service charges. The amount of $0.6 million relates to prior year bank service changes, which were not considered material to any individual year.
(k)	Represents one-time cash bonus paid to certain members of management in 2017 to recognize higher performance.
(l)	Includes loss on disposal of fixed assets, foreign currency (gains) or losses and legal expenses considered to be non-recurring. The year ended December 31, 2018 also includes a one-time adjustment related to the Company’s loyalty programs of $0.2 million, while the Predecessor Periods also include amortization of restricted stock awards.

BUSINESS

Overview

On July 26, 2018, International Money Express, Inc. (formerly FinTech Acquisition Corp. II) consummated a transaction (the “Merger”) by and among FinTech Acquisition Corp. II, a Delaware corporation (“FinTech”), FinTech II Merger Sub Inc., a wholly-owned subsidiary of FinTech (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a wholly-owned subsidiary of FinTech (“Merger Sub 2”), Intermex Holdings II, Inc. (“Intermex Holdings” or “Holdings”) and SPC Intermex Representative LLC (“SPC Intermex”). As a result of the Merger, the separate corporate existence of Intermex Holdings ceased and Merger Sub 2 (which changed its name to International Money Express Sub 2, LLC in connection with the closing of the Merger) continued as the surviving entity. In connection with the closing of the Merger, FinTech, the surviving entity, changed its name to International Money Express, Inc. Unless the context below otherwise provides, the terms “we”, “us”, “Intermex”, and the “Company” refer to International Money Express, Inc. following the Merger, together with its respective subsidiaries. Reference to the Company and its business operations and financial information as it existed pre-Merger refers to Intermex Holdings.

We conduct our business primarily through our operating subsidiary, Intermex Wire Transfer, LLC. Intermex was incorporated as a Delaware corporation on May 28, 2015. Our principal executive office is located at 9480 South Dixie Highway, Miami, Florida 33156, and our telephone number at that address is (305) 671-8000. Our website is https://www.intermexonline.com. The information found on our website is not incorporated by reference into this filing or any other report we file with or furnish to the SEC.

Intermex is a rapidly growing and leading money remittance services company focused primarily on the United States to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value-added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, are available in 50 states, Washington D.C., and Puerto Rico, where customers can send money to beneficiaries primarily in 17 countries in Latin America and the Caribbean. Our services are accessible in person through over 100,000 sending and paying agents and company-operated stores, as well as online and via Internet-enabled mobile devices.

Money remittance services to Latin America, primarily Mexico and Guatemala, are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other customers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value. We generate money remittance revenue from fees paid by our customers (i.e. the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies that are not pegged to the U.S. dollar also earn revenue through our daily management of currency exchange spreads.

Our money remittance services enable our customers to send and receive funds through our extensive network of locations in the United States that are primarily operated by third-party businesses, which we refer to as sending agents, and a small number of company- operated stores in the LAC corridor. In addition, our services are offered digitally through Intermexonline.com and via Internet-enabled mobile devices. We currently operate in the United States, Mexico, Guatemala and 20 additional countries. Since January 2015 through December 31, 2018, we have grown our agent network by more than 109%, and increased our remittance transactions volume by approximately 117%. In 2018, we processed approximately 24.1 million remittances, representing over 27% growth as compared to 2017

Our Competitive Strengths

•	Primary focus on the Latin American Corridor. Unlike many of our competitors, who we believe prioritize global reach over growth and profitability, we are focused almost exclusively on one or two geographical regions. We believe the LAC corridor provides an attractive operating environment with significant opportunity for future growth. According to latest available data published by the World Bank, the LAC corridor represented approximately 13.4% of total worldwide remittance volume for 2017, or $82 billion of annual transaction volume, and was the most rapidly growing remittance corridor in the world. The information contained in this paragraph is based on the World Bank’s “Bilateral Remittance Matrix 2017” published in April 2018 (the “World Bank Remittance Matrix”).
•	Highly scalable, proprietary software platform. We provide our money remittance services utilizing our internally developed proprietary software systems, which we believe enhance the productivity of our network of agents, enabling them to quickly, reliably and cost-effectively process remittance transactions. Our proprietary software systems were designed to incorporate real-time compliance functionality, which improves our regulatory compliance and helps to minimize fraud. We have developed a platform that has the capacity to handle traffic well in excess of ten times the number of transactions we currently process. Our money remittance platform has experienced limited downtime with our 2018 downtime being less than 0.05%, despite multiple natural disasters in our markets during that period.
•	Highly selective agent recruitment process designed to identify productive long-term partners. We strategically target agents for our network only after a metric-based analysis of potential productivity and a thorough vetting process. In our agent selection process, we focus on geographic locations that we believe are likely to have high customer volume and demand for our services. By closely monitoring individual agent performance and money remittance trends, we can offer our agents real-time technical support and marketing assistance to help increase their productivity and remittance volume.
•	Strong relationships with major banks and financial institutions. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. We benefit from our strong and long-term relationships with a number of large banks and financial institutions. We maintain strong relationships with a number of other national and regional banking and financial institutions in the United States and Latin America. For example, we have maintained a long-term relationship with Wells Fargo, Bank of America and US Bank, among others. Due to increasing regulatory scrutiny of banks and financial institutions, we believe that new banking relationships may be difficult to develop, hence creating a barrier to entry to new competition and making our existing relationships a competitive advantage.
•	Powerful brand with strong consumer awareness and loyalty in the LAC corridor. We believe we are a leading money remittance provider from the United States to the LAC corridor, processing 17.4% of the aggregate volume of remittances to Mexico according to the latest available data published by the Central Bank of Mexico in 2018 and 24.0% of the aggregate volume of remittances to Guatemala according to the latest available data published by the Central Bank of Guatemala in 2018. We believe that our customers associate the Intermex brand with reliability, strong customer service and the ability to safely and efficiently remit their funds. The information contained in this paragraph is based on “Revenues by Workers’ Remittances” published in the Central Bank of Mexico’s website, and “Income from family remittance” published in the in the Central Bank of Guatemala’s website.
•	Strong compliance processes and procedures. We operate in a highly-regulated environment and are reviewed by regulators and external auditors periodically. We maintain a comprehensive and rigorous compliance process with policies, procedures and internal controls designed to exceed current regulatory requirements. Our software also includes embedded compliance systems that provide real-time transaction alerts and Office of Foreign Assets Control (“OFAC”) screening. Our risk and compliance management tools include programs by Equifax, Experian, LexisNexis and TransUnion, among others.
•	Experienced and proven management team. Our management team consists of industry veterans with a track record of achieving profitable growth, even during periods involving transformative transactions, such as during the time around our acquisition by Stella Point Capital to the closing of the Merger with FinTech. Led by our Chief Executive Officer, Robert Lisy, with a successful 27-year track record in the retail financial services and electronic payment processing industry.

Our Growth Strategy

We believe we are well positioned to drive continued growth by executing on the following core strategies:

•	Expand our market share in our largest corridors. The two largest remittance corridors we serve are the United States to Mexico and United States to Guatemala. According to the latest available data in the World Bank Remittance Matrix, the United States to Mexico remittance corridor was the largest in the world in 2017, with an aggregate of over $30.0 billion sent. The United States to Guatemala corridor represented the tenth largest in the world in 2017 as reported by the World Bank in their latest available data published, with an aggregate of over $7.7 billion sent. We aim to continue to expand our market share by:
○	Growing our market share in our current stronghold states. We are currently well-established in 15 states (Alabama, Delaware, Florida, Georgia, Kentucky, Maryland, Mississippi, North Carolina, New Jersey, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia) and poised for continued profitable growth within those markets via targeted regional penetration. We believe that we can leverage our current customer data to increase repeat customer usage, track and effectively recapture one-time users of our service and improve sending agent productivity to drive growth in these states.
○	Increasing our market share in growth states. We have identified 10 states (California, Colorado, Illinois, Kansas, Nevada, New York, Oklahoma, Texas, Utah and Wisconsin) where we expect to realize significantly increased market share growth. In particular, we are staging a targeted marketing effort in these large states where we are underrepresented.
•	Expand our services into new corridors. We believe that there is significant room to grow our business in underserved geographic regions in the LAC corridor where there is demand from customers and agents for our value-added approach to money remittances. Specifically, we are targeting future growth opportunities via new corridors from the United States to other non-Spanish speaking regions, including the Caribbean and other continents. In 2018, we achieved strong 27% and 45% growth in remittance volume to our newer markets of El Salvador and Honduras, respectively, compared to 2017.
•	Leverage our technology in the business-to-business market. We believe that our money remittance platform has significant excess capacity. We believe we can leverage this capacity to sell business-to-business solutions to third parties, such as banks and major retailers.
•	Continue to grow online and mobile remittance channels. Our money remittance platform currently enables our customers to send funds from the United States to Latin America through the Internet via Intermexonline.com and on their Internet-enabled mobile devices. We believe these channels not only expand our potential customer base as digital transaction capabilities become more relevant to Latin American consumers but also benefit from secular and demographic trends as consumers continue to migrate to conducting financial transactions online.

Segments

Our business is organized around one reportable segment that provides money transmittal services primarily between the USA and Latin America. This is based on the objectives of the business and how our chief operating decision maker, the CEO and President, monitors operating performance and allocates resources.

Operations and Services

Money remittance services to Latin America, primarily Mexico and Guatemala, are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other customers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value add. We generate money remittance revenue from fees paid by our customers (i.e. the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies that are not pegged to the U.S. dollar also earn revenue through our daily management of currency exchange spreads.

The majority of our money remittance transactions are generated through our agent network of retail locations and company- operated stores where the transaction is processed and payment is collected by our agent. Those funds become available for pickup by the beneficiary at the designated receiving destination, usually within minutes, at any Intermex payer location. In select countries, the designated recipient may also receive the remitted funds via a deposit directly to the recipient’s bank account, mobile phone account or prepaid card. Our locations in the United States, also referred to as our sending agents, tend to be individual establishments, such as multi-service stores, grocery stores, convenience stores, bodegas and other retail locations. Our payers in Latin America are referred to as paying agents, and generally consist of large banks and financial institutions or large retail chains. Grupo Elektra, S.A.B. de C.V. is our largest paying agent and processes a significant portion of remittances in the LAC corridor. Each of our sending agents and our paying agents are primarily operated by third-party businesses where our money remittance services are offered. Additionally, we operate a small number of retail locations in the United States, which we refer to as company-operated stores and where our money remittance services are available. We also operate subsidiary payer networks in Mexico under the Pago Express brand and in Guatemala under the Intermex brand. These networks contribute payer locations that reach some of the most remote areas in those countries, providing increased convenience to our customers in the United States, Mexico and Guatemala.

At our agent sending locations, our customers may initiate a transaction directly with an agent, or through a direct-dialed telephone conversation from our agent location to our call centers. Many of our sending agents operate in locations that are open outside of traditional banking hours, including nights and weekends. Our sending agents understand the markets that they serve and coordinate with our sales and marketing teams to develop business plans for those markets. We hold promotional events for our sending agents to help familiarize them with the Intermex brand and to incent the agents to promote our services to customers.

Our money remittance services are also available on the Internet via Intermexonline.com, enabling customers to send money twenty-four hours a day conveniently from their computer or Internet-enabled mobile device. Those funds can be sent to any of our paying agent locations or to a recipient’s bank account, funding the transaction using debit card, credit card, or through electronic funds transfer processed through the automated clearing house (“ACH”) payment system. Internet-based money transmission services do not comprise a material percentage of the Company’s overall business.

We maintain call centers in Mexico and Guatemala, providing call center services 365 days per year and customer service in both English and Spanish, as well as the possibility of service in many of the regional dialects that our customers speak. Our call centers are able to provide customer service for inbound customer calls, and have technology available for direct calls from customers at our agent locations in processing remittance transactions.

Cash Management Bank Relationships

We buy and sell a number of global currencies and maintain a network of settlement accounts to facilitate the timely funding of money remittances and foreign exchange trades. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. We benefit from our strong and long-term relationships with a number of large banks and financial institutions. We maintain strong relationships with a number of other national and regional banking and financial institutions in the United States and Latin America. In addition, we have benefitted from our 15-year relationship with US Bank, which manages our main operating account, and from strong relationships with Bancomer, Wells Fargo and KeyBank as our primary banks for exchange rate management with respect to the foreign currencies. Finally, we rely on our relationships with Wells Fargo, Bank of America and US Bank, as well as KeyBank and North American Banking Company, for check processing services.

Information Technology

Currently, all of our money processing software is proprietary and has been developed internally by our software development team. Our money processing software acts as a point of sale for our money remittance transactions and incorporates real-time compliance functionality, which improves our regulatory compliance and helps to minimize fraud. Our money processing software is critical to our operations while our back-office software is critical for settling our transactions.

In addition to our money remittance software, we continue to develop programs and defenses against cyber-attacks. We are fully aligned with the cybersecurity framework, which is a voluntary framework that most companies in the financial services industry follow. We utilize a number of third-party vendors that monitor our systems and inform us of any attempted attacks. We also utilize a third-party consultant to act as our Chief Information Security Officer (“CISO”) and audit our cybersecurity policies and practices. Our CISO delivered an annual report to our board of directors at least once during the fiscal year.

In addition to our proprietary and internally developed software systems, we have analytical data which enables us to analyze market trends, performance of market territories, agents’ performance and consumers’ habits in real time.

We continually invest in our technology platform that has the capacity to handle traffic well in excess of ten times the number of transactions we currently process. A load balancing configuration between tier-1 datacenters, in addition to failover redundancy, provide uptime performance. Our technology platform has experienced limited downtime, with our 2018 downtime being less than 0.05%, despite multiple natural disasters in our markets during that period.

Our Transaction Processing Engine, developed through a combination of databases, web services and applications, allows us to process money remittances reliably and quickly by leveraging a proprietary rules engine to apply granular-level product feature customization. The Transaction Processing Engine also leverages real-time risk management algorithms to improve our regulatory compliance and helps to minimize fraud.

Our internally developed and proprietary payer Application Programming Interface (“API”) platform securely and efficiently integrates our transaction processing engine directly with the platforms of our paying agents, so that we can deliver money remittances quickly to our paying agents while optimizing the efficiency/speed of adding new payers to our network and integrating payers’ software and systems with our software and systems.

Intellectual Property

The Intermex brand is critical to our business. In the markets in which we compete, we derive benefit from our brand, as we believe the Intermex brand is recognized for its speed, cost effectiveness and reliability for money remittances throughout the United States and Latin America. We use various trademarks and service marks in our business, including, but not limited, to Intermex, International Money Express, CheckDirect and Pago Express, some of which are registered in the United States and other countries. In addition, we rely on trade secret protection to protect certain proprietary rights in our information technology. See the section entitled “Information Technology” for more information.

We rely on a combination of patent, trademark and copyright laws and trade secret protection and confidentiality or license agreements to protect our proprietary rights in products, services, expertise, and information. We believe the intellectual property rights in processing equipment, computer systems, software and business processes held by us and our subsidiaries provide us with a competitive advantage. We take appropriate measures to protect our intellectual property to the extent such intellectual property can be protected.

Sales and Marketing

The majority of our money remittance transactions are generated through our agent network of retail locations and company-operated stores where the transaction is processed and payment is collected by our agent (“sending agent(s)”). Those funds become available for pickup by the beneficiary at the designated destination, usually within minutes, at any Intermex payer location (“paying agent(s)”). Our agent locations include multi-service stores, grocery stores, convenience stores, bodegas and other retail locations. The vast majority of our agents are provided access to our proprietary money remittance software systems, while others have access to our combination telephone and fax/tablet set up, which we call telewire, enabling direct access to our call centers for money remittance services. In all of our independent sending agent locations the agent provides the physical infrastructure and staff required to complete the remittances, while we provide the central operating functions, such as transaction processing, settlement, marketing support, compliance training and support and customer relationship management. We also maintain 32 company-operated stores in the United States. When a money remittance transaction is initiated at a company-operated store, only the paying agent earns a commission. We retain customer data, which enables us to increase repeat customer usage, track and effectively recapture one-time users of our service and improve sending agent productivity. As a part of our money remittance transactions, we rely upon in excess of 100,000 sending agents and paying agents, none of which, individually, handle a material portion of our business.

We market our services to customers in a number of ways, directly and indirectly through our sending agents and paying agents, promotional activities, traditional media and digital advertising, and our loyalty program, which we call “Interpuntos.” This loyalty program offers customers faster service at our sending agent locations and the ability to earn points with each transaction that are redeemable for rewards, such as reduced transaction fees or more favorable foreign exchange rates.

Our Industry

We are a rapidly growing and leading money remittance services company primarily focused on the United States to the LAC corridor. We utilize our proprietary technology to deliver convenient, reliable and value-added services to our customers through a broad network of sending and paying agents. The two largest remittance corridors we serve are United States to Mexico and United States to Guatemala. According to the World Bank Remittance Matrix, the United States to Mexico remittance corridor was the largest in the world in 2017, with an aggregate of over $30.0 billion sent. This amount represented approximately 40% of remittances to all of Latin America, and Mexico was the fourth largest global recipient of remittances, after India, China and the Philippines. The United States to Guatemala corridor represented the tenth largest in the world in 2017 as reported by the World Bank in their latest available data published, with an aggregate of over $7.2 billion sent. Growth in money remittances in the United States-Latin America corridor continues to outpace money remittance growth in the rest of the world. For example, while global remittances increased by 5.7% from 2015 to 2017, remittances to Latin America grew at a rate of 17.6% in the same period, with the vast majority of that volume coming from the United States.

Trends in the cross-border money remittance business tend to correlate to immigration trends, global economic opportunity and related employment levels in certain industries such as construction, information, manufacturing, agriculture and certain service industries.

Throughout 2018, Latin American political and economic conditions remained unstable, as evidenced by high unemployment rates in key markets, currency reserves, currency controls, restricted lending activity, weak currencies and low consumer confidence, among other factors. Specifically, continued political and economic unrest in parts of Mexico and Guatemala contributed to volatility. Our business has generally been resilient during times of economic instability as money remittances are essential to many recipients, with the funds used by the receiving party for their daily needs. However, long-term sustained devaluation of the Mexican Peso or Guatemalan Quetzal as compared to the U.S. dollar could negatively affect our revenues and profitability.

Another significant trend impacting the money remittance industry is increasing regulation on banks, making it difficult for money remittance companies to have strong banking relationships. Regulations in the United States and elsewhere focus, in part, on cybersecurity and consumer protection. Regulations require money remittance providers, banks and other financial institutions to develop systems to prevent, detect, monitor and report certain transactions.

Government Regulation

As a non-bank financial institution, we are regulated by the Department of Treasury, the Internal Revenue Service, FinCEN, the Consumer Financial Protection Bureau (“CFPB”), the Department of Banking and Finance of the State of Florida and additionally by the various regulatory institutions of those states where we hold an operating license. We are duly registered as a Money Service Business (“MSB”) with FinCEN, the financial intelligence unit of the U.S. Department of the Treasury. We are also subject to a wide range of regulations in the United States and other countries, including anti-money laundering laws and regulations; financial services regulations; currency control regulations; anti-bribery laws; money transfer and payment instrument licensing laws; escheatment laws; privacy, data protection and information security laws; and consumer disclosure and consumer protection laws.

Regulators worldwide are exercising heightened supervision of money remittance providers and requiring increased efforts to ensure compliance. Failure to comply with any applicable laws and regulations could result in restrictions on our ability to provide our products and services, as well as the potential imposition of civil fines and possibly criminal penalties. We continually monitor and enhance our compliance programs in light of the most recent legal and regulatory changes.

Anti-Money Laundering Compliance.

Our money remittance services are subject to anti-money laundering laws and regulations of the United States, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, as well as state laws and regulations and the anti-money laundering laws and regulations in many of the countries in which we operate. The countries in which we operate may require one or more of the following:

•	reporting of large cash transactions and suspicious activity;
•	transaction screening against government watch-lists, including the watch-list maintained by OFAC;
•	prohibition of transactions in, to or from certain countries, governments, individuals and entities;
•	limitations on amounts that may be transferred by a customer or from a jurisdiction at any one time or over specified periods of time, which require aggregation over multiple transactions;
•	customer information gathering and reporting requirements;
•	customer disclosure requirements, including language requirements and foreign currency restrictions;
•	notification requirements as to the identity of contracting agents, governmental approval of contracting agents or requirements and limitations on contract terms with our agents;
•	registration or licensing of us or our agents with a state or federal agency in the United States or with the central bank or other proper authority in a foreign country; and
•	minimum capital or capital adequacy requirements.

Anti-money laundering regulations are constantly evolving and vary from country to country. We continuously monitor our compliance with anti-money laundering regulations and implement policies and procedures in light of the most current legal requirements. Our money remittance services are primarily offered through third-party agents under contract with us, but we do not directly control these agents. As a MSB, we and our agents are required to establish anti-money laundering compliance programs that include internal policies and controls; a designated compliance officer; employee training and an independent review function. We have developed an anti-money laundering training manual and a program to assist with the education of our agents and employees on the applicable rules and regulations. We also offer in-person and online training as part of our agent compliance training program, engage in various activities to enable agent oversight and have adopted compliance policies that outline key principles of our compliance program to our agents. We have developed a regulatory compliance department, under the direction of our experienced Chief Administrative and Compliance Officer, whose foremost responsibility is to monitor transactions, detect suspicious activity, maintain financial records and train our employees and agents. An independent third-party consulting firm periodically reviews our policies and procedures to ensure the efficacy of our anti-money laundering and regulatory compliance program. Our key milestones in the compliance process include (1) the entry of the transaction by the sending agent requires completion of mandatory fields and identification requirements, (2) the sender and receiver are screened against government required lists (for OFAC and other purposes), (3) the transaction, before sent to the paying agent, is screened and any flagged exceptions are sent to the compliance unit for investigation and release or rejection and (4) the transaction is screened for limit restrictions, velocity levels, structuring and identification requirements.

In connection with and when required by regulatory requirements we make information available to certain U.S. federal and state, as well as certain foreign, government agencies to assist in the prevention of money laundering, terrorist financing and other illegal activities and pursuant to legal obligations and authorizations. In certain circumstances, we may be required by government agencies to deny transactions that may be related to persons suspected of money laundering, terrorist financing or other illegal activities, and it is possible that we may inadvertently deny transactions from customers who are making legal money transfers.

Licensing.

In most countries, either we or our agents are required to obtain licenses or to register with a government authority in order to offer money transfer services. Almost all states in the United States, the District of Columbia and Puerto Rico require us to be licensed to conduct business within their jurisdictions. Licensing requirements may include requirements related to net worth, providing surety bonds and letters of credit, operational procedures, agent oversight and maintenance of reserves to cover outstanding payment obligations. Acceptable forms of such reserves will vary based on jurisdiction and the applicable regulator, but generally include cash and cash equivalents, U.S. government securities and other highly rated debt instruments. Many regulators require us to file reports on a quarterly or more frequent basis to verify our compliance with their requirements. We are also subject to periodic examinations by the governmental agencies with regulatory authority over our business.

Escheatment.

Unclaimed property laws of each state in the United States in which we operate, the District of Columbia, and Puerto Rico require us to track certain information for all of our money remittances and payment instruments and, if the funds underlying such remittances and instruments are unclaimed at the end of an applicable statutory abandonment period, require us to remit the proceeds of the unclaimed property to the appropriate jurisdiction. Applicable statutory abandonment periods range from three to seven years. Certain foreign jurisdictions also have unclaimed property laws. These laws are evolving and are often unclear and inconsistent among jurisdictions, making compliance challenging. We have an ongoing program designed to comply with escheatment laws as they apply to our business.

Data Privacy and Cybersecurity.

We are subject to federal, state and international laws and regulations relating to the collection, use, retention, security, transfer, storage and disposal of personally identifiable information of our customers, agents and employees. In the United States, we are subject to various federal privacy laws, including the Gramm-Leach-Bliley Act, which requires that financial institutions provide consumers with privacy notices and have in place policies and procedures regarding the safeguarding of personal information. We are also subject to privacy and data breach laws of various states. Outside the United States, we are subject to privacy laws of numerous countries and jurisdictions, which may be more restrictive than the U.S. laws and impose more stringent duties on companies or penalties for non-compliance. Government surveillance laws and data localization laws are evolving to address increased and changing threats and risks and as these laws evolve they may be, or become, inconsistent from jurisdiction to jurisdiction.

Consumer Protection.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law in 2010. The Dodd-Frank Act imposes additional regulatory requirements and creates additional regulatory oversight over us. The Dodd-Frank Act created the CFPB which issues and enforces consumer protection initiatives governing financial products and services, including money remittance services, in the United States. The CFPB’s Remittance Transfer Rule became effective on October 28, 2013. Its requirements include: a disclosure requirement to provide consumers sending funds internationally from the United States enhanced pre-transaction written disclosures, an obligation to resolve certain errors, including errors that may be outside our control, and an obligation to cancel transactions that have not been completed at a customer’s request. As a “larger participant” in the market for international money transfers, we are subject to direct examination and supervision by the CFPB. We have modified our systems and consumer disclosures in light of the requirements of the Remittance Transfer Rule. In addition, under the Dodd-Frank Act, it is unlawful for any provider of consumer financial products or services to engage in unfair, deceptive, or abusive acts or practices. The CFPB has substantial rule making and enforcement authority to prevent unfair, deceptive, or abusive acts or practices in connection with any transaction with a consumer for a financial product or service.

Anti-Bribery Regulation.

We are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”) in the United States and similar anti-bribery laws in other jurisdictions. These laws may impose recordkeeping and other requirements on us. We maintain a compliance program designed to comply with anti-bribery laws and regulations applicable to our business.

Risk Management

At times, we are exposed to credit risk related to receivable balances from sending agents in the money remittance process if agents do not promptly process transactions and make payments to us. Historically, the amount of these receivables has not been material to our business.

Through our online and electronic platforms, we also are exposed to credit risk directly from transactions that are originated through means other than cash, such as credit, debit and “ACH” cards, and therefore are subject to “chargebacks” for insufficient funds or other collection impediments, such as fraud.

We continually monitor fraud risk, perform credit reviews before adding agents to our network and conduct periodic credit risk analyses of agents and certain other parties that we transact with directly. For the fiscal year ended December 31, 2018, our bad debt expense was equal to 0.5% of our total revenues.

Seasonality

We do not experience meaningful seasonality in our business. We may experience, however, increased transaction volume around certain holidays, such as Mother’s Day and the December holidays.

Competition

The market for money remittance services is very competitive, consisting of a small number of large competitors and a large number of small, niche competitors, and we will continue to encounter competition from new technologies that enable customers to send and receive money in a variety of ways. We generally compete based on convenience, price, security, reliability, customer service, distribution network, speed, options and brand recognition. We believe that our ongoing investments in new products and services will help us to remain competitive in our evolving business environment.

Our competitors include a small number of large money remittance providers, financial institutions, banks and a large number of small niche money remittance service providers that serve select regions. We compete with larger companies such as The Western Union Company (“Western Union”), MoneyGram International, Inc. (“MoneyGram”) and Euronet Worldwide Inc. (“EuroNet”) and a number of other smaller competitors. We generally compete for money remittance agents on the basis of value, service, quality, technical and operational differences, commission, and marketing efforts. As a philosophy we sell credible solutions to agents, not discounts or higher commissions as is typical for the industry. We compete for money remittance customers on the basis of trust, convenience, service, efficiency of outlets, value, technology and brand recognition.

We expect to encounter increasing competition as new technologies emerge that enable customers to send and receive money through a variety of channels, but we do not expect adoption rates to be as significant in the near term for the customer segment we serve. Regardless, we continue to innovate in the industry by differentiating our money remittance business through programs to foster loyalty among agents as well as customers and have expanded our channels through which our services are accessed to include online and mobile offerings in preparation for customer adoption.

Employees

As of December 31, 2018, we had 252 employees in the United States, as well as 438 employees outside of the United States. As of December 31, 2018, we had 335 employees in Mexico represented by a labor union.

Properties

Our leased corporate offices are located in Miami, FL. In addition, we lease three other facilities in Miami, FL. As of December 31, 2018, we lease 32 company-operated stores all located in the United States. We have two international customer services centers located in Guatemala City, Guatemala and Puebla, Mexico where our employees answer operational questions from agents and customers. Our owned and leased facilities are used for operational, sales and administrative purposes in support of our business, and are all currently being utilized as intended.

We believe that our leased properties are sufficient to meet our current and projected business needs. We periodically review our facility requirements and may acquire new facilities, or modify, update, consolidate, dispose of or sublet existing facilities, based on evolving business needs.

Insurance

We maintain insurance policies to cover directors’ and officers’ liability, fiduciary, crime, property, workers’ compensation, automobile, key man, general liability and umbrella insurance.

All of our insurance policies are with third-party carriers and syndicates with financial ratings of A or better. We and our global insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business.

Legal Proceedings

From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

We are currently not a party to any legal proceedings that would be expected to have a material adverse effect on our business or financial condition. From time to time, we are subject to litigation incidental to our business, as well as other litigation of a non-material nature in the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this Prospectus/Offer to Purchase. This Prospectus/Offer to Exchange contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in other sections of this Prospectus/Offer to Exchange. See “Forward-Looking Statements” for additional factors relating to such statements, and see “Risk Factors” included in Prospectus/Offer to Exchange. Past operating results are not necessarily indicative of operating results in any future periods.

For the purposes hereof, the term “Successor Company” refers to the Company after the Merger and the term “Predecessor Company” refers to Intermex Holdings prior to the Merger.

Overview

We are a rapidly growing and leading money remittance services company focused primarily on the U.S. to the LAC corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value-added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, are available in 50 states, Washington D.C. and Puerto Rico, where customers can send money to beneficiaries primarily in 17 LAC countries. Our services are accessible in person through over 100,000 sending and paying agents and company-operated stores, as well as online and via Internet-enabled mobile devices.

Money remittance services to Latin America, primarily Mexico and Guatemala, are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other customers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value. We generate money remittance revenue from fees paid by our customers (i.e., the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies that are not pegged to the U.S. dollar also earn revenue through our daily management of currency exchange spreads.

Our money remittance services enable our customers to send and receive funds through our extensive network of locations in the United States that are primarily operated by third-party businesses, which we refer to as agents, and a small number of company-operated stores in the LAC corridor. In addition, our services are offered digitally through Intermexonline.com and via Internet-enabled mobile devices. We currently operate in the United States, Mexico, Guatemala and 20 additional countries. Since January 2015 through December 31, 2018, we have grown our agent network by more than 109% and increased our remittance transactions volume by approximately 117%. In 2018, we processed approximately $24.1 million remittances, representing over 27% growth in transactions as compared to 2017.

As a non-bank financial institution, we are regulated by the Department of Treasury, the Internal Revenue Service, FinCEN, the CFPB, the Department of Banking and Finance of the State of Florida and additionally by the various regulatory institutions of those states where we hold an operating license. We are duly registered as an MSB with FinCEN, the financial intelligence unit of the U.S. Department of the Treasury. We are also subject to a wide range of regulations in the United States and other countries, including anti-money laundering laws and regulations; financial services regulations; currency control regulations; anti-bribery law; money transfer and payment instrument licensing laws; escheatment laws; privacy, data protection and information security laws; and consumer disclosure and consumer protection laws.

Key Factors and Trends Affecting our Business

Various trends and other factors have affected and may continue to affect our business, financial condition and operating results, including:

•	competition in the markets in which we operate;
•	cyber-attacks or disruptions to our information technology, computer network systems and data centers;
•	our ability to maintain agent relationships on terms consistent with those currently in place;
•	our ability to maintain banking relationships necessary for us to conduct our business;
•	credit risks from our agents and the financial institutions with which we do business;
•	bank failures, sustained financial illiquidity, or illiquidity at our clearing, cash management or custodial financial institutions;
•	our ability to meet our debt obligations and remain in compliance with our Credit Facility requirements;
•	new technology or competitors that disrupt the current ecosystem;
•	our success in developing and introducing new products, services and infrastructure;
•	customer confidence in our brand and in consumer money transfers generally;
•	our ability to maintain compliance with the regulatory requirements of the jurisdictions in which we operate or plan to operate including anti-corruption, data privacy and cybersecurity laws;
•	consumer fraud and other risks relating to customer authentication;
•	international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States;
•	changes in tax laws and unfavorable outcomes of tax positions we take;
•	political instability, currency restrictions and devaluation in countries in which we operate or plan to operate;
•	weakness in U.S. or international economic conditions;
•	change or disruption in international migration patterns;
•	our ability to protect our brand and intellectual property rights;
•	our ability to retain key personnel; and
•	changes in foreign exchange rates which could impact consumer remittance activity.

Throughout 2018, Latin American political and economic conditions remain unstable, as evidenced by high unemployment rates in key markets, currency reserves, currency controls, restricted lending activity, weak currencies and low consumer confidence, among other factors. Specifically, continued political and economic unrest in parts of Mexico and Guatemala contributed to volatility. Our business has generally been resilient during times of economic instability as money remittances are essential to many recipients, with the funds used by the receiving party for their daily needs. However, long-term sustained devaluation of the Mexican Peso or Guatemalan Quetzal as compared to the U.S. Dollar could negatively affect our revenues and profitability.

Money remittance businesses such as ours have continued to be subject to strict legal and regulatory requirements, and we continue to focus on and regularly review our compliance programs. In connection with these reviews, and in light of regulatory complexity and heightened attention of governmental and regulatory authorities related to cybersecurity and compliance activities, we have made, and continue to make, enhancements to our processes and systems designed to detect and prevent cyber-attacks, consumer fraud, money laundering, terrorist financing and other illicit activity, along with enhancements to improve consumer protection, including related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and similar regulations outside the United States. In coming periods, we expect these enhancements will continue to result in changes to certain of our business practices and may result in increased costs.

We maintain a regulatory compliance department, under the direction of our experienced Chief Administrative and Compliance Officer, whose foremost responsibility is to monitor transactions, detect suspicious activity, maintain financial records and train our employees and agents. An independent third-party consulting firm periodically reviews our policies and procedures to ensure the efficacy of our anti-money laundering and regulatory compliance program.

The market for money remittance services is very competitive. Our competitors include a small number of large money remittance providers, financial institutions and banks as well as a large number of small niche money remittance service providers that serve select regions. We compete with larger companies such as Western Union, MoneyGram and EuroNet and a number of other smaller MSB entities. We generally compete for money remittance agents on the basis of value, service, quality, technical and operational differences, commission structure and marketing efforts. We sell credible solutions to our agents, not discounts or higher commissions, as is typical for the industry. We compete for money remittance customers on the basis of trust, convenience, service, efficiency of outlets, value, technology and brand recognition.

We expect to encounter increasing competition as new technologies emerge that enable customers to send and receive money through a variety of channels, but we do not expect adoption rates to be as significant in the near term for the customer segment we serve. Regardless, we continue to innovate in the industry by differentiating our money remittance business through programs to foster loyalty among agents as well as customers and have expanded our channels through which our services are accessed to include online and mobile offerings in preparation for customer adoption.

We qualify as an “emerging growth company” pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), enacted on April 5, 2012. An “emerging growth company” can take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

•	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;
•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and
•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed a “large accelerated filer,” which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30.

On December 22, 2017, the U.S. enacted tax reform legislation known as H.R. 1, commonly referred to as the “Tax Cuts and Jobs Act” (the “Act”), resulting in significant modifications to existing law. Due to the timing of the Act and the complexity involved in applying the provisions of the Act, the Company made a reasonable estimate of the effects and recorded provisional amounts in the fourth quarter of 2017, which primarily included the impact of the remeasurement of the Company’s deferred tax balances to reflect the change in the corporate tax rate. As a result of the changes to tax laws and tax rates under the Act, the Company reduced its deferred tax asset as of December 31, 2017 by $0.6 million. All changes to the tax code that are effective as of January 1, 2018 have been applied by the Company in computing its income tax expense for the year ended December 31, 2018. Additional guidance issued by the U.S. Treasury Department, the IRS and other standard-setting bodies may materially impact the provision for income taxes and effective tax rate in the period in which the guidance is issued.

The Merger

On July 26, 2018 (the “Closing Date”), International Money Express, Inc. (formerly FinTech Acquisition Corp. II) consummated the previously announced Merger by and among FinTech, Merger Sub 1, a wholly-owned subsidiary of FinTech, Merger Sub 2, a wholly-owned subsidiary of FinTech, Intermex Holdings, and SPC Intermex. In connection with the closing of the Merger, FinTech changed its name to International Money Express, Inc.

The Merger has been accounted for as a reverse recapitalization where FinTech was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the facts that, following the Merger, the former stockholders of Intermex Holdings control the majority of the voting rights in respect of the board of directors of the Company, Intermex Holdings’ comprising the ongoing operations of the Company and Intermex Holdings’ senior management comprising the senior management of the Company. Accordingly, the Merger is treated as the equivalent of Intermex Holdings issuing stock for the net assets of FinTech, accompanied by a recapitalization. The net assets of FinTech are stated at historical cost, with no goodwill or other intangible assets resulting from the Merger. The consolidated assets, liabilities and results of operations prior to the Closing Date of the Merger are those of Intermex Holdings, and FinTech’s assets, liabilities and results of operations are consolidated with Intermex Holdings beginning on the Closing Date. The shares and corresponding capital amounts included in common stock and additional paid-in capital, pre-merger, have been retroactively restated as shares reflecting the exchange ratio in the Merger for all Successor periods. The historical financial information and operating results of FinTech prior to the Merger have not been separately presented in this Annual Report as they were not significant or meaningful.

The Merger was approved by FinTech’s stockholders at the Special Meeting of FinTech Stockholders held on July 20, 2018. In connection with the closing of the Merger, FinTech redeemed a total of 4.9 million shares of its common stock at a redemption price of $10.086957 per share, resulting in a total payment to redeemed stockholders of approximately $49.8 million. The aggregate consideration paid in the Merger consisted of approximately (i) $102.0 million in cash and (ii) 17.2 million shares of FinTech common stock.

After the completion of the transactions on the Closing Date, there were 36.2 million shares of International Money Express, Inc. outstanding common stock, warrants to purchase 9 million shares of common stock and 3.4 million shares reserved for issuance under the International Money Express, Inc. 2018 Equity Compensation Plan, of which stock options to purchase 2.8 million shares of common stock and restricted stock units in respect of 21.2 thousand shares of common stock were granted to employees and independent directors of the Company in connection with the completion of the transaction. As of the Closing Date, the former stockholders of Intermex owned approximately 48.3% and the former stockholders of FinTech owned approximately 51.7%, respectively, of the combined Company’s outstanding common stock.

Stella Point Acquisition

On February 1, 2016, Intermex’s direct wholly-owned subsidiary, Holdings, entered into an Agreement and Plan of Merger pursuant to which Interwire LLC, an affiliate of Stella Point, acquired 100% of the outstanding capital stock of Intermex Holdings, the surviving corporation in a merger with a subsidiary of Interwire LLC that was formed for purposes of the transaction, which we refer to as the Stella Point acquisition. The Stella Point acquisition was consummated on February 1, 2017 for a cash purchase price of approximately $52.0 million, plus approximately $12.4 million of rollover equity from certain existing management holders, the assumption of approximately $78.0 million of Holdings’ outstanding debt and an additional funding of $5.0 million of Holdings’ debt. In connection with the Stella Point acquisition, certain members of our management contributed approximately $12.4 million of Holdings shares held by them to Interwire LLC in exchange for equity interests in Interwire LLC. In connection with the Stella Point acquisition, we applied “push-down accounting” and the assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result, our financial statement presentations distinguish between a predecessor period (“Predecessor”), for periods prior to the closing of the Stella Point acquisition, and a successor period (“Successor”), for periods subsequent to the closing of such transaction. The Successor’s financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the transaction date. The consolidated financial statements presented herein are those of Successor from its inception on February 1, 2017 through December 31, 2018, and those of Predecessor for all periods prior to the transaction date. The Successor period may not be comparable to the Predecessor periods.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of our business are revenues, services charges from agents and banks, salaries and benefits and selling, general and administrative expenses. To help us assess our performance with these key indicators, we use Adjusted EBITDA as a non-GAAP financial measure. We believe this non-GAAP measure provides useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements. See the “Adjusted EBITDA” sections below for reconciliations of Adjusted EBITDA to our net (loss) income, the closest GAAP measure.

Revenues

Transaction volume is the primary generator of revenue in our business. Revenue on transactions is derived primarily from transaction fees paid by customers to transfer money. Revenues per transaction vary based upon send and receive locations and the amount sent. In certain transactions involving different send and receive currencies, we generate foreign exchange revenues based on the difference between the set exchange rate charged by us to the sender and the rate available to us in the wholesale foreign exchange market.

Operating Expenses

Service Charges from Agents and Banks

Service charges and fees primarily consist of agent commissions and bank fees. Service charges and fees vary based on agent commission percentages and the amount of fees charged by the banks. Agents earn a commission on each transaction they process of approximately 50% of the transaction fee. Service charges and fees may increase if banks or payer organizations increase their fee structure. Service charges also vary based on the method the customer selects to send the transfer and payer organization that facilitates the transaction.

Salaries and Benefits

Salaries and benefits include cash and share-based compensation associated with our corporate employees and sales team as well as employees at our company-operated stores. Corporate employees include management, customer service, compliance, information technology, finance and human resources. Our sales team, located throughout the United States, is focused on supporting and growing our agent network. Share-based compensation is not comparable between the Successor and Predecessor periods.

Other Selling, General and Administrative

General and administrative expenses primarily consist of fixed overhead expenses associated with our operations, such as rent expense, insurance, professional services, management fees and other similar types of expenses. A portion of these expenses relate to our 32 company-operated stores; however, the majority relate to the overall business. General and administrative expenses were expected to increase when we became a publicly traded company. Selling expenses include expenses such as advertising and promotion, bad debt expense and expenses associated with increasing our network of agents. These expenses are expected to continue to increase in line with increases in revenues.

Transaction Costs

We have incurred transaction costs associated with both the Stella Point acquisition and the Merger. These costs include all internal and external costs directly related to the transaction, consisting primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses. Due to their significance, they are presented separately in our consolidated financial statements.

Depreciation and Amortization

Depreciation and amortization is not comparable between the Successor and Predecessor companies. Due to the application of “push-down” accounting with the Stella Point acquisition, the Successor company established a new basis for its tangible and intangible assets. Depreciation largely consists of depreciation of computer equipment and software that supports our technology platform. Amortization of intangible assets is primarily related to our agent relationships, trade name and developed technology.

Non-Operating Expenses

Interest Expense

Interest expense consists primarily of interest associated with our credit facilities, which consisted of a term loan and revolving credit facility that were both refinanced on August 23, 2017 and November 7, 2018, respectively. At December 31, 2018, the interest rates for the term loan and revolving credit facility related to our current Credit Agreement were 7.34% and 7.01%, respectively. Interest on the term loan facility and revolving credit facility is determined by reference to either LIBOR or a “base rate”, in each case, plus an applicable margin of 4.50% per annum for LIBOR loans or 3.50% per annum for base rate loans. The Company is also required to pay a fee on the unused portion of the revolving credit facility equal to 0.35% per annum.

Income tax provision (benefit)

Our income tax provision (benefit) includes the expected benefit of all deferred tax assets, including our net operating loss carryforwards. With few exceptions, our net operating loss carryforwards will expire from 2029 through 2037. The Stella Point acquisition was considered a change of ownership under Section 382 of the Internal Revenue Code. After the change of ownership, utilization of our net operating loss carryforwards are subject to annual limitations; however, our current assessment is that no valuation allowance is required for any of our deferred tax assets. Our tax provision (benefit) has been impacted by non-deductible expenses, including shared-based compensation and transaction costs. The Act, enacted in December 2017, reduced our federal corporate tax rate from 34% to 21% beginning in 2018.

Net (Loss) Income

Net (loss) income is determined by subtracting operating and non-operating expenses from revenues.

Segments

Our business is organized around one reportable segment that provides money transmittal services primarily between the USA and Latin America. This is based on the objectives of the business and how our chief operating decision maker, the CEO and President, monitors operating performance and allocates resources.

Results of Operations

The following table summarizes key components of our results of operations for the periods indicated:

	Successor Company		Predecessor Company
(in thousands)	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016
Revenues:
Wire transfer and money order fees	$232,380	$169,796	$11,877	$138,468
Foreign exchange	39,765	30,014	2,450	25,782
Other income	1,756	1,229	98	1,145
Total revenues	273,901	201,039	14,425	165,395

Operating expenses:
Service charges from agents and banks	182,471	135,569	9,441	108,076
Salaries and benefits	32,926	23,417	4,530	18,518
Other selling, general andadministrative expenses	19,442	14,894	1,062	12,346
Transaction costs	10,319	8,706	3,917	901
Depreciation and amortization	15,671	16,645	382	2,530
Total operating expenses	260,829	199,231	19,332	142,371
Operating income (loss)	13,072	1,808	(4,907)	23,024
Interest expense	18,448	11,448	614	9,540
(Loss) income before income taxes	(5,376)	(9,640)	(5,521)	13,484
Income tax provision (benefit)	1,868	534	(2,203)	4,084
Net (loss) income	$(7,244)	$(10,174)	$(3,318)	$9,400

Year Ended December 31, 2018 Compared to Successor Period Ended December 31, 2017 (“2017 Successor Period”) and Predecessor Period from January 1, 2017 to January 31, 2017 (“2017 Predecessor Period”) defined as “2017 Combined Period”

Revenues

Revenues for the above periods are presented below:

	Successor Company				Predecessor Company
($ in thousands)	Year Ended December 31, 2018	% of Revenues	Period from February 1, 2017 to December 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues
Revenues:
Wire transfer and money order fees	$232,380	85%	$169,796	84%	$11,877	82%
Foreign exchange	39,765	14%	30,014	15%	2,450	17%
Other income	1,756	1%	1,229	1%	98	1%
Total revenues	$273,901	100%	$201,039	100%	$14,425	100%

Wire transfer and money order fees of $232.4 million for the year ended December 31, 2018 increased by $50.7 million from $181.7 million for the 2017 Combined Period, including $169.8 million from the 2017 Successor Period and $11.9 million from the 2017 Predecessor Period. This increase of 28% was primarily due to a 27% increase in transaction volume achieved in the year ended December 31, 2018, largely due to the continued growth in our agent network, which has grown by 21% from December 2017 to December 2018.

Revenues from foreign exchange of $39.8 million for the year ended December 31, 2018 increased by $7.3 million from $32.5 million for the 2017 Combined Period, including $30.0 million from the 2017 Successor Period and $2.5 million from the 2017 Predecessor Period. This increase of 22% was primarily due to higher transaction volume achieved by growth in our agent network.

Operating Expenses

Operating expenses for the above periods are presented below:

	Successor Company				Predecessor Company
($ in thousands)	Year Ended December 31, 2018	% of Revenues	Period from February 1, 2017 to December 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues
Operating expenses:
Service charges from agents and banks	$182,471	67%	$135,569	67%	$9,441	65%
Salaries and benefits	32,926	12%	23,417	12%	4,530	31%
Other selling, general and administrative expenses	19,442	7%	14,894	7%	1,062	7%
Transaction costs	10,319	4%	8,706	4%	3,917	27%
Depreciation and amortization	15,671	6%	16,645	8%	382	3%
Total operating expenses	$260,829	96%	$199,231	98%	$19,332	133%

Service charges from agents and banks—Service charges from agents and banks were $182.5 million or 67% of revenues for the year ended December 31, 2018 compared to $145.0 million, or 67% of revenues for the 2017 Combined Period, which included $135.6 million in the 2017 Successor Period and $9.4 million in the 2017 Predecessor Period, an increase of 26% from the 2017 Combined Period. The increase of $37.5 million was due to a 27% increase in transaction volume compared to the 2017 Combined Period, largely due to the continued growth in our agent network, which has grown by 21% from December 2017 to December 2018.

Salaries and benefits—Salaries and benefits were $32.9 million for the year ended December 31, 2018, an increase of $5.0 million from $27.9 million for the 2017 Combined Period, which included $23.4 million for the 2017 Successor Period and $4.5 million for the 2017 Predecessor Period. The increase of $5.0 million primarily related to share-based compensation due to the accelerated vesting of incentive units and the vesting of new options and restricted stock units that were granted in 2018 all in connection with the Merger. higher commissions and bonuses were due to our favorable operating results, as well as higher salaries and benefits largely in management and compliance areas associated with our transition to a publicly-traded company.

Other selling, general and administrative expenses—Other selling, general and administrative expenses of $19.4 million for the year ended December 31, 2018 increased by $3.4 million from $16.0 million for the 2017 Combined Period, which included $14.9 million for the 2017 Successor Period and $1.1 million for the 2017 Predecessor Period. The increase of $3.4 million was primarily due to an increase in professional fees of $2.0 million, which included $0.6 million associated with registration of common stock underlying outstanding warrants, $0.2 million in legal fees and settlement expense associated with a Telephone Consumer Protection Act (“TCPA”) lawsuit and additional expenses to support our transition to a publicly-traded company. The remaining increase of $1.2 million largely related to our growing agent network, with increases in computer network maintenance costs, data communications expenses and related expenses.

Transaction costs—Transaction costs of $10.3 million for the year ended December 31, 2018 decreased by $2.3 million from $12.6 million for the 2017 Combined Period, which included $8.7 million for the 2017 Successor Period and $3.9 million for the 2017 Predecessor Period. Transaction costs for the year ended December 31, 2018 include costs related to the Merger, consisting primarily of employee incentive bonuses, termination of management fee agreement, change in control fee to our lender and legal and other professional fees, while costs for the 2017 Combined Period related to the Stella Point acquisition consisting primarily of employee incentive bonuses and legal and other professional fees.

Depreciation and amortization—Depreciation and amortization of $15.7 million for the year ended December 31, 2018 decreased by $1.3 million from $17.0 million for the 2017 Combined Period, which includes $16.6 million for the 2017 Successor Period and $0.4 million for the 2017 Predecessor Period, a decrease of 8% from the 2017 Combined Period. Depreciation and amortization for the year ended December 31, 2018 includes accelerated amortization of $12.5 million related to agent relationships, trade name and developed technology, compared to $14.6 million in the 2017 Successor Period, a decrease of $2.1 million year over year. This decrease is offset by an increase in depreciation expense of $0.9 million related to capital expenditures placed into service during the year ended December 31, 2018. Depreciation and amortization expense is not fully comparable between the Successor and Predecessor periods due to the new basis established for the assets and liabilities of the Successor Company as of February 1, 2017.

Non-Operating Expenses

Interest expense—Interest expense was $18.4 million for the year ended December 31, 2018, an increase of $6.4 million or 53% from $12.0 million for the 2017 Combined Period, which includes $11.4 million for the 2017 Successor Period and $0.6 million for the 2017 Predecessor Period. This increase was primarily due to the prepayment penalty and write-off of unamortized debt origination costs related to the November 2018 refinancing of our senior secured credit facility, which were recorded within interest expense.

Income tax provision (benefit)—Income tax provision was $1.9 million for the year ended December 31, 2018, a change of $3.6 million from income tax benefit of $1.7 million for the 2017 Combined Period, which includes income tax expense of $0.5 million for the 2017 Successor Period and income tax benefit of $2.2 million for the 2017 Predecessor Period. The provision in the year ended December 31, 2018 is primarily associated with non-deductible expenses such as transaction costs and share-based compensation expense.

Net (Loss) Income

We had a net loss of $7.2 million for the year ended December 31, 2018, compared to a net loss of $13.5 million for the 2017 Combined Period, which includes $10.2 million from the 2017 Successor Period and $3.3 million from the 2017 Predecessor Period. The decrease in net loss is primarily due to the same factors discussed above.

Successor Period Ended December 31, 2017 (“2017 Successor Period”) and Predecessor Period from January 1, 2017 to January 31, 2017 (“2017 Predecessor Period”) defined as “2017 Combined Period”, Compared to Predecessor Year Ended December 31, 2016

Revenues

Revenues for the above periods are presented below:

	Successor Company		Predecessor Company
($ in thousands)	Period from February 1, 2017 to December 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues	Year Ended December 31, 2016	% of Revenues
Revenues:
Wire transfer and money order fees	$169,796	84%	$11,877	82%	$138,468	84%
Foreign exchange	30,014	15%	2,450	17%	25,782	15%
Other income	1,229	1%	98	1%	1,145	1%
Total revenues	$201,039	100%	$14,425	100%	$165,395	100%

Wire transfer and money order fees of $181.7 million for the 2017 Combined Period, including $169.8 million from the 2017 Successor Period and $11.9 million from the 2017 Predecessor Period, increased by $43.2 million from the Predecessor year ended December 31, 2016. This increase of 31% was primarily due to a 30% increase in transaction volume achieved in the 2017 Combined Period, largely due to the continued growth in our agent network.

Revenues from foreign exchange of $32.5 million for the 2017 Combined Period, including $30.0 million from the 2017 Successor Period and $2.5 million from the 2017 Predecessor Period, increased by $6.7 million or 26%, from $25.8 million for the Predecessor year ended December 31, 2016, primarily due to higher transaction volume achieved by growth in our agent network. This increase was partially offset by reduced foreign exchange income per transaction compared to the Predecessor year ended December 31, 2016.

Operating Expenses

Operating expenses for the above periods are presented below:

	Successor Company		Predecessor Company
($ in thousands)	Period from February 1, 2017 to December 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues	Year Ended December 31, 2016	% of Revenue
Operating expenses:
Service charges from agents and banks	$135,569	67%	$9,441	65%	$108,076	64%
Salaries and benefits	23,417	12%	4,530	31%	18,518	11%
Other selling, general and administrative expenses	14,894	7%	1,062	7%	12,346	8%
Transaction costs	8,706	4%	3,917	27%	901	1%
Depreciation and amortization	16,645	8%	382	3%	2,530	2%
Total operating expenses	$199,231	98%	$19,332	133%	$142,371	86%

Service charges from agents and banks—Service charges from agents and banks were $145.0 million, or 67% of revenues for the 2017 Combined Period, consisting of $135.6 million in the 2017 Successor Period and $9.4 million in the 2017 Predecessor Period, compared to $108.0 million, or 64% of revenues in the Predecessor year ended December 31, 2016. The increase of $37.0 million from the Predecessor year ended December 31, 2016 to the 2017 Combined Period was mainly due to the increase in transaction volume of 30%, an increase in commissions paid to our sending agents and an increase in bank service charges due to higher principal sent amounts.

Salaries and benefits—Salaries and benefits were $27.9 million for the 2017 Combined Period, including $23.4 million for the 2017 Successor Period and $4.5 million for the 2017 Predecessor Period, an increase of $9.4 million from $18.5 million for the Predecessor year ended December 31, 2016. Salaries and benefits increased $1.8 million in the Successor period due to incentive units granted by Interwire LLC to employees of the Company. Additionally, the 2017 Predecessor Period included $2.8 million of expense related to the accelerated vesting of all stock options and restricted stock grants in connection with the Stella Point acquisition.

The remaining increase in salaries and benefits from the Predecessor year ended December 31, 2016 to the 2017 Combined Period related to enhancing our technical support and sales teams, which has grown to support the growing agent network. In addition, our sales department commissions increased for the 2017 Combined Period in comparison to the Predecessor year ended December 31, 2016.

Other selling, general and administrative expenses—Other selling, general and administrative expenses of $16.0 million for the 2017 Combined Period, including $14.9 million for the 2017 Successor Period and $1.1 million for the 2017 Predecessor Period, increased by $3.7 million from $12.3 million in the Predecessor year ended December 31, 2016. The increase resulted from higher selling-related costs from advertising and promotion, bad debt expense, and expenses associated with the growing sales team. Advertising in the 2017 Combined Period included the rollout of our online platform. Additionally, the 2017 Successor Period included a $0.7 million related-party management fee that was not included in the Predecessor Periods.

Transaction costs—Transaction costs of $12.6 million for the 2017 Combined Period, including $8.7 million for the 2017 Successor Period and $3.9 million for the 2017 Predecessor Period, increased by $11.7 million from $0.9 million in the Predecessor year ended December 31, 2016. Transaction costs in the 2017 Successor Period included $6.2 million of costs related to the Stella Point acquisition as well as $2.5 million of costs related to the Merger. Transaction costs in the Predecessor Periods were associated with the Stella Point acquisition. These costs included legal, consulting, accounting, advisory fees, and certain incentive bonuses directly related to the Stella Point acquisition.

Depreciation and amortization—Depreciation and amortization for the 2017 Successor Period included accelerated amortization of $14.5 million related to the trade name, developed technology and agent relationships. Depreciation and amortization expense is not comparable between the Successor and Predecessor periods due to the new basis established for the assets and liabilities of the Successor Company as of February 1, 2017.

Non-Operating Expenses

Interest expense—Interest expense was $12.0 million for the 2017 Combined Period, including $11.4 million for the 2017 Successor Period and $0.6 million for the 2017 Predecessor Period, an increase of $2.5 million or 26%, from $9.5 million for the Predecessor year ended December 31, 2016. This increase was primarily due to the increase in the principal balance of the senior secured credit facility outstanding in the 2017 Combined Period.

Income tax provision (benefit)—Income tax benefit was $1.7 million for the 2017 Combined Period, including income tax expense of $0.5 million for the 2017 Successor Period and income tax benefit of $2.2 million for the 2017 Predecessor Period, a change of $5.8 million, from income tax expense of $4.1 million for the Predecessor year ended December 31, 2016. The benefit in the 2017 Combined Period included an unfavorable impact of $3.7 million associated with non-deductible expenses such as transaction costs and share-based compensation expense.

Net (Loss) Income

We had a net loss of $13.5 million for the 2017 Combined Period, including $10.2 million for the 2017 Successor Period and $3.3 million for the 2017 Predecessor Period, compared to net income of $9.4 million for the Predecessor year ended December 31, 2016, primarily due to the same factors discussed above.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We consider liquidity in terms of cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our payment service obligations at all times we must have sufficient highly liquid assets and be able to move funds on a timely basis.

Our principal sources of liquidity are our cash generated by operating activities and supplemented with borrowings under our revolving credit facility. Our primary cash needs are for day to day operations, to pay interest and principal on our indebtedness, to fund working capital requirements and to make capital expenditures.

We expect to continue to finance our liquidity requirements through internally generated funds and supplemented with borrowings under our revolving credit facility. We believe that our projected cash flows generated from operations, together with borrowings under our revolving credit facility are sufficient to fund our principal debt payments, interest expense, our working capital needs and our expected capital expenditures for the next twelve months.

On August 23, 2017, we refinanced our then-existing credit facility with a new senior secured credit facility (“Senior Secured Credit Facility”), which consisted of (i) a five-year $20 million senior secured revolving credit facility (“Revolving Facility”), scheduled to mature on August 23, 2022 and (ii) a five-year $97 million senior secured term loan facility (“Term Loan”), scheduled to mature on August 23, 2022. Interest on the Term Loan and Revolving Facility was determined by reference to either LIBOR or a “base rate”, in each case plus an applicable margin of 9% per annum for LIBOR loans or 8% per annum for base rate loans.

On December 19, 2017, the Senior Secured Credit Facility was amended to allow for the Merger, as the facility contained a restrictive covenant related to the change of control of the Company. We were required to pay $1.5 million in fees to our lenders, which was contingent on the closing of the Merger. This expense is included in transaction costs in the consolidated statements of operations and comprehensive (loss) income for year ended December 31, 2018 and was paid from the Merger proceeds on the Closing Date.

On November 7, 2018 and further amended on December 7, 2018, the Company entered into a new financing agreement (the “Credit Agreement”) with, among others, certain of its domestic subsidiaries as borrowers, certain other domestic subsidiaries and a group of banking institutions. The Credit Agreement provides for a $35.0 million revolving credit facility, a $90.0 million term loan facility and up to a $30.0 million incremental facility. The Credit Agreement also provides for the issuance of letters of credit, which would reduce availability under the revolving credit facility. The proceeds of the loans were used to repay existing indebtedness under the Senior Secured Credit Facility, for working capital purposes and to pay fees and expenses in connection with the transaction. The maturity date of the Credit Agreement is November 7, 2023. Upon execution of the Credit Agreement, the Company incurred a prepayment penalty of approximately $1.8 million under the Senior Secured Credit Facility, which was recognized as interest expense in the fourth quarter of 2018 in the consolidated statements of operations and comprehensive (loss) income. In addition, in connection with the refinancing the Company wrote off approximately $3.5 million of debt origination costs related to the Senior Secured Credit Facility as interest expense during the fourth quarter of 2018.

Interest on the term loan facility and revolving credit facility for the Credit Agreement is determined by reference to either LIBOR or a “base rate”, in each case plus an applicable margin of 4.50% per annum for LIBOR loans or 3.50% per annum for base rate loans. The Company is also required to pay a fee on the unused portion of the revolving credit facility equal to 0.35% per annum.

The principal amount of the term loan facility for the Credit Agreement must be repaid in consecutive quarterly installments of 5% in year 1, 7.5% in years 2 and 3, 10% in years 4 and 5, in each case on the last day of each quarter, commencing in March 2019 with a final payment at maturity. The loans under the Credit Agreement may be prepaid at any time without payment or penalty.

The Credit Agreement contains covenants that limit the Company’s and its subsidiaries’ ability to, among other things, grant liens, incur additional indebtedness, make acquisitions or investments, dispose of certain assets, make dividends and distributions, change the nature of their businesses, enter into certain transactions with affiliates or amend the terms of material indebtedness. The Credit Agreement allows for redemptions or acquisitions of the Company’s equity interests subject to certain dollar limitations.

The Credit Agreement also contains financial covenants which require the Company to maintain a quarterly minimum fixed charge coverage ratio of 1.25:1.00 and a quarterly maximum consolidated leverage ratio of 3.25:1.00.

As of December 31, 2018 and 2017, we were in compliance with the covenants of the Credit Agreement and the Senior Secured Credit Facility, respectively.

As of December 31, 2018, we had total indebtedness of $120.0 million, including $90.0 million of borrowings under the term loan facility and $30.0 million in borrowings under the revolving facility and excluding debt origination costs of $3.3 million. There were $35.0 million of additional borrowings available under these facilities as of December 31, 2018.

Our indebtedness could adversely affect our ability to raise additional capital, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations. See “Risk Factors—Risks Relating to Our Indebtedness—We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our business, financial condition and results of operations.”

Cash Flows

The following table summarizes the changes to our cash flows for the periods presented:

	Successor Company		Predecessor Company
(in thousands)	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016
Statement of Cash Flows Data:
Net cash provided by operating activities	$19,838	$7,417	$8,652	$22,396
Net cash used in investing activities	(5,451)	(5,275)	(249)	(3,012)
Net cash (used in) provided by financing activities	(1,113)	12,927	(2,000)	(558)
Effect of exchange rate changes on cash	(40)	98	(16)	(150)
Net increase in cash and restricted cash	13,234	15,167	6,387	18,676
Cash and restricted cash, beginning of the period	59,795	44,628	38,241	19,565
Cash and restricted cash, end of the period	$73,029	$59,795	$44,628	$38,241

Operating Activities

Net cash provided by operating activities was $19.8 million for the year ended December 31, 2018, an increase of $3.7 million from $16.1 million for the 2017 Combined Period, which includes $7.4 million for the 2017 Successor Period and $8.7 million for the 2017 Predecessor Period. The increase of $3.7 million in 2018 was impacted by non-recurring costs related to the Stella Point acquisition, which were paid during the 2017 Successor Period. The majority of the transaction costs associated with the Merger were paid at the Closing Date from the cash available in the FinTech trust, and therefore did not impact the operating cash flows for the year ended December 31, 2018. Additionally, operating cash flows for the year ended December 31, 2018 were positively impacted by growth of the business.

Net cash provided by operating activities was $16.1 million for the 2017 Combined Period, including $7.4 million for the 2017 Successor Period and $8.7 million for the 2017 Predecessor Period, a decrease of $6.3 million from $22.4 million for the Predecessor year ended December 31, 2016. The decrease in net cash provided by operating activities was impacted by costs related to the Stella Point acquisition, which were paid during the 2017 Successor Period. Additionally, cash flows in the 2017 Combined Period were negatively impacted by the timing of additional working capital needs in the 2017 Combined Period due to the increase in operating expenses in support of increased revenues.

Investing Activities

Net cash used in investing activities remained unchanged at $5.5 million for both the year ended December 31, 2018 and the 2017 Combined Period, which consisted of $5.3 million for the 2017 Successor Period and $0.2 million for the Predecessor Period. The increase on property and equipment investments during the year ended December 31, 2018 was largely as a result of the continued expansion of our agent network, which was offset primarily by $0.9 million of net cash that was used as part of the funding for the Stella Point acquisition in the 2017 Successor Period that did not reoccur in 2018.

Net cash used in investing activities increased to $5.5 million for the 2017 Combined Period, consisting of $5.3 million for the 2017 Successor Period and $0.2 million for the Predecessor Period, as compared to $3.0 million for the Predecessor year ended December 31, 2016. This increase was primarily due to higher expenditures on property and equipment during the 2017 Successor Period compared to the Predecessor year ended December 31, 2016 largely as a result of expanding our agent network.

Financing Activities

Net cash used in financing activities was $1.1 million for the year ended December 31, 2018. The year ended December 31, 2018 included the proceeds and payments related to the Merger, the repayment of the term loan of $95.8 million, borrowings of $90.0 million as part of the refinancing of our Senior Secured Credit Facility in November 2018 (refer to the “Liquidity and Capital Resources” section of this MD&A), $10.0 million of net borrowings under the revolving facility, $1.8 million of a prepayment penalty, and the payment of $3.5 million in debt origination costs.

Net cash provided by financing activities was $10.9 million for the 2017 Combined Period, including cash provided of $12.9 million for the 2017 Successor Period and cash used of $2.0 million for the Predecessor Period. The 2017 Combined Period included an additional $35.8 million in borrowings, net of dividend distributions of $20.2 million and payment of $4.7 million in debt origination costs. The additional borrowings were primarily due to the new Senior Secured Credit Facility entered into in August 2017.

Net cash used in financing activities was $0.6 million in the Predecessor year ended December 31, 2016. This included $34.0 million used to purchase common stock, $1.3 million of dividend distributions and payment of $2.3 million of debt origination costs, net of an increase in borrowings of $37.0 million.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. At December 31, 2018, our contractual obligations over the next several periods were as follows:

(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Debt, principal payments	$120,000	$4,500	$13,500	$102,000	$—
Interest payments	36,076	9,088	14,939	12,049	—
Non-cancelable operating leases	6,662	1,425	2,175	1,624	1,438
Total	$162,738	$15,013	$30,614	$115,673	$1,438

Our consolidated balance sheet reflects $117.3 million of debt as of December 31, 2018, as the principal payment obligations of $120.0 million, are gross of unamortized debt origination costs. The above table reflects the principal and interest of the revolver and term loan under the Credit Agreement that will be paid through the maturity of the debt using the rates in effect on December 31, 2018 and assuming no voluntary prepayments of principal.

Non-cancelable operating leases include various office leases including our office headquarters.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions. Our significant accounting policies are discussed in Part II, Item 8, Financial Statements and Supplementary Data, Note 2, “Summary of Significant Accounting Policies.”

Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:

Revenue Recognition

Revenues for wire transfer and money order fees are recognized at the time the transaction is processed. These fees are recognized on a gross basis equal to the full amount of the fee charged to the customer as the Company is the primary obligor and has latitude in establishing price. Foreign exchange revenue, which represents the difference between the exchange rate set by the Company and the rate realized, is recognized upon the disbursement of U.S. dollars to the foreign bank. Other income primarily represents revenues for technology services provided to the independent network of agents who utilize the Company’s technology in processing transactions. Revenues for these transactions are recorded when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered and collection is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded upon initiation of the wire transfer and are typically due to us within five days. We maintain an allowance for doubtful accounts for estimated losses resulting primarily from the inability of our sending agents to make required payments. When preparing these estimates, we consider a number of factors, including the aging of a sending agent’s account, creditworthiness of specific sending agents, historical trends and other information. We review our allowance for doubtful accounts policy periodically, reflecting current risks and changes in industry conditions and, when necessary, will increase our allowance for doubtful accounts and recognize a provision for bad debt expense, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from business combination acquisitions, including the Stella Point acquisition. Intangible assets include agent relationships, trade name, developed technology and other intangibles, all with finite lives. Upon the acquisition, the purchase price is first allocated to identifiable assets and liabilities, including the trade name and other intangibles, with any remaining purchase price recorded as goodwill.

Goodwill is not amortized. Rather, impairment tests are conducted on an annual basis, at the beginning of the fourth quarter, or more frequently if indicators of impairment are present. A qualitative assessment of goodwill was performed in the fourth quarter of 2018. A qualitative assessment includes consideration of the economic, industry and market conditions in addition to our overall financial performance and the performance of these assets. Based on the results of our assessment, no indicators of impairment were noted. Accordingly, no further impairment testing was completed, and no impairment charges related to goodwill were recognized during the year ended December 31, 2018.

Our agent relationships, trade name and developed technology are currently amortized utilizing an accelerated method over their estimated useful lives. Other intangible assets are amortized straight-line over a useful life of 10 years. We review for impairment indicators of finite-lived intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment indicators noted for long-lived assets, including amortizable intangible assets for the year ended December 31, 2018.

Income Taxes

We account for income taxes in accordance with U.S. generally accepted accounting principles which require, among other things, recognition of future tax benefits measured at enacted tax rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

We account for tax contingencies by assessing all material positions, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Those positions that have only timing consequences are separately analyzed based on the recognition and measurement model provided in the tax guidance.

As required by the uncertain tax position guidance, we recognize the financial statement benefit of a position only after determining that the relevant tax authority would more likely than not sustain the positions following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. We are subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, we are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the years before 2014. We apply the uncertain tax position guidance to all tax positions for which the statute of limitations remains open. Our policy is to classify interest accrued as interest expense and penalties as operating expenses.

Our foreign subsidiaries are subject to taxes by local tax authorities.

Recent Accounting Pronouncements

See Financial Statements, Notes to Consolidated Financial Statements, “Note 2—Summary of Significant Accounting Policies”, for further discussion.

MANAGEMENT

Executive Officers and the Board of Directors

Set forth below are the name and age of each of the current executive officers and the directors of the Company, and their positions with the Company of March 25, 2019.

Name	Age	Position
Robert Lisy	61	Chief Executive Officer, President and Chairman of the Board of Directors
Tony Lauro II	50	Chief Financial Officer
Randy Nilsen	53	Chief Sales Officer
Eduardo Azcarate	47	Chief Business Development Officer
Jose Perez-Villarreal	58	Chief Administrative and Compliance Officer, and Secretary
William Velez	45	Chief Information Officer
Adam Godfrey	56	Director
Kurt Holstein	58	Director
Robert Jahn	38	Director
Stephen Paul	51	Director
Michael Purcell	61	Director
John Rincon	54	Director
Justin Wender	49	Director

Set forth below is a description of the business experience during the past five years or more and other biographical information for our directors and executive officers identified above.

Directors

Robert Lisy has served as a director of International Money Express, Inc. since 2018. Mr. Lisy served as a director of International Money Express Sub 2, LLC’s predecessor entities from 2009 to 2018. Mr. Lisy is the Chief Executive Officer, President, and Chairman of the board of directors of International Money Express, Inc. and its predecessors, which he joined in 2009. Mr. Lisy has 17 years of experience in the retail financial services and electronic payment processing industry in various positions, including four years as the Chief Marketing and Sales Officer of Vigo Remittance Corp., a money transfer and bill payments service in the United States and internationally, and over seven years at Western Union in various sales, marketing and operational positions of increasing responsibility. Mr. Lisy was a founding partner of Direct Express/Paystation America, which offered, among other things, prepaid debit cards to federal benefit recipients, where he served as Chief Operating Officer and on the board of directors. He was an integral part in the efforts to successfully sell Direct Express in 2000 to American Payment Systems. Mr. Lisy holds a bachelor’s degree from Cleveland State University. We believe that Mr. Lisy’s experience as the Chairman and Chief Executive Officer of Intermex coupled with his extensive operational experience in the retail financial services and remittance industries make him well qualified to serve as a Director.

Adam Godfrey has served as a director of International Money Express, Inc. since 2018. Mr. Godfrey served as a director of Intermex’s predecessor entity from 2006 to 2017. Mr. Godfrey is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Godfrey is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Previously, Mr. Godfrey spent nearly 19 years with Lindsay Goldberg and its predecessor entities, which he joined in 1992. Mr. Godfrey was a Partner at the firm and served on the board of directors of 12 portfolio companies during his time with Lindsay Goldberg. Currently, he serves on the board of directors of First American Payment Systems Holdings, Inc., Rightpoint Consulting LLC, Vereco Holdings, LLC, American Orthodontics Corporation and publicly traded Schneider National, Inc. on which he currently also serves as a member of the audit committee. Mr. Godfrey holds a bachelor’s degree from Brown University and a master’s degree in business administration from the Tuck School of Business at Dartmouth. We believe that Mr. Godfrey’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Kurt Holstein joined the Board of Directors in 2018 upon completion of the Merger. Mr. Holstein is President of Azoic Ventures, Inc., an investment vehicle and advisory firm which he founded in 2011. Mr. Holstein co-founded Rosetta Marketing Group, which became one of the 5 largest independent digital agencies in the United States prior to its sale to a public company in 2011, where he served in various roles, including Chief Compliance Officer, President and Vice Chairman, and lead the execution of Rosetta’s significant acquisitions, financing rounds, and the sale of the firm. Previously, Mr. Holstein spent 16 years at Procter & Gamble with positions of increasing responsibility in management systems and brand management. Mr. Holstein serves on the boards of directors of several privately held companies, including Rightpoint Consulting LLC, 1-800 Contacts, 24 Hour Fitness, Brand Networks, and The Piseco Company. Mr. Holstein holds a bachelor’s degree from Cornell University. We believe that Mr. Holstein’s extensive operational and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Robert Jahn has served as a director of International Money Express, Inc. since 2018. Mr. Jahn is a Managing Director of Stella Point Capital, which he joined in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Jahn is an investment professional and has executed and managed numerous investments for Stella Point Capital. Previously, Mr. Jahn spent nearly six years with Lindsay Goldberg and its predecessor entities, which he joined in 2004, where he executed and managed numerous investments and served on the board of directors of one portfolio company and as a board observer on several others. Currently, he serves on the board of directors of Rightpoint Consulting LLC, Vereco Holdings, LLC and is a board observer at First American Payment Systems Holdings, Inc. Mr. Jahn holds a bachelor’s degree from Yale University and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. We believe that Mr. Jahn’s investment management and transactional experience make him well qualified to serve as a Director.

Stephen Paul has served as a director of International Money Express, Inc. since 2018. Mr. Paul served as a director of Interwire LLC from 2017 to 2018. Mr. Paul has been a Managing Principal of Laurel Crown Partners, LLC, a private investment company, for more than five years and prior to that was a Vice President of Business Development at eToys, Inc. and an Associate at Donaldson, Lufkin and Jenrette, Inc. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul serves on several boards of directors including publicly traded Ampco-Pittsburgh Corporation, Pittsburgh Steelers Sports, Inc., Kova International and Five Four, Inc. Mr. Paul holds a bachelor’s degree from Cornell University and a master’s degree in business administration from Harvard Business School. We believe that Mr. Paul’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Michael Purcell joined the board of directors in 2018 upon completion of the Merger. Mr. Purcell is a certified public accountant and became an independent business consultant following retirement in 2015. Mr. Purcell spent more than 36 years with Deloitte, where he was an audit partner and the Philadelphia office leader of Deloitte’s middle-market and growth enterprise services. Mr. Purcell has served on the boards of directors of numerous companies and organizations, and currently serves as a director and member of the audit committee of Tabula Rasa Healthcare, Inc., CFG Community Bank, Hyperion Bank, McKean Defense Group and several other for-profit and non-profit entities. He is a member of the American Institute of Certified Public Accountants and a former President of the Philadelphia Chapter of the Pennsylvania Institute of Certified Public Accountants. Mr. Purcell holds a bachelor’s degree from Lehigh University and a master’s degree in business administration from Drexel University. We believe that Mr. Purcell’s extensive public accounting experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

John Rincon has served as a director of International Money Express, Inc. since 2018. Mr. Rincon served as a director of Intermex’s predecessor entity from 1994 to 2017. Mr. Rincon founded Intermex Wire Transfer, LLC in 1994 and served as its Chairman and President until 2006. Mr. Rincon has more than 20 years of experience in the money remittance and telecommunications industries, having held various management and supervisory positions prior to founding Intermex. Mr. Rincon is the Chairman of Rincon Capital Partners, a private investment firm which he founded in 2007. We believe that Mr. Rincon’s experience as Intermex’s founder coupled with his extensive operational and transactional experience in the money remittance industry make him well qualified to serve as a Director.

Justin Wender has served as a director of International Money Express, Inc. since 2018. Mr. Wender served as a director of Interwire LLC from 2017 to 2018. Mr. Wender is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Wender is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Mr. Wender serves as trustee of the Weitz Funds. Previously, Mr. Wender spent more than 17 years at Castle Harlan, which he joined in 1993. Mr. Wender served as President of the firm from 2006 to 2010, led the effort of raising two funds, and served on the board of directors of 11 portfolio companies during his time with Castle Harlan. Currently, he serves on the board of directors of First American Payment Systems Holdings, Inc. Rightpoint Consulting LLC, and Vereco Holdings, LLC, as well as on the boards of several educational and charitable organizations. Mr. Wender holds a bachelor’s degree from Carleton College and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. We believe that Mr. Wender’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified as a Director.

Executive Officers

Robert Lisy’s biographical information is set forth in the section entitled “Management—Executive Officers and the Board of Directors.”

Tony Lauro II, Chief Financial Officer, has served as the Chief Financial Officer of International Money Express, Inc. since 2018. Mr. Lauro joined Intermex as Chief Financial Officer on March 5, 2018. Prior to joining Intermex, Mr. Lauro served as the President and Chief Financial Officer of Cognical, Inc., which offers consumers point-of-sale financing at furniture, appliance and electronics retailers. Mr. Lauro served at Cognical from June 2016 to November 2017. From September 2013 to May 2016, Mr. Lauro served as the Chief Financial Officer of the Merchant Services division of JP Morgan Chase. While at Chase, Mr. Lauro also served as Chairman of the board of directors at Merchant Link, a joint venture of JP Morgan Chase and First Data Corp. Mr. Lauro also served in divisional CFO roles at the Royal Bank of Scotland, Citizens Bank and Capital One Financial. Mr. Lauro holds a bachelor’s in Finance from James Madison University and an MBA from the College of William and Mary, Mason School of Business.

Randy Nilsen, Chief Sales Officer, has served as the Chief Sales Officer of International Money Express, Inc. since 2018. Mr. Nilsen was Intermex’s Chief Sales Officer from 2015 to 2018. Prior to joining Intermex, Mr. Nilsen served as Chief Sales Officer at Sigue Money Transfer Services (“Sigue”), a global remittance provider from 2011 to 2015 where he was responsible for revenue generation through acquisition and retention of both agents and consumers within North America. Prior to his employment with Sigue, Mr. Nilsen was the Chief Franchise Sales and Operations Officer at Jackson Hewitt from 2008 to 2011. Prior to Jackson Hewitt, Mr. Nilsen was with Western Union from 1987 to 2008 where he held roles with increasing responsibility in sales, marketing and sales planning and was responsible for business units in the U.S., Canada and the U.K. Mr. Nilsen is a graduate of the Executive Management program at the University of California Los Angeles’s Anderson School of Management and holds a bachelor’s degree in Business Finance from Brigham Young University.

Eduardo Azcarate, Chief Business Development Officer, has served as the Chief Business Development Officer of International Money Express, Inc. since 2018. Mr. Azcarate was Intermex’s Chief Business Development Officer from 2016 to 2018. Since 2018, Mr. Azcarate is also responsible for overseeing the Company’s foreign subsidiary operations. Prior roles at Intermex have included Vice President of Business Development, Vice President of Sales and Marketing and Director of Mergers and Acquisitions. Prior to joining Intermex, Mr. Azcarate served as Controller for Servimex, a provider of money transfer services, which was acquired by Intermex in March 2007. Prior to Servimex Mr. Azcarate held positions at Ban Colombia and Gillette in Colombia. Mr. Azcarate is a graduate of ICESI University in Cali, Colombia, with a degree in Marketing and Finance.

Jose Perez-Villarreal, Chief Administrative and Compliance Officer, has served as the Chief Administrative and Compliance Officer of International Money Express, Inc. since 2018. Since October 2017, Mr. Perez-Villarreal has also managed the Human Resources Department. In 2009, he was promoted to Chief Administrative Officer and assumed the responsibility to oversee the Company’s foreign subsidiary operations until 2018. Mr. Perez-Villarreal joined Intermex in 2000 as the Director of Treasury, in 2005 became the Chief Compliance Officer of Intermex, and since that time has been responsible for leading all federal and state regulatory compliance efforts. Prior to joining Intermex, Mr. Perez-Villarreal was the Operations Manager for a Miami-based money transmitter. Mr. Perez-Villarreal studied computer science and finance at the University of Central Florida and Barry University and holds the designation of Certified Anti-Money Laundering Specialist (CAMS).

William Velez, Chief Information Officer, has served as the Chief Information Officer of International Money Express, Inc. since 2018. Mr. Velez was Intermex’s Chief Information Officer from 2013 to 2018. Mr. Velez designed and implemented Intermex’s online processing and anti-fraud capabilities and expanded its partner integration systems and cybersecurity controls. Mr. Velez served as Chief Information Officer of Abarca Health, a pharmacy transaction processing and health technology company, from August 2009 to August 2013. Prior to his employment with Abarca Health, Mr. Velez held leadership positions at PwC, a multinational professional services firm, and at Accenture, a Fortune Global 500 management consulting and professional services firm, where he directed technology and strategic initiatives for diverse organizations in financial services, consumer goods, higher education and healthcare. Mr. Velez currently serves as a director for a STEM-focused non-for-profit organization. Mr. Velez holds a bachelor’s degree in electrical engineering from the University of Puerto Rico, a master’s degree in international studies from the University of Pennsylvania and a master’s degree in business administration (MBA) from the Wharton School.

Relationships and Arrangements

There is no family relationship between any of Company’s directors or executive officers. There are no arrangements between any director of the Company and any other person pursuant to which he/she was, or will be, selected as a director.

Independence of Directors

As a result of our Common Stock being listed on Nasdaq, Intermex adheres to the rules of such exchange in determining whether a director is independent.

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Michael Purcell, Kurt Holstein and John Rincon are independent directors under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director had with FinTech and Intermex Holdings II and has with the Company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Controlled Company Status

SPC Intermex, an affiliate of Stella Point, through the terms of the Shareholders Agreement continues to control a majority of the voting power of our outstanding Common Stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our board of directors consist of independent directors;
•	the requirement that we have a Nominating/Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities; and
•	the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We utilize and intend to continue to utilize these exemptions. As a result, we do not currently have a majority of independent directors and our Compensation Committee and Nominating/Corporate Governance Committee does not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Classified Board of Directors

Our board of directors is divided into three classes designated Class I, Class II and Class III. One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his or her successor has been duly elected and qualified, or the director’s earlier resignation, death or removal. The term of the Board’s Class I directors (Messrs. Paul and Wenders) expires at the 2019 annual meeting of stockholder. The term of the Board’s Class II directors (Messrs. Jahn, Holstein, and Rincon) expires at the 2020 annual meeting of stockholders and the term of the Board’s Class III directors (Messrs. Lisy, Godfrey, and Purcell) expires at the 2021 annual meeting of stockholders.

Meetings and Committees of the Board of Directors

Intermex has established a separately standing audit committee, nominating and corporate governance committee and compensation committee.

Audit Committee Information

Intermex has established an Audit Committee comprised of independent directors. The Audit Committee consists of Messrs. Purcell, Holstein and Rincon, with Mr. Purcell serving as its the chairman. Each of the member of the Audit Committee is independent under Nasdaq’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing rules. The Nasdaq listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company is required to certify to Nasdaq that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Purcell satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The purpose of the Audit Committee is, among other things, to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls.

The Audit Committee has a written charter that is available on the Company’s website at www.intermexonline.com. The information on this website is not part of this prospectus.

Compensation Committee Information

Intermex has established an Compensation Committee consisting of Messrs. Godfrey and Jahn, with Mr. Godfrey serving as its the chairman. Because we are a controlled company under the Nasdaq rules, our Compensation Committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the Compensation Committee accordingly in order to comply with such rules.

The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer incentive compensation plans, including authority to make and modify awards under such plans.

The Compensation Committee has a written charter that is available on the Company’s website at www.intermexonline.com. The information on this website is not part of this prospectus.

Nominating and Corporate Governance Committee Information

Intermex has established a Nominating and Corporate Governance Committee consisting of Messrs. Wender and Paul, with Mr. Wender serving as Chairman. Because we are a controlled company under the Nasdaq rules, our Nominating and Corporate Governance Committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the Nominating and Corporate Governance Committee accordingly in order to comply with such rules.

The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.

The corporate Nominating and Corporate Governance Committee has a written charter that is available on the Company’s website at www.intermexonline.com. The information on this website is not part of this prospectus.

Guidelines for Selecting Director Nominees

The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The Nominating and Corporate Governance Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act. No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Stockholder and Interested Party Communications

The board of directors of Intermex does not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Common Stock at that time. However, management may establish a process for stockholder and interested party communications in the future.

Executive Compensation

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

As an emerging growth company, Intermex has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for Intermex’s principal executive officer and the next two most highly-compensated executive officers.

The tabular disclosure and discussion that follow describe Intermex’s executive compensation program during the most recently completed fiscal year ended December 31, 2018, with respect to Intermex’s named executive officers as of December 31, 2018, including: Robert Lisy, Intermex’s President and Chief Executive Officer; Tony Lauro II, Intermex’s Chief Financial Officer; and Randy Nilsen, Intermex’s Chief Sales Officer (collectively, Intermex’s “named executive officers” or “NEOs”).

Summary Compensation Table

The following table sets forth the compensation paid to the named executive officers (the “NEOs”) that is attributable to services performed during fiscal years 2017(1) and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Lisy(5) President and Chief Executive Officer	2018	$627,082	$1,645,000	$295,000	$83,655	$2,650,737
	2017	$579,167	$500,000	$445,000	$1,834,550	$3,358,717
Tony Lauro II Chief Financial Officer	2018	$254,991	$117,723	$85,532	$50,000	$508,246
	2017	N/A	N/A	N/A	N/A	N/A
Randy Nilsen Chief Sales Officer	2018	$249,517	$696,054	$90,075	$14,102	$1,049,748
	2017	$261,655	—	$148,859	$109,000	$519,514
(1)	All information in this table related to salary, bonus, nonequity incentive plan compensation, and all other compensation during fiscal year 2017 reflects financial information of the Company prior to the Merger.
(2)	The amount set forth above includes transaction bonuses paid in connection with the Merger in the amounts of $1.5 million (for Mr. Lisy), $100,000 (for Mr. Lauro) and $646,000 (for Mr. Nilsen).
(3)	The amounts included in the “Nonequity Incentive Plan Compensation” column reflect the named executive officers’ quarterly and annual performance bonuses earned in respect of fiscal year 2018, which were based on performance targets for fiscal year 2018 as described below in “Annual Cash Incentive Awards” and were paid in quarterly installments, with the final payment being made on February 1, 2019.
(4)	For Mr. Lisy, the amount set forth above includes (x) an allowance to Mr. Lisy in the amount of $80,000 for the rental and cleaning services of an apartment in the Miami, Florida area, and (y) matching contributions under our 401(k) retirement savings, in the amount of $4,000. For Mr. Lauro, the amount set forth above includes a relocation bonus of $50,000. For Mr. Nilsen, the amount set forth above includes (x) $12,000 in reimbursements for car-related costs.
(5)	Under the terms of Mr. Lisy’s employment agreement, he was entitled to a guaranteed bonus of $959,000 for performance in 2018 in connection with the signing of the Merger Agreement.

Annual Cash Incentive Awards

We maintained the Employee Incentive Bonus Plan (the “Bonus Plan”) in which all employees, including the named executive officers, participate. Under the terms of the Bonus Plan, an annual, cash-based, incentive plan, fifty percent (50%) of the payments are paid quarterly and fifty percent (50%) of the payments are paid annually. Bonus payments are determined based on completion of certain individualized performance objectives, varying by category/position, and Intermex-wide Adjusted EBITDA targets with each employee’s target bonus amount, expressed generally as a percentage of the employee’s base salary (including, as of December 31, 2018, targets of 46% (for Mr. Lisy), 35.4% (for Mr. Lauro) and 31.8% (for Mr. Nilsen)). In order for any payments to be made under the Bonus Plan, we must achieve at least 90% of a previously approved annual Adjusted EBITDA target and payout with respect to the Adjusted EBITDA component is capped at 100% of target for the annual portion of the bonus program. For 2018, performance metrics for Mr. Lisy consisted of 100% on achievement of the Adjusted EBITDA goal. For 2018 performance metrics for Mr. Nilsen and Mr. Lauro consisted of the Adjusted EBITDA goal (weighted 40%), and specific, individually agreed performance metrics (the “Individual Goals”) (weighted 60%). The Individual Goals are evaluated on a quarterly basis. For Mr. Nilsen, his Individual Goals are tied to his role as Chief Sales Officer, and are specifically measured based on actual gross margin sales versus budget for each quarter. For each quarter in 2018, Mr. Nilsen achieved between 101% to 111% of the applicable gross margin sales quarterly budget. For Mr. Lauro, his Individual Goals are based on the following factors: (i) reduction in our cash/deposit ratio (weighted 20%), (ii) reducing our financing costs (weighted 50%), and (iii) reduction of bank fees and related charges (weighted 30%) For each quarter in 2018, Mr. Lauro’s level of achievement of his Individual Goals ranged from 100% to 103% of the applicable goal. Any achievement over 100% of the Adjusted EBITDA goal results in payments under the stretch bonus portion of the Bonus Plan. For 2018, the target Adjusted EBITDA for purposes of the Bonus Plan was $40.1 million and Intermex achieved an Adjusted EBITDA of approximately $47.1 million, which resulted in payments that were 65% over budget for the Adjusted EBITDA component of the bonus. Therefore, aggregate payout amounts for 2018 reflect an additional “stretch bonus” based on the achievement of over 100% of the Adjusted EBITDA target as well as over 100% of individual performance goals (for Mr. Lisy, Mr. Lauro and Mr. Nilsen).

We define Adjusted EBITDA as net (loss) income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as transaction costs and non-cash compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance. We use this metric in determining the annual cash incentive awards for our executive officers because we believe it is one of the primary metrics used by management to evaluate the financial performance of our business and is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Accordingly we believe incentives based on these measures will correspond with creating shareholder value.

Employment Agreements

Each of our named executive officers is a party to an employment agreement with the Company, summarized below.

President and Chief Executive Officer (Robert Lisy)

On December 19, 2017, Intermex entered into an amended and restated employment agreement (the “CEO Employment Agreement”) with Mr. Lisy for the position of President and Chief Executive Officer, pursuant to which the term commenced on January 1, 2018 and will expire on January 1, 2021, subject to automatic two-year extensions unless either Intermex or Mr. Lisy provides at least 90 days’ written notice to the other of intent not to renew the term. The CEO Employment Agreement replaced prior employment agreements between Mr. Lisy and Intermex. The CEO Employment Agreement provides for a base salary of $600,000 per year until June 1, 2018, at which time Mr. Lisy will receive a base salary of $650,000 per year, subject to increase at the discretion of the board of directors. Effective January 1, 2019, Mr. Lisy’s base salary was increased to $725,000. Mr. Lisy is also eligible to earn an annual bonus of up to $275,000 until June 1, 2018, at which time Mr. Lisy’s maximum annual bonus was increased to $300,000. Effective January 1, 2019, Mr. Lisy’s maximum annual bonus was increased to $363,000. Seventy-five percent of Mr. Lisy’s annual bonus is based on achievement by Intermex of its budgeted EBITDA for the applicable fiscal year of Intermex as approved by the board of directors in its reasonable discretion and twenty-five percent of Mr. Lisy’s annual bonus is based on the individual performance of Mr. Lisy relative to such criteria as may be reasonably agreed to by the board of directors and Mr. Lisy at the beginning of the applicable bonus period. The actual bonus paid to Mr. Lisy is based on the achievement of target bonus criteria as determined by the board of directors in its reasonable discretion. In addition, Mr. Lisy was entitled to a guaranteed bonus of $500,000 for the calendar year 2017 in connection with the signing of the Merger Agreement, which was paid on January 15, 2018. Mr. Lisy is entitled to a grant of options to purchase shares of common stock of FinTech Acquisition Corp. II equal to 3% of the fully diluted equity of FinTech Acquisition Corp. II, pursuant to the Omnibus Plan. In addition, Mr. Lisy is entitled to participate in the pool of options to purchase shares of common stock reserved for the management team following the consummation of the Merger, as well as any other awards or grants to which Mr. Lisy may be entitled as a director of Intermex.

The CEO Employment Agreement also provides that Mr. Lisy is eligible to participate in all benefit programs (excluding severance, bonus, incentive or profit-sharing plans) offered by Intermex on the same basis as generally made available to other employees of Intermex and vacation and reimbursement benefits customary for a chief executive officer. In addition, Mr. Lisy is also entitled to the following benefits throughout the term of his employment: (a) car allowance; (b) apartment allowance in and/or around Miami, Florida; (c) if obtained by Intermex during the term of Mr. Lisy’s employment, the right to acquire and assume the premium payments under any life insurance policy held by Intermex upon termination of Mr. Lisy’s employment; and (d) reimbursement on or before the consummation of the Merger for all legal, accounting and tax advisory services rendered to Mr. Lisy in connection with the CEO Employment Agreement, the Merger Agreement, and any other related matters and agreements. The CEO Employment Agreement subjects Mr. Lisy to the following restrictive covenants: (i) non-solicitation of customers and employees of Intermex during employment and for two years thereafter; (ii) non-competition during employment and for two years thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) mutual and perpetual non-disparagement. The CEO Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Potential Payments upon Termination or Change in Control.”

Chief Financial Officer (Tony Lauro II)

On October 22, 2018, Intermex entered into an employment agreement (the “CFO Employment Agreement”) with Mr. Lauro II for the position of Chief Financial Officer for an indefinite term beginning on October 22, 2018. The CFO Employment Agreement provides for a base salary of $310,000 per year, subject to increase at the discretion of the board of directors. Effective January 1, 2019, Mr. Lauro’s base salary was increased to $330,000. The CFO Employment Agreement also provides that Mr. Lauro is eligible to participate in Intermex’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus of up to $110,000. Effective January 1, 2019, Mr. Lauro’s annual bonus was increased to up to $116,000. The amount of any annual bonus payable shall be determined by the board of directors in its discretion, and may be conditioned on the achievement of certain performance goals established by the board of directors in its discretion, including the achievement of certain EBITDA results. Mr. Lauro is also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the board of directors in its discretion) offered by Intermex as in effect from time to time on the same basis as generally made available to other employees of Intermex. In addition, Mr. Lauro is entitled to reimbursement and vacation benefits typical for a senior executive. The CFO Employment Agreement subjects Mr. Lauro to the following restrictive covenants: (i) non-solicitation of customers and employees of Intermex during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) perpetual non-disparagement.

Former Chief Financial Officer (Darrell Ebbert)

On February 1, 2017, Intermex entered into an amended and restated employment agreement (the “Former CFO Employment Agreement”) with Mr. Ebbert for the position of Chief Financial Officer for an indefinite term beginning on February 1, 2017. The Former CFO Employment Agreement replaced prior employment agreements between Mr. Ebbert and Intermex. The Former CFO Employment Agreement provided for a base salary of $243,258 per year (which was subsequently increased to $255,567), subject to increase at the discretion of the board of directors. The Former CFO Employment Agreement also provided that Mr. Ebbert was eligible to participate in Intermex’s annual incentive compensation plan and had the opportunity to earn a performance based bonus of up to 30% of his base salary. The amount of any annual bonus payable was determined by the board of directors in its discretion, and could be conditioned on the achievement of certain performance goals established by the board of directors in its discretion. Mr. Ebbert was also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the board of directors in its discretion) offered by Intermex as in effect from time to time on the same basis as generally made available to other employees of Intermex. In addition, Mr. Ebbert was entitled to reimbursement and vacation benefits typical for a senior executive. The Former CFO Employment Agreement subjects Mr. Ebbert to the following restrictive covenants: (i) non-solicitation of customers and employees of Intermex during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) perpetual non-disparagement.

On March 10, 2018, Intermex and Mr. Ebbert entered into an Employment, Transition and Separation Agreement. Mr. Ebbert served as Intermex’s Chief Financial Officer through March 15, 2018, at which time he began a 45-day transition period which ended on April 30, 2018 and Mr. Ebbert’s employment with Intermex ceased. Further information regarding this agreement is included under the section entitled “—Potential Payments upon Termination or Change in Control.”

Chief Sales Officer (Randy Nilsen)

On February 1, 2017, Intermex entered into an employment agreement (the “CSO Employment Agreement”) with Mr. Nilsen for the position of Chief Sales Officer for an indefinite term beginning on February 1, 2017. The CSO Employment Agreement provides for a base salary of $225,000 per year (which has since been increased to $243,801), subject to increase at the discretion of the board of directors. Effective January 1, 2019, Mr. Nilsen’s base salary was increased to $268,801. The CSO Employment Agreement also provides that Mr. Nilsen is eligible to participate in Intermex’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus of up to $75,000. Effective January 1, 2019, Mr. Nilsen’s annual bonus was increased to up to $98,000. The amount of any annual bonus payable shall be determined by the board of directors in its discretion, and may be conditioned on the achievement of certain performance goals established by the board of directors in its discretion. Mr. Nilsen is also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the board of directors in its discretion) offered by Intermex as in effect from time to time on the same basis as generally made available to other employees of Intermex. In addition, Mr. Nilsen is entitled to reimbursement and vacation benefits customary for a senior executive. The CSO Employment Agreement subjects Mr. Nilsen to the following restrictive covenants: (i) non-solicitation of customers and employees of Intermex during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified period; and (iv) perpetual non-disparagement. The CSO Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at End of Fiscal Year 2018

	Option awards						Stock awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Lisy President and Chief Executive Officer	7/26/2018	—	1,189,902	—	$9.91	7/26/2028	—	—	—	—
Tony Lauro II Chief Financial Officer	7/26/2018	—	198,317	—	$9.91	7/26/2028	—	—	—	—
Randy Nilsen Chief Sales Officer	7/26/2018	—	230,000	—	$9.91	7/26/2028	—	—	—	—

In connection with the change of control that occurred with the Merger, incentive units awards that had been granted to Intermex employees in the Stella Point acquisition vested and were distributed in the amounts of $3,227,013 (Mr. Lisy) and $490,002 (Mr. Nilsen).

Retirement Benefit Programs

Intermex maintains a tax-qualified defined contribution plan (the “401(k) Plan”) that provides retirement benefits to employees, including matching contributions. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other participating employees.

Potential Payments upon Termination or Change in Control

Severance under Employment Agreements

Pursuant to the terms of the Employment Agreements with Mr. Lisy, Mr. Lauro, and Mr. Nilsen, and the Employment Transition and Separation Agreement with Mr. Ebbert, the NEOs are entitled to receive certain payments in connection with certain termination events.

In the event that (i) Mr. Lisy is terminated by Intermex other than for Cause, Disability (as such terms are defined in the CEO Employment Agreement) or death, (ii) if Mr. Lisy resigns for Good Reason (as defined in the CEO Employment Agreement) or (iii) Mr. Lisy’s employment is terminated pursuant to Intermex providing notice of non-renewal of the term of the CEO Employment Agreement, Mr. Lisy is entitled to an amount equal to two times the sum of Mr. Lisy’s base salary and Mr. Lisy’s target bonus payable in equal installments over the two year period following termination.

Pursuant to the CEO Employment Agreement, in the event that any of the payments or benefits provided by Intermex to Mr. Lisy (whether pursuant to the terms of the CEO Employment Agreement or any equity compensation or other agreement with Intermex) would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then such Parachute Payments to be made to Mr. Lisy shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Mr. Lisy’s receipt on an after-tax basis, of the greatest amount of economic benefits under the CEO Employment Agreement, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. If a reduction in the Parachute Payment is necessary, then the reduction shall occur in accordance with the terms of the CEO Employment Agreement.

In the event that Mr. Nilsen is terminated by Intermex other than for Cause, Disability (as defined in the CSO Employment Agreement) or death or if Mr. Nilsen resigns for Good Reason (as defined in the CSO Employment Agreement), he is entitled to base salary continuation for nine months and a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year).

In the event that Mr. Lauro is terminated by Intermex other than for Cause, Disability (as defined in the CFO Employment Agreement) or death or if Mr. Lauro resigns for Good Reason (as defined in the CFO Employment Agreement), he is entitled to base salary continuation for nine months and a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year).

On March 10, 2018, Intermex and Mr. Ebbert entered into an Employment, Transition and Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Ebbert ceased to serve as the Chief Financial Officer of Intermex on March 15, 2018 and continued as an employee of Intermex reporting to Mr. Lisy until April 30, 2018 (the “Transition Period”), at which time his employment ceased. During the Transition Period, Mr. Ebbert was entitled to a base salary at the semi-monthly rate of $10,648.63 and remained eligible to participate in Intermex’s health care plans. Upon his termination on April 30, 2018, Mr. Ebbert was entitled to continued salary payments for 36 weeks and a pro-rated bonus equal to $6,389.11 representing his bonus for the second quarter of 2018. In addition, Mr. Ebbert maintained his vested and unvested profits interests in accordance with the Amended and Restated Limited Liability Company Agreement of Interwire, LLC and continued to be entitled to participate in the distribution of the Merger Consideration following his termination. Mr. Ebbert will continue to be subject to restrictive covenants of noncompetition and nonsolicitation for 18 months following the date of execution of the Separation Agreement.

Compensation of Directors

The directors for fiscal year 2018 included Robert Lisy, Justin Wender, Adam Godfrey, Robert Jahn, John Rincon, Stephen Paul, Kurt Holstein and Michael Purcell. With the exception of the independent non-employee directors of the Company, none of these individuals received any compensation for their service as directors for the fiscal year ended December 31, 2018. The independent non-employee directors of the Company, John Rincon, Kurt Holstein and Michael Purcell receive an annual retainer of $40,000 paid in cash and $70,000 paid in an equity-based award, vesting over a one year period, in connection with their service on the board of directors.

Director(1)	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)
John Rincon	$20,000	$70,000	$90,000
Kurt Holstein	$20,000	$70,000	$90,000
Michael Purcell	$20,000	$70,000	$90,000
(1)	Does not include directors who also serve as officers of the Company. Employee directors do not receive compensation for their service on the board of directors.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the share capital of Intermex includes a summary of specified provisions of the charter documents of Intermex in effect. This description is qualified by reference to Intermex’s charter documents as currently in effect, copies of which are exhibits to the registration statement of which this Prospectus/Offer to Exchange constitutes a part.

Authorized and Outstanding Stock

Our Second Amended and Restated Certificate of Incorporation (“Charter”) authorizes the issuance of 205,000,000 shares, consisting of 200,000,000 shares of common stock, $0.0001 par value per share and 5,000,000 shares of preferred stock, $0.0001 par value per share.

As of March 25, 2019, there were 36,182,783 shares of our Common Stock and 8,959,999 Warrants (8,749,999 of which are Public Warrants and 210,000 of which are Private Warrants) outstanding. No shares of preferred stock are outstanding.

Common Stock

Each holder of record of Common Stock is entitled to one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Company on all matters on which stockholders are entitled to vote generally.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Company which are legally available for this purpose at such times and in such amounts as the board of directors in its discretion shall determine.

Holders of our Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock. Upon the dissolution, liquidation or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Company upon such dissolution, liquidation or winding up of the Company, the holders of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Preferred Stock

Our charter authorizes the issuance of 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. There are no shares of preferred stock outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of the Merger. The Public Warrants will expire on the fifth anniversary of the consummation of the Merger (July 26, 2023), at 5:00 p.m., New York time or upon redemption of our Common Stock or our liquidation. We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrant is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the Public Warrant. If the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the Public Warrant holder will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

A Registration Statement on Form S-1 to register the shares of Common Stock issuable upon exercise of the Public Warrants was filed with the Commission and declared effective on October 25, 2018 under the Securities Act pursuant to the Warrant Agreement. We will use our best efforts to cause the post-effective amendment or new registration statement to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrant in accordance with the provisions of the Warrant Agreement.

Under the terms of the Warrant Agreement, we may call the Public Warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•	if, and only if, the reported last sale price of the Common Stock (or the closing bid price of our Common Stock in the event shares of our Common Stock are not traded on any specific day) equals or exceeds $24.00 per share on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Public Warrants, we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them.

We will not redeem the Public Warrants unless an effective registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is current and available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrants holder will be entitled to exercise his, her or its Public Warrants prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $24.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

A holder of a Public Warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) by certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to consummate our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock sold immediately thereafter.

If, at any time while the Public Warrants are outstanding, we effect (a) a merger with another company, in which our stockholders immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, (b) any sale of all or substantially all of our assets in one or a series of related transactions, (c) a tender offer or exchange offer approved or authorized by our board is completed pursuant to which holders of at least a majority of our outstanding shares of common stock tender or exchange their shares for other securities, cash or property, or (d) a reclassification of our shares or any compulsory share exchange pursuant to which shares of our common stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of our common stock), the holders of the Public Warrants will thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property receivable upon such event, that the holder of the Public Warrants would have received if such holder had exercised his, her or its Public Warrants immediately before the event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private Warrants

The Private Warrants are identical to the Public Warrants, except that, if held by FinTech Investor Holdings II, LLC (“FinTech’s Sponsor”) or its permitted assigns, they: (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption; and (c) they (including the Common Stock issuable upon exercise of these Private Warrants) could not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Merger. In addition, for as long as the Private Warrants are held by Cantor Fitzgerald or its designees or affiliates, they may not be exercised after January 19, 2022.

Classified Board of Directors

Our Charter and bylaws provide that the number of its directors may be established only by its board of directors as it shall determine from time to time. Pursuant to our Charter, our board of directors is divided equally, or as nearly equally as possible, into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our Common Stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of our shares of Common Stock entitled to vote are able to elect all of the successors of the class of directors whose terms expire at the meeting. The classified board provision in our Charter could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. The staggered terms of directors may delay, defer, or prevent a tender offer or an attempt to take control of us, even though a tender offer or a change of control may be in your best interests.

Dividends

Prior to the Merger, Intermex Holdings distributed $20.2 million in cash dividends to its stockholder. However, following the Merger we have not declared or paid, and do not anticipate declaring or paying, any cash dividends on our Common Stock in the foreseeable future. Any payment of future dividends will be at the discretion of the Company’s Board of Directors and will depend upon, among other factors, the Company’s earnings, financial condition, current and anticipated capital requirements, plans for expansion, level of indebtedness and contractual restrictions. The payment of future cash dividends, if any, would be made only from assets legally available. In addition, the terms of our credit facilities will include restrictions on our ability to issue dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of our credit facilities’ restrictions on our subsidiaries’ ability to pay dividends or other payments to us.

Anti-Takeover Provisions of Delaware Law

We are not subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning fifteen percent (15%) or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the outstanding stock of the corporation at the time of the transaction (excluding stock owned by certain persons), or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds (66 2/3%) of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

The board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquirer to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of the post-combination company. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the Company that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third-party from acquiring “creeping control” of the Company without paying a fair premium to all stockholders.

Our Charter contains provisions that have the same effect as Section 203, except that they provide that SPC Intermex and its controlling equity holders and certain of their respective affiliates and transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The board of directors has determined to exclude the Sellers and certain of their respective affiliates and transferees from the definition of “interested stockholder,” because these parties currently hold voting power in excess of the 15% threshold under Section 203, such that “creeping control” without paying a fair premium to all stockholders, which Section 203 of the DGCL is intended to prevent, would not be applicable to the Sellers and certain of their respective affiliates and transferees.

Limitation on Directors’ Liability

Under our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, the Company will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our Company and our stockholders (through stockholders’ derivative suits on behalf of our Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Choice of Forum

Our Second Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Related parties are defined as: (a) each director or officer; (b) any nominee for election as a director; (c) any security holder who is known to own of record or beneficially more than five percent (5%) of any class of voting securities; and (d) any “Immediate Family Member” (as defined in Regulation S-K Item 404(a)) of any of the foregoing persons. A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which any Related Party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). Following the Merger, it is the job of the audit committee to establish and implement policies and procedures for their review and approval or disapproval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K).

Founder Shares and Placement Units

On May 28, 2015, FinTech issued an aggregate of 5,298,333 founder shares to Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, FinTech’s Sponsor, Shami Patel, Jeremy Kuiper and James J. McEntee, III for an aggregate purchase price of $25,000. On July 25, 2018, Daniel Cohen transferred 50,000 shares to Solomon Cohen. On July 25, 2018, Plamen Mitrikov transferred 10,000 shares to Cohen and Company LLC. On July 26, 2018, Jeremy Kuiper transferred 11,409 shares to Cohen and Company LLC. On July 26, 2018, Shami Patel transferred 11,409 shares to Cohen and Company LLC. On July 26, 2018, FinTech’s Sponsor transferred 17,182 shares to Cohen and Company LLC.

Loan from FinTech’s Sponsor

Prior to FinTech’s IPO, in order to finance organizational costs and other costs relating to the IPO, FinTech’s Sponsor committed to loan FinTech funds as may be required, to a maximum of $500,000. These loans were non-interest bearing, unsecured and payable on the earlier of June 30, 2017 or the consummation of the IPO. FinTech repaid an aggregate of $231,846 loans to FinTech’s Sponsor upon the consummation of the IPO or shortly thereafter. In order to finance transaction costs in connection with an initial business combination, FinTech’s Sponsor committed to loan to FinTech funds as may be required up to a maximum of $1,100,000 (“Working Capital Loans”), which were to be repaid upon the consummation of an initial business combination. Upon the Closing on July 26, 2018, the Working Capital Loans were settled in cash for an aggregate amount of $390,000.

Registration Rights

On the Closing Date, the Company entered into the Registration Rights Agreement with SPC Intermex, C.A.R. Holdings, Hawk Time, Rincon Capital Partners, LLC, Latin American Investment Holdings, Inc., Lisy Trust, Robert Lisy, Darrell Ebbert, Jose Perez, Eduardo Azcarate, William Velez, Randy Nilsen, Kurt Holstein, DGC Family FinTech Trust, Daniel Cohen, Betsy Cohen, Swarthmore Trust of 2016, James J. McEntee, III, Hepco Family Trust, Jeremy Kuiper, Shami Patel, Plamen Mitrikov, FinTech Investor Holdings II, LLC (Sponsor), Cohen Sponsor Interests II, LLC, Solomon Cohen, Cohen and Company LLC, Cantor Fitzgerald Co., Summit Partners Concentrated Growth L/S Master Fund, L.P., AG OFCON Ltd., AG TCDRS, LP, AG Cataloochee, LP, AG ONCON, LLC, AG Mortgage Value Partners Master Fund, L.P., Islet Master Fund, L.P., Highmark Long/Short Equity 4, Polar Multi-Strategy Master Fund, and Crown Managed Accounts SPC, that provides certain registration rights with respect to the shares of the Company’s common stock. The Registration Rights Agreement requires the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders party to the Registration Rights Agreement as promptly as practicable upon request by Stella Point following the closing of the Merger. The Registration Rights Agreement also provides the stockholders party to the agreement the right (such right, the “Demand Registration Right”) to require the Company to effect one or more shelf registrations under the Securities Act, covering all or part of such stockholder’s common stock upon written request to the Company. Demand Registration Rights are available exclusively to Stella Point for the first 15 months after the closing of the Merger, and thereafter to certain other stockholders party to the Registration Rights Agreement. The Registration Rights Agreement additionally provides piggyback rights to the stockholders party to the Registration Rights Agreement, subject to customary underwriter cutbacks and issuer blackout periods. The Company also agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Shareholders Agreement

On the Closing Date of the Merger, the Company entered into an agreement by and among certain shareholders (the “Shareholders Agreement”) including SPC Intermex Representative LLC, SPC Intermex, C.A.R. Holdings, Hawk Time, Lisy Trust, Robert Lisy, Darrell Ebbert, Jose Perez, Eduardo Azcarate, William Velez, Randy Nilsen, DGC Family FinTech Trust, Daniel Cohen, Betsy Cohen, Swarthmore Trust of 2016, James J. McEntee, III, Hepco Family Trust, Jeremy Kuiper, Shami Patel, Plamen Mitrikov, FinTech Investor Holdings II, LLC (Sponsor), Cohen Sponsor Interests II, LLC, and Solomon Cohen. Pursuant to the Shareholders Agreement, for so long as Intermex legacy stockholders party thereto hold, in the aggregate, at least 10% of the total outstanding shares of the Company’s common stock, SPC Intermex will be entitled to designate eight individuals for election to the Company’s board of directors of which at least three designees must qualify as an “independent director” under the Exchange Act and Nasdaq rules. Following such times as the collective ownership of such Intermex legacy stockholders is less than 10% of the outstanding shares of the Company’s common stock, SPC Intermex will be entitled to designate one person for election to the Company’s board of directors, which designation right will lapse at such time as the Intermex legacy stockholders’ collective ownership is less than 5% of the outstanding shares of the Company’s common stock. Pursuant to the Shareholders Agreement, all of the stockholders party thereto (which stockholders represent, in the aggregate, more than 50% of the outstanding shares of common stock), are required to vote their shares of the Company’s common stock subject to the Shareholders Agreement as set forth therein for the director nominees designated thereunder. In addition, for so long as FinTech’s initial stockholders that are party to the Shareholders Agreement collectively own more than 5% of the Company’s outstanding common stock, FinTech Investor Holdings II, LLC, as representative, is entitled to designate one person as a non-voting observer to the Company’s board of directors. Certain parties to the Shareholders Agreement have also agreed to a lock-up provision restricting the stockholders party thereto from transferring their shares of the Company’s common stock subject to the terms of the Shareholders Agreement as set forth therein, subject to limited exceptions (the “Lock-Up Period”). The Lock-Up Period extends, subject to certain exceptions, from the Closing Date until the earlier of (i) fifteen months following the Closing Date and (ii) such time as the shares of the Company’s common stock then subject to the Shareholders Agreement represent, for a period of five consecutive business days, less than 50% of the total voting power of the Company’s outstanding common stock. See “Risk Factors—Because Stella Point controls a significant percentage of our common stock, it may influence our major corporate decisions and its interests may conflict with the interests of other holders of our common stock” for additional information regarding the Shareholders Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of Common Stock as of March 25, 2019 by: (a) each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our shares of Common Stock, (b) each of our directors and each of our NEOs, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

Unless otherwise provided, beneficial ownership of common stock of the Company is based on 36,182,783 shares of Common Stock of the Company issued and outstanding as of March 25, 2019.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

Name of Beneficial Owners	Number of Shares(1)	Percentage(2)
Directors and Executive Officers:(3)
Robert Lisy(4)	1,861,060	5.1%
Tony Lauro II	—	—
Eduardo Azcarate	241,421	*
Jose Perez-Villarreal	246,202	*
Randall D. Nilsen	170,922	*
William Velez	151,968	*
Adam Godfrey(5)	12,348,554	34.1%
Kurt Holstein(6)	78,467	*
Robert Jahn	—	—
Michael Purcell	—	—
Stephen Paul	—	—
John Rincon(7)	1,285,719	3.6%
Justin Wender(5)	12,348,554	34.1%
All directors and executive officers as a group (13 individuals)	16,384,313	45.3%

Five Percent Holders:
FinTech Investor Holdings II, LLC(8)	3,309,996	9.1%
Robert Lisy(4)	1,861,060	5.1%
SPC Intermex, LP(9)	12,348,554	34.1%
Parties to the Shareholder Agreement(10)	21,351,653	58.7%
*	Less than 1 percent.
(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.
(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges, exercisable within 60 days of March 25, 2019, held by such individual or group, but are not deemed outstanding by any other person or group.
(3)	Unless otherwise noted, the business address of each of the directors and executive officers is 9480 South Dixie Highway, Miami, Florida 33156.
(4)	Includes (i) 438,531 shares held by Hawk Time Enterprises, LLC, a Delaware limited liability company (“Hawk Time”), and (ii) 1,422,529 shares held by the Robert Lisy Family Revocable Living Trust, Robert W. Lisy, Trustee (the “Lisy Trust”). Mr. Lisy is the sole manager of Hawk Time and sole trustee of the Lisy Trust.
(5)	Includes 12,348,554 shares held by SPC Intermex, LP, whose general partner is SPC Intermex GP, LLC. Stella Point is the sole manager of SPC Intermex GP, LLC, and Messrs. Godfrey and Wender are Managing Partners of Stella Point. Messrs. Godfrey and Wender serve on the board of directors of the Company as representatives of Stella Point. The ownership information set forth herein is based in its entirety on the material contained in Schedule 13D, dated December 12, 2018, filed with the SEC by Messrs. Godfrey and Wender, along with certain other filing parties. Messrs. Godfrey and Wender disclaim beneficial ownership of any shares of common stock held by SPC Intermex, LP. The address for Messrs. Godfrey and Wender is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(6)	Mr. Holstein currently serves on the board of directors of the Company.
(7)	Includes (i) 1,105,288 shares held by Latin American Investment Holdings, Inc. and (ii) 180,431 shares held by Rincon Capital Partners, LLC. Mr. Rincon owns 100% of Latin American Investment Holdings, Inc. and jointly owns Rincon Capital Partners, LLC.
(8)	Includes 3,127,496 shares and warrants to purchase 182,500 shares, which are currently exercisable. The address for FinTech Investor Holdings II, LLC is c/o Cohen and Company, 3 Columbus Circle, 24th Floor, New York, NY 10019.
(9)	Includes 12,348,554 shares held by SPC Intermex, LP, and excludes shares of common stock held by other parties to the Shareholders Agreement with which SPC Intermex, LP and associated entities may be deemed to share beneficial ownership by virtue of voting provisions of such agreement. See “Risk Factors—Because Stella Point controls a significant percentage of our common stock, it may influence our major corporate decisions and its interests may conflict with the interests of other holders of our common stock.” for additional information. The general partner of SPC Intermex, LP is SPC Intermex GP, LLC and Stella Point is the sole manager of SPC Intermex GP, LLC. Messrs. Godfrey and Wender are the Managing Partners of and jointly control Stella Point. The address for SPC Intermex, LP is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.
(10)	Includes shares held by each of the parties to the Shareholders Agreement. Includes warrants to purchase 182,500 shares, which are currently exercisable. The parties to the Shareholders Agreement are: International Money Express, Inc., SPC Intermex Representative LLC, SPC Intermex, LP, C.A.R. Holdings, Hawk Time, Lisy Trust, Robert Lisy, Darrell Ebbert, Jose Perez, Eduardo Azcarate, William Velez, Randy Nilsen, DGC Family FinTech Trust, Daniel Cohen, Betsy Cohen, Swarthmore Trust of 2016, James J. McEntee, III, Hepco Family Trust, Jeremy Kuiper, Shami Patel, Plamen Mitrikov, FinTech Investor Holdings II, LLC (Sponsor), Cohen Sponsor Interests II, LLC, and Solomon Cohen.

LEGAL MATTERS

The validity of the Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Carlton Fields, P.A., Miami, Florida. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of International Money Express, Inc. and subsidiaries as of December 31, 2018 and 2017 (successor company) and the year ended December 31, 2018 (successor company), for the periods from February 1, 2017 to December 31, 2017 (successor company) and from January 1, 2017 to January 31, 2017 (predecessor company) and the year ended December 31, 2016 (predecessor company), have been included herein in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offer to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We will provide, without charge, upon written request or oral request, a copy of any or all of the documents that are exhibits to the registration statement. Such requests should be directed to International Money Express, Inc.’s principal executive office is 9480 South Dixie Highway, Miami, Florida 33156 or (305) 671-8000.

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

Audited Consolidated Financial Statements as of December 31, 2018 and 2017 and for the year ended December 31, 2018, the Successor Period of February 1, 2017 through December 31, 2017 and Predecessor Periods of January 1, 2017 through January 31, 2017 and year ended December 31, 2016

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
International Money Express, Inc. and subsidiaries
Miami, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of International Money Express, Inc. (the “Company”) and subsidiaries as of December 31, 2018 and 2017 (successor Company), and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2018 (successor period), for the periods from February 1, 2017 through December 31, 2017 (successor period), from January 1, 2017 through January 31, 2017 (predecessor period), and for the year ended December 31, 2016 (predecessor period), and related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018 and 2017 (successor Company), and the results of their operations and their cash flows for the year ended December 31, 2018 (successor period), for the periods from February 1, 2017 through December 31, 2017 (successor period), from January 1, 2017 through January 31, 2017 (predecessor period), and for the year ended December 31, 2016 (predecessor period), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

Certified Public Accountants

We have served as the Company’s auditor since 2017.

Miami, Florida

March 22, 2019

INTERNATIONAL MONEY EXPRESS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

	Successor Company December 31,
	2018	2017
ASSETS
Current assets:
Cash	$73,029	$59,156
Accounts receivable, net of allowance of $842 and $566, respectively	35,795	51,374
Prepaid wires	26,655	7,676
Other prepaid expenses and current assets	3,171	900
Total current assets	138,650	119,106
Property and equipment, net	10,393	8,491
Goodwill	36,260	36,260
Intangible assets, net	36,395	48,741
Deferred tax asset, net	2,267	1,749
Other assets	1,874	2,232
Total assets	$225,839	$216,579
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt, net	$3,936	$3,913
Accounts payable	11,438	8,920
Wire transfers and money orders payable	36,311	48,277
Accrued and other	16,355	11,514
Total current liabilities	68,040	72,624
Long term liabilities:
Debt, net	113,326	108,053
Total long term liabilities	113,326	108,053

Commitments and contingencies, see Note 14

Stockholders’ equity:
Common stock $0.0001 par value; 200,000,000 shares authorized, 36,182,783 and 17,227,682 shares issued and outstanding as of December 31, 2018 and 2017, respectively	4	2
Additional paid-in capital	61,889	46,076
Accumulated deficit	(17,418)	(10,174)
Accumulated other comprehensive loss	(2)	(2)
Total stockholders’ equity	44,473	35,902
Total liabilities and stockholders’ equity	$225,839	$216,579

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL MONEY EXPRESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
(in thousands, except for share data)

	Successor Company		Predecessor Company
	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016
Revenues:
Wire transfer and money order fees	$232,380	$169,796	$11,877	$138,468
Foreign exchange	39,765	30,014	2,450	25,782
Other income	1,756	1,229	98	1,145
Total revenues	273,901	201,039	14,425	165,395
Operating expenses:
Service charges from agents and banks	182,471	135,569	9,441	108,076
Salaries and benefits	32,926	23,417	4,530	18,518
Other selling, general and administrative expenses	19,442	14,894	1,062	12,346
Transaction costs	10,319	8,706	3,917	901
Depreciation and amortization	15,671	16,645	382	2,530
Total operating expenses	260,829	199,231	19,332	142,371
Operating income (loss)	13,072	1,808	(4,907)	23,024
Interest expense	18,448	11,448	614	9,540
(Loss) income before income taxes	(5,376)	(9,640)	(5,521)	13,484
Income tax provision (benefit)	1,868	534	(2,203)	4,084
Net (loss) income	(7,244)	(10,174)	(3,318)	9,400
Other comprehensive (loss) income	—	(2)	(3)	110
Comprehensive (loss) income	$(7,244)	$(10,176)	$(3,321)	$9,510
Loss per common share:
Basic and diluted	$(0.28)	$(0.59)
Weighted-average common shares outstanding:
Basic and diluted	25,484,386	17,227,682

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL MONEY EXPRESS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except for share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Predecessor Company
Balance, December 31, 2015	137,542,365	$1,375	$104,679	$(76,951)	$(130)	$28,973
Net income	—	—	—	9,400	—	9,400
Purchase of Common Stock	(57,627,100)	(576)	(33,424)	—	—	(34,000)
Common dividend distributions	—	—	(1,287)	—	—	(1,287)
Share-based compensation	1,963,900	20	43	—	—	63
Adjustment from foreign currency translation, net	—	—	—	—	110	110
Balance, December 31, 2016	81,879,165	819	70,011	(67,551)	(20)	3,259
Net loss	—	—	—	(3,318)	—	(3,318)
Share-based compensation	561	5	2,911	—	—	2,916
Adjustment from foreign currency translation, net	—	—	—	—	(3)	(3)
Balance, January 31, 2017	81,879,726	$824	$72,922	$(70,869)	$(23)	$2,854

Successor Company
Balance, February 1, 2017	17,227,682	$2	$64,408	$—	$—	$64,410
Net loss	—	—	—	(10,174)	—	(10,174)
Common dividend distributions	—	—	(20,178)	—	—	(20,178)
Share-based compensation	—	—	1,846	—	—	1,846
Adjustment from foreign currency translation, net	—	—	—	—	(2)	(2)
Balance, December 31, 2017	17,227,682	2	46,076	(10,174)	(2)	35,902
Net loss	—	—	—	(7,244)	—	(7,244)
Net equity infusion from reverse recapitalization	18,955,101	2	9,987	—	—	9,989
Share-based compensation	—	—	5,826	—	—	5,826
Balance, December 31, 2018	36,182,783	$4	$61,889	$(17,418)	$(2)	$44,473

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL MONEY EXPRESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Successor Company		Predecessor Company
	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016
Cash flows from operating activities:
Net (loss) income	$(7,244)	$(10,174)	$(3,318)	$9,400
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	15,671	16,645	382	2,530
Share-based compensation	5,826	1,846	2,916	63
Provision for bad debt	1,236	1,401	84	909
Debt origination costs amortization	4,448	335	39	2,671
Deferred taxes	191	370	(2,214)	3,719
Debt extinguishment costs	1,843	—	—	—
Loss on disposal of property and equipment	216	128	12	173
Total adjustments	29,431	20,725	1,219	10,065
Changes in operating assets and liabilities:
Accounts receivable	14,337	(29,173)	3,612	(15,866)
Prepaid wires	(19,000)	(4,144)	7,849	777
Other prepaid expenses and assets	(2,080)	(1,011)	71	(302)
Wire transfers and money orders payable	(11,899)	27,638	(1,884)	13,759
Accounts payable and accrued other	16,293	3,556	1,103	4,563
Net cash provided by operating activities	19,838	7,417	8,652	22,396

Cash flows from investing activities:
Purchases of property and equipment	(5,331)	(4,351)	(249)	(3,012)
Net cash used in acquisition	—	(924)
Acquisition of agent locations	(120)	—	—	—
Net cash used in investing activities	(5,451)	(5,275)	(249)	(3,012)

Cash flows from financing activities:
Borrowings under term loan	90,000	102,000	—	40,332
Proceeds from reverse recapitalization	101,664	—	—	—
Cash consideration to Intermex shareholders	(101,659)	—	—	—
Borrowings (repayments) under revolving loan, net	10,000	12,000	(2,000)	(2,000)
Repayment of term loan	(95,788)	(76,212)	—	(1,287)
Debt origination costs	(3,487)	(4,683)	—	(2,316)
Debt extinguishment costs	(1,843)	—	—	—
Common dividend distributions	—	(20,178)	—	(1,287)
Purchase of common stock	—	—	—	(34,000)
Net cash (used in) provided by financing activities	(1,113)	12,927	(2,000)	(558)
Effect of exchange rate changes on cash	(40)	98	(16)	(150)
Net increase in cash and restricted cash	13,234	15,167	6,387	18,676
Cash and restricted cash, beginning of the period	59,795	44,628	38,241	19,565
Cash and restricted cash, end of the period	$73,029	$59,795	$44,628	$38,241

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL MONEY EXPRESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(in thousands)

	Successor Company		Predecessor Company
	Year ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year ended December 31, 2016
Supplemental disclosure of cash flow information:
Interest payments	$10,703	$11,687	$659	$6,765
Income tax payments	$1,495	$400	$—	$155
Supplemental disclosure of non-cash financing activities:
Agent business acquired in exchange for receivables	$—	$640	$—	$343
Intermex transaction accruals settled by acquisition proceeds	$9,062	$—	$—	$—
Net assets acquired in the Merger	$922	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

INTERNATIONAL MONEY EXPRESS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND BUSINESS

On July 26, 2018 (the “Closing Date”), International Money Express, Inc. (formerly FinTech Acquisition Corp. II) consummated the previously announced transaction (the “Merger”) by and among FinTech Acquisition Corp. II, a Delaware corporation (“FinTech”), FinTech II Merger Sub Inc., a wholly-owned subsidiary of FinTech (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a wholly-owned subsidiary of FinTech (“Merger Sub 2”), Intermex Holdings II, Inc. (“Intermex”) and SPC Intermex Representative LLC (“SPC Intermex”) (See Note 3). As a result of the Merger, the separate corporate existence of Intermex ceased and Merger Sub 2 (which changed its name to International Money Express Sub 2, LLC in connection with the closing of the Merger) continued as the surviving entity. In connection with the closing of the Merger, FinTech changed its name to International Money Express, Inc. (the “Company”). Unless the context below otherwise provides, the “Company” refers to the combined company following the Merger and, together with their respective subsidiaries, “FinTech” refers to the registrant prior to the closing of the Merger and “Intermex” refers to Intermex Holdings II, Inc. prior to the closing of Merger.

The Merger has been accounted for as a reverse recapitalization where FinTech was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the facts that following the Merger, the former stockholders of Intermex control the majority of the voting rights in respect of the board of directors of the Company, Intermex comprising the ongoing operations of the Company and Intermex’s senior management comprising the senior management of the Company. Accordingly, the Merger is treated as the equivalent of Intermex issuing stock for the net assets of FinTech, accompanied by a recapitalization. The net assets of FinTech are stated at historical cost, with no goodwill or other intangible assets resulting from the Merger. The consolidated assets, liabilities and results of operations prior to the Closing Date of the Merger are those of Intermex, and FinTech’s assets, liabilities and results of operations are consolidated with Intermex beginning on the Closing Date. The shares and corresponding capital amounts included in common stock and additional paid-in capital, pre-merger, have been retroactively restated as shares reflecting the exchange ratio in the Merger for all Successor periods. The historical financial information and operating results of FinTech prior to the Merger have not been separately presented in these consolidated financial statements as they were not significant or meaningful.

Stella Point Capital, LLC (“Stella Point”) acquired a majority interest in Intermex on February 1, 2017 as discussed in further detail in Note 3. In connection with the acquisition of Intermex by Stella Point, the Company applied “push-down” accounting and the assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result, the Company’s consolidated financial statement presentation distinguishes between a predecessor period (“Predecessor”) for periods prior to the transaction, and a successor period (“Successor”), for periods subsequent to the transaction.

The consolidated financial statements of the Company include Intermex, its wholly-owned indirect subsidiary, Intermex Wire Transfer, LLC (“LLC”), Intermex Wire Transfers de Guatemala, S.A. (“Intermex Guatemala”) - 99.8% owned by LLC, Intermex Wire Transfer de Mexico, S.A. and Intermex Transfers de Mexico, S.A. (“Intermex Mexico”) - 98% owned by LLC, Intermex Wire Transfer Corp. - 100% owned by LLC and Intermex Wire Transfer II, LLC - 100% owned by LLC. Non-controlling interest in the results of operations of consolidated subsidiaries represents the minority stockholders’ share of the profit or (loss) of Intermex Mexico and Intermex Guatemala. The non-controlling interest asset and non-controlling interest in the portion of the profit or (loss) from operations of these subsidiaries were not recorded by the Company as they are considered immaterial.

The accompanying financial statements in this Registration Statement on Form S-4 are presented on a consolidated basis and include the accounts of the Company and its majority-owned subsidiaries. All significant inter-company balances and transactions have been eliminated. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Company operates as a money transmitter, primarily between the United States of America (“U.S.”) and Mexico, Guatemala and other countries in Latin America through a network of authorized agents located in various unaffiliated retail establishments throughout the U.S.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Earnings (Loss) per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for each period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of shares and common stock equivalents outstanding for each period. Diluted earnings (loss) per share reflects the potential dilution that could occur if outstanding stock options and warrants at the presented dates are exercised and shares of restricted stock have vested, using the treasury stock method. Potential common shares are excluded from the computation of diluted earnings per common share when the effect would be anti-dilutive. All potential common shares are anti-dilutive in periods of net loss. Stock options, restricted stock units and warrants are anti-dilutive when the exercise price of these instruments is greater than the average market price of the Company’s common stock for the period.

Cash

Cash is comprised of deposits in U.S. and foreign banks. The Company recognizes interest income from its cash deposits on an accrual basis. The Company considers cash equivalents to be short term, highly liquid investments with maturities of three months or less.

Concentration of Credit Risk

The Company maintains certain of its cash balances in various U.S. banks, which at times, may exceed federally insured limits. The amount that exceeded the federally insured limits totaled $61.4 million and $31.7 million as of December 31, 2018 and 2017, respectively. The Company has not incurred any losses on these accounts. In addition, the Company maintains various bank accounts in Mexico and Guatemala, which are not insured. The Company has not incurred any losses on these uninsured foreign bank accounts, and management believes it is not exposed to any significant credit risk regarding these accounts. Cash balances were as follows at December 31 (in thousands):

	December 31, 2018	December 31, 2017
Cash in U.S. dollars in U.S. banks	$69,155	$55,376
Cash in foreign banks and foreign currency	3,865	3,774
Petty cash	9	6
	$73,029	$59,156

Revenue Recognition

Revenues for wire transfer and money order fees are recognized at the time the transaction is processed. These fees are recognized on a gross basis equal to the full amount of the fee charged to the customer as the Company is the primary obligor and has latitude in establishing price. Foreign exchange revenue, which represents the difference between the exchange rate set by the Company and the rate realized, is recognized upon the disbursement of U.S. dollars to the foreign bank. Other income primarily represents revenues for technology services provided to the independent network of agents who utilize the Company’s technology in processing transactions. Revenues for these transactions are recorded when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered and collection is reasonably assured.

Business Combinations

The Company accounts for its business combinations using the acquisition method, which requires that intangible assets be recognized apart from goodwill if they are contractual in nature or separately identifiable. Acquisitions are measured on the fair value of consideration exchanged and, if the consideration given is not cash, measurement is based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more reliably measurable. The excess of cost of an acquired entity over the fair value of identifiable acquired assets and liabilities assumed is allocated to goodwill.

The valuation and allocation processes rely on significant assumptions made by management. In certain situations, the allocations of excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when the Company receives updated information, including valuations and other analyses, which are completed within one year of the acquisition. Revisions to the fair values, which may be significant, are recorded when pending information is finalized, within one year from the acquisition date.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded upon initiation of the wire transfer and are typically due to the Company within five days. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its sending agents to make required payments. When preparing these estimates, management considers a number of factors, including the aging of a sending agent’s account, creditworthiness of specific sending agents, historical trends and other information. The Company reviews its allowance for doubtful accounts policy periodically, reflecting current risks and changes in industry conditions and when necessary, will increase its allowance for doubtful accounts and recognize a provision to bad debt expense, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Prepaid wires

Prepaid wires represent funds that are required at certain payer agent locations in advance of a transaction, which are typically utilized within a few days.

Prepaid Expenses and Other Assets

Prepaid expenses, other current assets and other assets consist primarily of prepaid expenses, notes receivable (see Note 4), and restricted cash. Interest income on notes receivable is recognized on a cash basis due to uncertainty on receiving the interest payments. Restricted cash was maintained by a United States Bank and was cash collateral for an irrevocable stand-by letter of credit in the amount of $0.6 million issued as collateral for the operating lease of the Company’s headquarters and recorded in other assets at December 31, 2017 in the consolidated balance sheets. This lease was renegotiated in April 2018, and accordingly, the letter of credit is no longer required; the Company collected the funds in the fourth quarter of 2018 and, as such, no restricted cash is held at December 31, 2018.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost, or the allocated fair value in purchase accounting, less accumulated depreciation and amortization. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred as part of other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or the estimated useful life of the improvement, whichever is shorter. At the time depreciable assets are retired or otherwise disposed, the cost and the related accumulated depreciation of such assets are eliminated from the accounts and any gain or loss is recognized in the current period. The Company capitalizes costs incurred for the development of internal use computer software, which are depreciated over five years using the straight-line method.

Goodwill and Intangible Assets

Goodwill and Intangible assets result primarily from business combination acquisitions, including the Stella Point acquisition discussed in Note 3. Intangible assets include agent relationships, trade name, developed technology and other intangibles, all with finite lives. Upon the acquisition, the purchase price is first allocated to identifiable assets and liabilities, including the trade name and other intangibles, with any remaining purchase price recorded as goodwill.

Goodwill is not amortized, rather, impairment tests are conducted on an annual basis, in the fourth quarter, or more frequently if indicators of impairment are present. A qualitative assessment of goodwill was performed in 2017 subsequent to the Stella Point acquisition on February 1, 2017 (see Note 3) and in the fourth quarter of 2018. A qualitative assessment includes consideration of the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. Based on the results of the assessment, no indicators of impairment were noted. Accordingly, no further impairment testing was completed, and no impairment charges related to goodwill were recognized during the Successor period from February 1, 2017 through December 31, 2017 and for the year ended December 31, 2018.

The Company’s agent relationships, trade name and developed technology are currently amortized utilizing an accelerated method over their estimated useful lives of 15 years. Other intangible assets are amortized on a straight-line basis over a useful life of 10 years. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described below in “Impairment of Long-Lived Assets.”

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets. There were no impairment indicators noted for all periods presented in the consolidated financial statements for long-lived assets, including amortizable intangible assets.

Debt Origination Costs

The Company incurred debt origination costs related to their credit agreement, consisting of a term loan and a revolving credit facility (see Note 8) and amortizes these costs over the life of the related debt using the straight-line method, which approximates the effective interest method. The unamortized portion of debt origination costs related to the term loan are recorded on the consolidated balance sheets as an offset to the related debt, while deferred up-front commitment fees paid directly to the lender related to the revolving credit facility are recorded within other assets in the consolidated balance sheets. Amortization of debt origination costs is included as a component of interest expense in the consolidated statements of operations and comprehensive (loss) income.

Advertising Costs

Advertising costs are included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income and are expensed as incurred. The Company incurred advertising costs of approximately $1.8 million and $1.7 million for the year ended December 31, 2018 and the Successor period from February 1, 2017 through December 31, 2017, respectively, and approximately $0.1 million and $1.1 million for the Predecessor periods from January 1, 2017 through January 31, 2017 and the year ended December 31, 2016, respectively.

Income Taxes

The Company accounts for income taxes in accordance with U.S. generally accepted accounting principles which require, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

The Company accounts for tax contingencies by assessing all material positions, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Those positions that have only timing consequences are separately analyzed based on the recognition and measurement model provided in the tax guidance.

As required by the uncertain tax position guidance, the Company recognizes the financial statement benefit of a position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the years before 2014. The Company applies the uncertain tax position guidance to all tax positions for which the statute of limitations remains open. The Company’s policy is to classify interest accrued as interest expense and penalties as operating expenses. As of December 31, 2018 and 2017, the Company did not have any amounts accrued for interest and penalties or recorded for uncertain tax positions.

Foreign subsidiaries of the Company are subject to taxes by local tax authorities.

Foreign Currency Translation and Transactions

The financial statements and transactions of the Company’s foreign operations are maintained in their functional currency, which is other than the U.S. dollar. Assets and liabilities are translated at current exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rate for each period. Translation adjustments, which result from the process of translating the financial statements of the Company’s foreign operations into U.S. dollars, are recorded as a component of accumulated other comprehensive loss.

Gains or losses from foreign currency transactions amounted to approximately $29.8 thousand and $(17.0) thousand for the year ended December 31, 2018 and the Successor period from February 1, 2017 through December 31, 2017, respectively, and approximately $11.6 thousand and $1.1 thousand for the Predecessor periods from January 1, 2017 through January 31, 2017 and year ended December 31, 2016, respectively, and are included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Foreign exchange spot transactions

On the normal course of business, the Company enters into Foreign Exchange Spot transactions to purchase foreign currency at the current market rate. The Company records Foreign Exchange Spot transactions on trade date. These transactions are settled within one or two days from trade date.

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and the foreign currency translation adjustment and is presented in the consolidated statements of operations and comprehensive (loss) income.

Share-Based Compensation

The Company accounts for its share-based employee compensation expense related to incentive units, restricted stock grants and stock options under generally accepted accounting principles, which requires the measurement and recognition of compensation costs for all equity-based payment awards made to employees and directors based on estimated fair values. We have elected to account for forfeitures as they occur. See Note 11 for further discussion related to the Company’s share-based compensation plans.

Segments

The Company’s business is organized around one reportable segment that provides money transmittal services primarily between the USA and Latin America. This is based on the objectives of the business and how our chief operating decision maker, the CEO and President, monitors operating performance and allocates resources.

Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued amended guidance, Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents in the consolidated statements of cash flows. The Company adopted this guidance in the first quarter of 2018 using a retrospective transition method for each period presented. Cash and restricted cash included $0.6 million of restricted cash recorded in other assets in the Company’s consolidated balance sheet as of December 31, 2017. There was no restricted cash in the Company’s consolidated balance sheet as of December 31, 2018.

The FASB issued guidance, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted this guidance in the first quarter of 2018, and the impact of this adoption did not have a material impact on the Company’s consolidated financial statements.

The FASB issued guidance, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. The new guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. This guidance is required to be adopted by the Company in the first quarter of 2019 and can be applied using either a retrospective or a modified retrospective approach. Based on our assessment of the new standard, we have determined the vast majority of our revenues include only one performance obligation, which is to collect the consumer’s funds and make them available for payment, generally on the same day, to a designated recipient in the currency requested. Accordingly, management concluded this standard will not have a material impact on the Company’s consolidated financial statements. The Company will adopt the standard using the modified retrospective approach, applied to all contracts with customers, with the cumulative effect of adoption included in accumulated deficit as of January 1, 2019. Management has completed an assessment of the new disclosure requirements of this guidance and has updated its systems and processes to comply with the new disclosure requirements.

The FASB issued amended guidance, Business Combinations - Clarifying the Definition of a Business, which assists entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. This guidance is required to be adopted by the Company in the first quarter of 2019 on a prospective basis, and the Company does not believe it will have a material impact on the consolidated financial statements.

The FASB issued guidance, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. The guidance requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. This guidance is required to be adopted by the Company in the first quarter of 2020 and must be applied using a modified retrospective approach. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

The FASB issued amended guidance, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the consolidated statements of cash flows. The amendments are aimed at reducing the existing diversity in practice. This guidance is required to be adopted by the Company in the first quarter of 2019 and must be applied using a retrospective approach for each period presented. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

The FASB issued amended guidance, Intangibles – Goodwill and other: Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test related to measuring an impairment charge. Instead, impairment will be recorded for the amount that the carrying amount of a reporting unit exceeds its fair value. This new guidance is effective for the Company beginning in in the first quarter of 2021. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

The FASB issued guidance, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, regarding the measurement of credit losses for certain financial instruments. The new standard replaces the incurred loss model with a current expected credit loss (“CECL”) model. The CECL model is based on historical experience, adjusted for current conditions and reasonable and supportable forecasts. The Company is required to adopt the new standard in the first quarter of 2022. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior-year amounts in the consolidated balance sheets and consolidated statements of operations and comprehensive (loss) income to conform to current-year reporting classifications. These reclassifications had no impact on net (loss) income, comprehensive (loss) income or stockholder’s equity.

NOTE 3 – FINTECH MERGER AND STELLA POINT ACQUISITION

FinTech Merger

As discussed in Note 1, on July 26, 2018, Intermex and FinTech consummated the Merger, which has been accounted for as a reverse recapitalization. Immediately prior to the Merger, FinTech’s shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 4.9 million shares of FinTech for gross redemption payments of $49.8 million. Subsequent to this redemption, there were 18.9 million outstanding shares. The aggregate consideration paid in the Merger by FinTech to the Intermex shareholders consisted of approximately (i) $102.0 million in cash and (ii) 17.2 million shares of FinTech common stock. In accounting for the reverse recapitalization, the net cash proceeds received from FinTech amounted to $5.0 thousand as shown in the table below (in thousands):

Cash balance available to Intermex prior to the consummation of the Merger	$110,726
Less:
Intermex Merger costs paid from acquisition proceeds at closing	(9,062)
Cash consideration to Intermex shareholders	(101,659)
Net cash proceeds from reverse recapitalization	$5
Cash balance available to Intermex prior to the consummation of the Merger	$110,726
Less:
Cash consideration to Intermex shareholders	(101,659)
Other FinTech assets acquired and liabilities assumed in the Merger:
Prepaid expenses	76
Accrued liabilities	(136)
Deferred tax assets	982
Net equity infusion from FinTech	$9,989

Cash consideration to Intermex shareholders includes the payout of all vested Incentive Units issued to employees of the Company as discussed in Note 11.

After the completion of the Merger on July 26, 2018, there were 36.2 million shares of International Money Express, Inc. common stock outstanding, warrants to purchase 9 million shares of common stock and 3.4 million shares reserved for issuance under the International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (See Note 11).

In connection with the Merger, the Company acquired approximately $1 million of deferred tax assets from FinTech. These deferred tax assets relate to capitalized transaction costs incurred by FinTech prior to the merger, therefore they have been recorded through APIC, and will be amortizable on the Company’s post-Merger tax returns over a period of 15 years.

Acquisition by Stella Point

On February 1, 2016, Intermex and its majority owner at the time, Lindsay Goldberg LLC, entered into an agreement with Stella Point, acquirer, for the sale of Intermex. This acquisition was accounted for as a business combination and became effective on February 1, 2017 for a transaction price of $52.0 million in cash, plus $12.4 million of rollover equity from certain existing management holders, the assumption of approximately $78.0 million of Intermex’s outstanding debt and an additional funding of $5.0 million of Intermex debt. There was no contingent consideration in the transaction. As a result, Stella Point acquired 80.7% of the voting equity interest in Intermex and other minority stockholders acquired the remaining interest, none individually greater than 10%. The purchase price in excess of the fair value of acquired assets was accounted for as goodwill, as discussed further below.

The acquisition method for a business combination requires that the assets acquired and liabilities assumed be recognized at their allocated fair values as of the February 1, 2017 acquisition date, which is summarized below (in thousands):

Successor Company
Cash	$43,065
Accounts receivables	24,032
Prepaid and other current assets	3,713
Property and equipment	6,328
Other assets	1,345
Total tangible assets acquired	78,483
Intangible assets acquired	62,660
Deferred tax asset, net	2,119
Less: Liabilities assumed	(115,112)
Net assets	28,150
Goodwill	36,260
Total purchase price	$64,410

The intangible assets acquired consist primarily of agent relationships, trade name and developed technology. The excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill, which is attributable to the workforce and reputation of Intermex. The accounting for this business combination has been completed, therefore the measurement period is closed. Goodwill was not deductible for income tax purposes.

Transaction Costs

Direct costs related to the Merger and Stella Point acquisition were expensed as incurred and included as Transaction costs in the consolidated statements of operations and comprehensive (loss) income. Transaction costs for the year ended December 31, 2018 amounted to $10.3 million and related specifically to the Merger, while expenses of $8.7 million for the Successor period from February 1, 2017 through December 31, 2017 and $3.9 million and $0.9 million for the Predecessor periods from January 1, 2017 through January 31, 2017 and the year ended December 31, 2016, respectively, related to the Stella Point acquisition. Transaction costs include all internal and external costs directly related to the Merger and Stella Point acquisition, consisting primarily of legal, consulting, accounting, advisory and financing fees and certain incentive bonuses.

NOTE 4 – NOTES RECEIVABLE

The Company had notes receivable from sending agents at December 31 as follows (in thousands):

	December 31, 2018	December 31, 2017
Notes receivable, current	$730	$471
Allowance	(279)	(176)
Net current	$451	$295
Notes receivable, long-term	$478	$608
Allowance	(169)	(248)
Net long-term	$309	$360

The net current portion is included in other prepaid expenses and current assets, and the net long-term portion is included in other assets in the consolidated balance sheets. The notes have interest rates ranging from 0% to 18.5% per annum. At December 31, 2018 and 2017, there were $1.2 million and $1.1 million, respectively, of notes collateralized by personal guarantees from the sending agents and by assets from their businesses in case of a default by the agent.

The maturities of notes receivable at December 31, 2018 is as follows (in thousands):

Unpaid Principle Balance
Under 1 year	$730
Between 1 and 2 years	438
Between 2 and 3 years	40
Total	$1,208

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment at December 31 consists of the following (in thousands):

	December 31, 2018	December 31, 2017	Estimated Useful Life (in years)
Computer software and equipment	$14,114	$9,154	3 to 5
Office Improvements	989	798	5
Furnitures and fixtures	397	303	7
	15,500	10,255
Less accumulated depreciation	(5,107)	(1,764)
	$10,393	$8,491

Computer software and equipment above includes equipment maintained at locations of agents and used and owned by the Company of approximately $7.2 million and $3.8 million at December 31, 2018 and 2017, respectively. Also, it includes development of internal use software of approximately $1.9 million and $1.3 million at December 31, 2018 and 2017, respectively. Depreciation expense was approximately $3.2 million and $2.1 million for the year ended December 31, 2018 and Successor period from February 1, 2017 through December 31, 2017, respectively, and $0.2 million and $1.6 million for the Predecessor periods from January 1, 2017 through January 31, 2017 and year ended December 31, 2016, respectively.

Repairs and maintenance expenses were approximately $1.4 million and $0.9 million for the year ended December 31, 2018 and Successor period from February 1, 2017 through December 31, 2017, respectively, and approximately $0.1 million and $0.8 million for the Predecessor periods from January 1, 2017 through January 31, 2017 and year ended December 31, 2016, respectively.

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization at December 31 for goodwill and intangible assets are as follows (in thousands):

	December 31, 2018	December 31, 2017
Indefinite life:
Goodwill	$36,260	$36,260
Total indefinite life	$36,260	$36,260
Amortizable:
Agent relationships	$40,500	$40,500
Trade name	15,500	15,500
Developed technology	6,600	6,600
Other intangibles	820	700
Accumulated amortization expense	(27,025)	(14,559)
Net amortizable intangibles	$36,395	$48,741

Goodwill and the majority of intangible assets on the consolidated balance sheets of the Company were recognized upon the acquisition by Stella Point (see Note 3). The fair value measurements were based on significant inputs, such as the Company’s forecasted revenues, assumed turnover of agent locations, obsolescence assumptions for technology, market discount and royalty rates. These inputs are based on information not observable in the market and represent Level 3 measurements within the fair value hierarchy. Trade name refers to the Intermex name, branded on all agent locations and well recognized in the market. This fair value was determined using the relief-from-royalty method, which is based on the Company’s expected revenues and a royalty rate estimated using comparable market data. As a result of the Stella Point acquisition, the Company determined it was appropriate to assign a finite useful life of 15 years to the trade name. The Company decided that a finite life would be more appropriate, providing better matching of the amortization expense during the period of expected benefits.

The agent relationships intangible represents the network of over 5,000 independent sending agents. This intangible was valued using the excess earnings method, which was based on the Company’s forecasts and historical activity at agent locations in order to develop a turnover rate and expected useful life. Assuming a year-over-year location turnover rate of 17.4%, this resulted in an expected useful life for this intangible of 15 years. Developed technology includes the state-of-the-art system that the Company has continued to develop and improve upon over the past 20 years. This intangible was valued using the relief-from-royalty method based on the Company’s forecasted revenues, a royalty rate estimated using comparable market data, an expected obsolescence rate of 18.0% and an estimated useful life of 15 years.

Other intangibles primarily relate to the acquisition of certain agent locations, which are amortized over 10 years. The net book value of these intangibles was $0.7 million and $0.6 million at December 31, 2018 and 2017, respectively.

Management believes it has made reasonable estimates and judgments concerning these risks and uncertainties. A change in the conditions, circumstances or strategy of the Company may result in a need to recognize an impairment charge.

The following table presents the changes in goodwill and intangible assets (in thousands):

Predecessor Company	Goodwill	Intangibles
Balance at December, 2016	$—	$6,348
Amortization expense	—	(231)
Balance at January 31, 2017	$—	$6,117
Successor Company	Goodwill	Intangibles
Balance at February 1, 2017	$36,260	$62,660
Acquisition of agent locations	—	640
Amortization expense	—	(14,559)
Balance at December 31, 2017	$36,260	$48,741
Acquisition of agent locations	—	120
Amortization expense	—	(12,466)
Balance at December 31, 2018	$36,260	$36,395

Amortization expense related to intangible assets was approximately $0.9 million for the Predecessor year ended December 31, 2016.

Amortization expense related to intangible assets for the next five years and thereafter is as follows (in thousands):

2019	$9,324
2020	6,917
2021	5,128
2022	3,964
2023	2,956
Thereafter	8,106
$36,395

NOTE 7 – ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities consisted of the following (in thousands):

	December 31, 2018	December 31, 2017
Payables to sending agents	$8,972	$6,875
Accrued compensation	1,530	1,092
Accrued bank charges	983	897
Accrued loyalty program reserve	621	165
Accrued legal fees	920	1,644
Accrued taxes	1,559	319
Accrued interest	1,009	—
Other	761	522
	$16,355	$11,514

NOTE 8 – DEBT

Debt consisted of the following (in thousands):

	December 31, 2018	December 31, 2017
Revolving credit facility	$30,000	$20,000
Term loan	90,000	95,788
	120,000	115,788
Less: Current portion of long term debt(1)	(3,936)	(3,913)
Less: Debt origination costs	(2,738)	(3,822)
	$113,326	$108,053
(1)	Current portion of long-term debt is net of debt origination costs of approximately $0.6 million and $0.9 million at December 31, 2018 and 2017, respectively.

On August 23, 2017, Intermex entered into a Financing Agreement (the “Financing Agreement”) with MC Credit Partners to refinance its debt. The Financing Agreement included a revolving credit facility that provided for funding of up to $20 million in the aggregate and a term loan in an aggregate principal amount of $97 million (together the “Senior Secured Credit Facility”). Interest on the term loan and revolving credit facility was determined by reference to either LIBOR or a “base rate”, in each case plus an applicable margin of 9% per annum for LIBOR loans or 8% per annum for base rate loans. The effective interest rates at December 31, 2017 for the term loan and revolving credit facility were 10.46% and 12.50%, respectively. The principal amount of the term loan had to be repaid in consecutive quarterly installments on the last business day of each March, June, September and December commencing in December 2017. The Company had to repay an amount equal to 1.25% of the original amount borrowed for each quarterly payment from December 31, 2017 through September 30, 2019 and 2.50% of the original amount borrowed for each quarterly payment from December 31, 2019 and thereafter. The proceeds from the revolver and term loan discussed above were primarily used to repay existing debt.

On December 19, 2017, the Financing Agreement was amended to allow for the change of control of Intermex pursuant to the Merger. Upon closing of the Merger, the Company was required to pay $1.5 million in fees to MC Credit Partners, which were expensed as transaction costs in the consolidated statements of operations and comprehensive (loss) income for the year ended December 31, 2018 and funded by the proceeds received in the Merger.

On November 7, 2018 and further amended on December 7, 2018, the Company entered into a new financing agreement (the “Credit Agreement”) with, among others, certain of its domestic subsidiaries as borrowers, certain other domestic subsidiaries and a group of banking institutions. The Credit Agreement provides for a $35 million revolving credit facility, a $90 million term loan facility and an up to $30 million incremental facility. The Credit Agreement also provides for the issuance of letters of credit, which would reduce availability under the revolving credit facility. The proceeds of the Credit Agreement were used to repay existing indebtedness, for working capital purposes and to pay fees and expenses in connection with the transaction. The maturity date of the Credit Agreement is November 7, 2023. This refinancing was accounted for as an extinguishment of debt, and the loss recognized amounted to approximately $5.4 million, consisting mainly of a prepayment penalty of $1.8 million and the write-off of unamortized debt origination costs of $3.5 million, which were both recognized as interest expense in the fourth quarter of 2018 in the consolidated statements of operations and comprehensive (loss) income.

Interest on the term loan facility and revolving credit facility under the Credit Agreement is determined by reference to either LIBOR or a “base rate”, in each case plus an applicable margin of 4.50% per annum for LIBOR loans or 3.50% per annum for base rate loans. The Company is also required to pay a fee on the unused portion of the revolving credit facility equal to 0.35% per annum. The effective interest rates at December 31, 2018 for the term loan and revolving credit facility were 8.22% and 8.56%, respectively.

The principal amount of the term loan facility must be repaid in consecutive quarterly installments of 5.0% in year 1, 7.5% in years 2 and 3, 10.0% in years 4 and 5, in each case on the last day of each quarter, commencing in March 2019 with a final payment at maturity. The loans under the Credit Agreement may be prepaid at any time without payment or penalty.

The Credit Agreement contains covenants that limit the Company’s and its subsidiaries’ ability to, among other things, grant liens, incur additional indebtedness, make acquisitions or investments, dispose of certain assets, make dividends and distributions, change the nature of their businesses, enter into certain transactions with affiliates or amend the terms of material indebtedness.

The Credit Agreement also contains financial covenants which require the Company to maintain a quarterly minimum fixed charge coverage ratio of 1.25:1.00 and a quarterly maximum consolidated leverage ratio of 3.25:1.00.

The obligations under the Credit Agreement are guaranteed by the Company and certain domestic subsidiaries of the Company and secured by liens substantially all of the assets of the loan parties, subject to certain exclusions and limitations.

The scheduled annual maturities of the term loan at December 31, 2018 are as follows (in thousands):

2019	$4,500
2020	6,750
2021	6,750
2022	9,000
2023	63,000
$90,000

During November 2018, the Company capitalized costs of approximately $3.5 million related to the Credit Agreement. During August 2017, the Company capitalized costs totaling $4.7 million for the Successor period from February 1, 2017 through December 31, 2017 relating to the Financing Agreement. There were no debt origination costs incurred for the Predecessor period from January 1, 2017 through January 31, 2017.

The unamortized portion of debt origination costs totaled approximately $3.4 million at December 31, 2018 and $4.3 million at December 31, 2017. Amortization of debt origination costs is included as a component of interest expense in the consolidated statements of operations and comprehensive (loss) income and amounted to approximately $4.4 million for the year ended December 31, 2018, $0.3 million for the Successor period from February 1, 2017 through December 31, 2017, and approximately $39.2 thousand and $2.7 million for the Predecessor periods from January 1, 2017 through January 31, 2017 and year ended December 31, 2016, respectively.

The amortization of debt origination costs includes the write-off of debt origination costs associated with previous debt originations of approximately $3.5 million for the year ended December 31, 2018 and $2.3 million for the Predecessor year ended December 31, 2016, both in connection with extinguishment of debt.

Debt origination costs of approximately $1.9 million related to debt that was assumed by the Successor Company in connection with the Stella Point acquisition (see Note 3) were written off to goodwill at the February 1, 2017 acquisition date.

NOTE 9 - FAIR VALUE MEASUREMENTS

The Company determines fair value in accordance with the provisions of FASB guidance, Fair Value Measurements and Disclosures, which defines fair value as an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three- level fair value hierarchy that prioritizes the inputs used to measure fair value was established. There are three levels of inputs used to measure fair value. Level 1 relates to quoted market prices for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s non-financial assets measured at fair value on a nonrecurring basis include the goodwill and other intangibles derived on February 1, 2017 as a result of the Stella Point acquisition as disclosed in Note 3. Refer to Note 6 for a further discussion related to fair value measurements on these non-financial assets.

The Company’s cash is representative of fair value as these balances are comprised of deposits available on demand. Accounts receivable, prepaid wires, accounts payable and wire transfers and money orders payable are representative of their fair values because of the short turnover of these items.

The Company’s financial instruments that are not measured at fair value on a recurring basis include its revolving credit facility and term loan. The fair value of the term loan, which approximates book value, is estimated by discounting the future cash flows using a current market interest rate. The estimated fair value of the revolving credit facility would approximate face value given the payment schedule and variable interest rate structure.

NOTE 10 - RELATED PARTY TRANSACTIONS

During the Successor periods prior to the Merger, Intermex paid a monthly management fee of $65 thousand, plus reimbursement of expenses, to a related party for management services, which is included in other selling, general and administrative expenses on the Company’s consolidated statements of operations and comprehensive (loss) income. During the Predecessor periods, all management fees were waived. There were no amounts payable to or receivable from related parties included in the consolidated balance sheets at December 31, 2018 and 2017. The management company was reimbursed expenses of approximately $12 thousand in the Successor period from February 1, 2017 through December 31, 2017. Upon closing of the Merger on July 26, 2018 (See Note 3), the management fee agreement with the related party was terminated, and a one-time termination fee of $1.6 million was included as part of transaction costs in the consolidated statements of operations and comprehensive (loss) income for the year ended December 31, 2018.

NOTE 11 – STOCKHOLDERS’ EQUITY AND SHARE-BASED COMPENSATION

Common Stock

After the completion of the Merger on the Closing Date, there were 36.2 million shares of the Company’s common stock outstanding and outstanding warrants to purchase 9 million shares of common stock. As of the Closing Date, the former stockholders of Intermex owned approximately 48.3% and the former stockholders of FinTech owned approximately 51.7% of the combined company’s outstanding common stock. At December 31, 2018, the Company was authorized to issue 230 million shares of common stock and had 36.2 million shares of common stock issued and outstanding at $0.0001 par value per common share.

Equity Warrants

Prior to the Merger, FinTech issued 8.8 million public warrants (“Public Warrants”) and 0.2 million private placement warrants (“Placement Warrants”)(combined are referred to as the “Warrants”). The Company assumed the FinTech equity warrants upon the change of control event. As a result of the Merger, the Warrants issued by FinTech are no longer exercisable for shares of FinTech common stock but instead are exercisable for common stock of the Company. All other features of the Warrants remain unchanged. There are no cash obligations for the Company pertaining to these Warrants, and they are recognized in equity upon any exercise.

Each whole Warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share. The Warrants became exercisable 30 days after the completion of the Merger and expire five years after that date, or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant upon not less than 30 days prior written notice of redemption to each warrant holder if the reported last sale price of the Company’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ended three business days before the Company sends the notice of redemption to the warrant holders. The Company cannot call the Placement Warrants as long as they are held by the original holders or transferred to certain permitted transferees established in the Warrant Agreement.

International Money Express, Inc. 2018 Omnibus Equity Compensation Plan

In connection with the Merger, the stockholders of FinTech approved the International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (the “2018 Plan”). There are 3.4 million shares reserved for issuance under the 2018 Plan, of which stock options to purchase 2.8 million shares of common stock and restricted stock units in respect of 21.2 thousand shares of common stock were granted to employees and independent directors of the Company in connection with the completion of the transactions at the Closing Date.

The value of each option grant is estimated on the grant date using the Black-Scholes option pricing model. The option pricing model requires the input of highly subjective assumptions, including the grant date fair value of our common stock, expected volatility, expected forfeitures and risk-free interest rates. To determine the grant date fair value of the Company’s common stock, we use the closing market price of our common stock at the grant date. We also use an expected volatility based on the historical volatilities of a group of guideline companies and the “simplified” method for calculating the expected life of our stock options. We have elected to account for forfeitures as they occur. The risk-free interest rates are obtained from publicly available U.S. Treasury yield curve rates.

Share-based compensation is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. The stock options issued under the 2018 Plan have 10-year terms and vest in four equal annual installments beginning 1 year after the date of the grant. The Company recognized compensation expense for stock options of approximately $1.0 million for the year ended December 31, 2018, which is included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income. No stock options vested during year ended December 31, 2018; therefore, no stock options are exercisable as of December 31, 2018. The weighted-average grant date fair value for the stock options to purchase 2.9 million shares of common stock granted was $3.46 per share. As of December 31, 2018, there were 2.9 million non-vested stock options and unrecognized compensation expense of approximately $9.0 million is expected to be recognized over a weighted-average period of 3.6 years.

A summary of the stock option activity during the year ended December 31, 2018 is presented below:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Weighted-Average Grand Date Fair Value
Outstanding at December 31, 2017	—
Granted	2,894,219	$10.00		$3.46
Exercised	—
Forfeited	(13,000)	$9.91		$3.43
Expired	—
Outstanding at December 31, 2018	2,881,219	$10.00	9.60	$3.47

The restricted stock units issued under the 2018 Plan to the Company’s independent directors vest on the one-year anniversary from the grant date. The Company recognized compensation expense for restricted stock units of $87.5 thousand for the year ended December 31, 2018, which is included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income. There were no forfeited or vested restricted stock units during 2018. As of December 31, 2018, there was $122.5 thousand of unrecognized compensation expense for the restricted stock units. In addition to the grant of restricted stock units, each of the independent directors receives an annual cash retainer of $40 thousand for services as a director.

Incentive Units

Interwire LLC, the former parent company of Intermex, issued Class B, C and D incentive units to employees of the Company (collectively “incentive units”) in connection with the Stella Point acquisition (see Note 3). As these units were issued as compensation to the Company’s employees, the expense was recorded by the Company. In connection with the Merger, on the Closing Date, all unvested incentive units for Class B, C and D became fully vested and were immediately recognized as share-based compensation expense.

Share-based compensation expense recognized related to these incentive units and included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income, amounted to $4.7 million for the year ended December 31, 2018, and $1.8 million for the Successor period from February 1, 2017 through December 31, 2017. The performance conditions related to the Class C and D units were not considered probable of being achieved prior to the Merger, and therefore, no compensation was recognized for all prior periods. Subsequent to this settlement, all incentive units ceased to exist. Share-based compensation of $2.9 million for the Predecessor period from January 1, 2017 through January 31, 2017 primarily included the expense associated with stock options and restricted awards that vested due to the Stella acquisition.

Incentive units authorized and issued during the Successor period from February 1, 2017 through December 31, 2017 consisted of the following:

Incentive Units	Authorized	Units Issued February 2017	Units Issued September 2017
Class B	10,000,000	9,055,000	665,000
Class C	5,000,000	4,527,500	332,500
Class D	5,000,000	4,527,500	332,500

The grant date fair value of the incentive units was calculated using the Monte Carlo Simulation. This approach derives the fair value of the incentive units based on certain assumptions related to expected volatility, expected term, risk-free interest rate and dividend yield. Expected volatilities were based on observed volatilities of similar publicly-traded companies, and the expected term was based on a formula that considers the vesting terms and the original contract term of the incentive unit awards. The risk-free rate was based on the U.S. Treasury yield curve, and the selected dividend yield assumption was determined in view of Interwire LLC’s historical and estimated dividend payout. The following were the assumptions used in calculating the fair value of the units at the grant dates:

	Units Issued February 2017	Units Issued September 2017
Expected dividend yield	0.0%	0.0%
Expected volatility	46.9%	47.4%
Risk-free interest rate	2.1%	1.9%
Expected term (in years)	6	5.8

The grant date fair value per unit for each class of incentive unit for the Successor period from February 1, 2017 to December 31, 2017 were as follows:

Incentive Units	Per Unit Amount February 2017 Issuance	Per Unit Amount September 2017 Issuance
Class B	$0.4872	$0.4948
Class C	$0.2077	$0.2126
Class D	$0.1485	$0.1535

The number of units and the weighted-average grant date fair value for the incentive units were as follows:

	Number of Class B Units	Weighted- Average Grant Date Fair Value	Number of Class C Units	Weighted- Average Grant Date Fair Value	Number of Class D Units	Weighted- Average Grant Date Fair Value
Granted during the Successor Period	9,720,000	$0.4878	4,860,000	$0.2080	4,860,000	$0.1489
Vested	(1,944,000)	0.4878	—	—	—	—
Forfeited	(304,000)	0.4872	(190,000)	0.2077	(190,000)	0.1485
Outstanding at December 31, 2017	7,472,000	0.4879	4,670,000	0.2080	4,670,000	0.1489
Granted	410,000	0.4948	205,000	0.2126	205,000	0.1535
Vested	(7,882,000)	0.4883	(4,875,000)	0.2082	(4,875,000)	0.1491
Outstanding at December 31, 2018	—	$—	—	$—	—	$—

During the year ended December 31, 2016, the Company recognized $62.6 thousand of compensation expense related to restricted stock grants from a previous plan in the Predecessor Company, which is included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income.

Dividend Distributions

During the Successor period from February 1, 2017 through December 31, 2017, the Company distributed $20.2 million in cash dividends to its stockholder. The dividends were distributed out of the cash proceeds from the term loan entered into in August 2017 discussed in Note 8 and were recorded as a reduction to additional paid-in capital. During the Predecessor year ended December 31, 2016, the Company distributed $1.3 million in cash dividends to its stockholders. The dividends were distributed from cash proceeds of its term loan. There were no dividend distributions during the year ended December 31, 2018 and the Predecessor period from January 1, 2017 through January 31, 2017.

NOTE 12 – LOSS PER SHARE

Basic loss per share is calculated by dividing net (loss) income for period by the weighted-average number of common shares outstanding for each period. In computing dilutive loss per share, basic loss per share is adjusted for the assumed issuance of all applicable potentially dilutive warrants and share-based awards, including common stock options and restricted stock.

Below are basic and diluted net loss per share for the periods indicated:

	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017
Net loss for basic and diluted loss per common shares (in thousands)	(7,244)	(10,174)
Shares:
Weighted-average common shares outstanding – basic and diluted	25,484,386	17,227,682
Net loss per common share - basic and diluted	$(0.28)	$(0.59)

The computation of diluted loss per share above excludes the effect of 2.9 million options to purchase shares of the Company’s common stock, 21.2 thousand restricted stock units and 9.0 million warrants underlying shares of Company stock from diluted weighted-average shares outstanding for the year ended December 31, 2018 because the inclusion of these would be anti-dilutive. There were no outstanding options to purchase shares of Company stock or warrants underlying shares of Company stock for the Successor period from February 1, 2017 through December 31, 2017.

NOTE 13 - INCOME TAXES

The provision (benefit) for income taxes consists of the following (in thousands):

	Successor Company		Predecessor Company
	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016
Current tax provision:
Foreign	$212	$164	$11	$184
Federal	1,283	—	—	—
State	182	—	—	181
Total Current	1,677	164	11	365
Deferred tax provision (benefit):
Federal	93	596	(1,792)	4,537
State	98	(226)	(422)	(818)
Total deferred	191	370	(2,214)	3,719
Total tax provision (benefit):	$1,868	$534	$(2,203)	$4,084

A reconciliation between the income tax provision (benefit) at the U.S. statutory tax rate and the Company’s income tax provision (benefit) on the consolidated statements of operations and comprehensive (loss) income is below (in thousands):

	Successor Company		Predecessor Company
	Year Ended December 31, 2018	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31 2016
Loss before income taxes	$(5,376)	$(9,640)	$(5,521)	$13,484
US statutory tax rate	21%	34%	34%	34%
Income tax (benefit) expense at statutory rate	(1,129)	(3,277)	(1,877)	4,585
State tax expense (benefit),net of federal	145	(182)	(279)	575
Foreign tax rates different from US statutory rate	146	95	(46)	124
Non-deductible expenses	1,978	3,309	1	(59)
Write-off of transaction costs	321	—	—	—
Write-off of net operating losses	314	—	—	—
Change in tax rate	76	604	—	(1,070)
Other	17	(15)	(2)	(71)
Total tax provision (benefit)	$1,868	$534	$(2,203)	$4,084

As presented in the income tax reconciliation above, the tax provision (benefit) recognized on the consolidated statements of operations and comprehensive (loss) income was impacted by state taxes, non-deductible expenses, such as share-based compensation expense, transaction costs and foreign tax rates applicable to the Company’s foreign subsidiaries that are higher or lower than the U.S. statutory rate. The effective tax rate for the Successor period from February 1, 2017 through December 31, 2017 is also affected by a reduction in the corporate tax rate from 34% to 21% as a result of the Act. For the Predecessor year ended December 31, 2016, the Company recorded an income tax benefit of approximately $1.1 million as a result of changes to the blended state tax rate. The Company is subject to tax in various U.S. state jurisdictions. Changes in the annual allocation and apportionment of the Company’s activity amongst these state jurisdictions results in changes to the blended state rate utilized to measure the Company’s deferred tax assets and liabilities.

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of the Company’s assets and liabilities. The following table outlines the principal components of the deferred tax assets and liabilities as of December 31 (in thousands):

	2018	2017
Deferred tax assets
Net operating losses	$7,567	$10,583
Allowance for doubtful accounts	287	212
Transaction Costs	—	533
Alternative minimum tax credit	—	272
Interest expense carryforwards	2,525	—
Share-based compensation	294	—
Accrued compensation	281	—
Other	213	72
Total deferred tax assets	11,167	11,672
Deferred tax liabilities
Property and equipment	(1,134)	(500)
Intangible assets	(7,766)	(9,423)
Total deferred tax liabilities	(8,900)	(9,923)
Net deferred tax asset	$2,267	$1,749

At December 31, 2018 of the Successor period, the Company had Federal and State net operating loss carryforwards of approximately $29.1 million and $31.5 million, respectively, which are available to reduce future taxable income. With few exceptions, these net operating loss carryforwards will expire from 2029 through 2037. On February 1, 2017, the Company was acquired by Stella Point. On July 26, 2018, the Company consummated the Merger with FinTech (see Note 3). These transactions were considered changes of ownership under Internal Revenue Code Section 382. After the changes of ownership, utilization of the Company’s net operating loss carryforwards is now subject to an annual limitation. The Company has recorded a deferred tax asset for only the portion of its net operating loss carryforward that it expects to realize before expiration.

In 2018, FinTech Acquisition Corp II was notified by the IRS that its 2017 federal income tax return was selected for examination. The Company has complied with all information requests to date. As of December 31, 2018, no amounts for tax, interest, or penalties have been paid or accrued as a result of this examination.

In accordance with criteria under FASB guidance, Income Taxes, a valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. After consideration of all evidence, both positive and negative, management has determined that no valuation allowance is required at December 31, 2018, December 31, 2017 of the Successor period and at December 31, 2016 of the Predecessor period.

On December 22, 2017, the U.S. enacted tax reform legislation known as H.R. 1, commonly referred to as the “Tax Cuts and Jobs Act” (the “Act”), resulting in significant modifications to existing law. Due to the timing of the Act and the complexity involved in applying the provisions of the Act, the Company made a reasonable estimate of the effects and recorded provisional amounts in the fourth quarter of 2017, which primarily included the impact of the remeasurement of the Company’s deferred tax balances to reflect the change in the corporate tax rate. As a result of the changes to tax laws and tax rates under the Act, the Company reduced its deferred tax asset as of December 31, 2017 by $0.6 million. All changes to the tax code that are effective as of January 1, 2018 have been applied by the Company in computing its income tax expense for the year ended December 31, 2018. Additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies may materially impact the provision for income taxes and effective tax rate in the period in which the guidance is issued.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Leases

The Company is a party to leases for office space, warehouses and company-operated store locations. Rent expense under all operating leases, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income, amounted to approximately $1.8 million and $1.6 million for the year ended December 31, 2018 and for the Successor period from February 1, 2017 through December 31, 2017, respectively, and approximately $0.1 million and $1.5 million for the Predecessor periods from January 1, 2017 through January 31, 2017 and the year ended December 31, 2016, respectively.

In April 2018, the Company renegotiated its corporate lease to extend the term through November 2025. At December 31, 2018, future minimum rental payments required under operating leases for the next five years and thereafter are as follows (in thousands):

2019	$1,425
2020	1,173
2021	1,002
2022	834
2023	790
Thereafter	1,438
$6,662

Litigation

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, both individually or in the aggregate, will not have a material adverse effect on either the results of operations or financial condition of the Company.

Contingencies

The Company operates in 50 U.S. states and two territories. Money transmitters and their sending agents are under regulation by State and Federal laws. Violations may result in civil or criminal penalties or a prohibition from providing money transfer services in a particular jurisdiction. It is the opinion of the Company’s management, based on information available at this time, that the expected outcome of regulatory matters will not have a material adverse effect on either the results of operations or financial condition of the Company.

On August 28, 2018, the Company received a notice from the Staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the Company’s non-compliance with the minimum number of round lot holders for the listing of its common stock and warrants on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rules 5550(a)(3) and 5515(a)(4), respectively, the Company’s common stock and warrants may be subject to delisting from Nasdaq unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”).

On October 29, 2018, the Company received a notice from Nasdaq (the “Nasdaq Notice”) informing the Company that it has met the listing requirements with respect to its common stock and that the Company’s common stock will continue to be listed and trade on The Nasdaq Capital Market under the symbol “IMXI.” Additionally, the Nasdaq Notice informed the Company that it had not demonstrated compliance with the warrant listing requirements. The Company has withdrawn its request for a hearing before the Panel with respect to the warrant listing requirements. Accordingly, the Nasdaq Notice informed the Company that the Panel had determined to delist the Company’s warrants and suspend the trading of the warrants from The Nasdaq Capital Market effective as of the open of business on October 31, 2018. As of December 31, 2018, the warrants are being traded in the Over-The-Counter market under the same symbol.

NOTE 15 – DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan available to most of its employees, where the Company makes contributions to the plan based on employee contributions. Total employer contribution expense included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income was approximately $115.2 thousand and $96.6 thousand for the year ended December 31, 2018 and Successor period from February 1, 2017 through December 31, 2017, respectively, and approximately $10.0 thousand and $70.1 thousand for the Predecessor periods from January 1, 2017 through January 31, 2017 and year ended December 31, 2016, respectively.

NOTE 16 – QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly results or the year ended December 31, 2018, the Successor Period of February 1, 2017 through December 31, 2017 and Predecessor Period of January 1, 2017 through January 31, 2017 were as follows (in thousands, except per share data):

	Successor Company
	Q1	Q2	Q3	Q4	Year Ended December 31, 2018
2018 by Quarter:
Revenues	55,956	70,379	72,508	75,058	273,901
Operating expenses	53,419	64,319	74,918	68,173	260,829
Operating income (loss)	2,537	6,060	(2,410)	6,885	13,072
Interest expense	3,284	3,392	3,434	8,338	18,448
(Loss) income before income taxes	(747)	2,668	(5,844)	(1,453)	(5,376)
Income tax (benefit) provision	(207)	824	7,569	(6,318)	1,868
Net (loss) income	(540)	1,844	(13,413)	4,865	(7,244)
(Loss) earnings per share:
Basic	$(0.03)	$0.11	$(0.43)	$0.13	$(0.28)
Diluted	$(0.03)	$0.11	$(0.43)	$0.13	$(0.28)
Weighted-average shares outstanding:
Basic	17,227,682	17,227,682	30,975,338	36,182,783	25,484,386
Diluted	17,227,682	17,227,682	30,975,338	36,572,071	25,484,386
	Predecessor Company	Successor Company
	Period from January 1, 2017 to January 31, 2017	Period From February 1, 2017 to March 31, 2017	Q2	Q3	Q4	Period From February 1, 2017 to December 31, 2017
2017 by Quarter:
Revenues	14,425	31,601	53,777	56,393	59,268	201,039
Operating expenses	19,332	36,987	50,140	52,546	59,558	199,231
Operating (loss) income	(4,907)	(5,386)	3,637	3,847	(290)	1,808
Interest expense	614	1,375	2,120	4,612	3,341	11,448
(Loss) income before income taxes	(5,521)	(6,761)	1,517	(765)	(3,631)	(9,640)
Income tax (benefit) provision	(2,203)	1,000	244	(191)	(519)	534
Net (loss) income	(3,318)	(7,761)	1,273	(574)	(3,112)	(10,174)
(Loss) earnings per share:
Basic and Diluted		$(0.45)	$0.07	$(0.03)	$(0.18)	$(0.59)
Weighted-average shares outstanding:
Basic and Diluted		17,227,682	17,227,682	17,227,682	17,227,682	17,227,682

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [•] by and between International Money Express, Inc. (formerly FinTech Acquisition Corp. II), a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of January 19, 2017 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with written consent of the registered holders of at least sixty-five percent (65%) of the then outstanding Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for a combination of 0.181 shares of Common Stock and $1.00 in cash, without interest, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, the registered holders of more than sixty-five percent (65%) of the then outstanding Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.   Amendment of Existing Warrant Agreement.   The Existing Warrant Agreement is hereby amended as follows:

1.1   Amend Section 2.5.   Section 2.5 is of the Existing Warrant Agreement is hereby amended by deleting the first sentence of Section 2.5.1 in its entirety and by inserting, in lieu thereof, the following:

“The Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor, Cantor, or any of their respective Permitted Transferees (as defined below), the Placement Warrants: (a) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (b) shall not be redeemable by the Company except pursuant to Section 6A hereof, and (c) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below) except to a Permitted Transferee and the period during which the Placement Warrants held by Cantor are exercisable may not be extended (pursuant to the last sentence of Section 3.2 or otherwise) beyond the date that is five years from the effective date of the Registration Statement. For purposes of clarity, notwithstanding the provisions of Section 2.5(b) hereof, Placement Warrants may be subject to a Mandatory Exchange made pursuant to Section 6A hereof.”

1.2   Amend and Restate Section 6.4.   Section 6.4 of the Existing Warrant Agreement is hereby amended by deleting Section 6.4 in its entirety and by insertion, in lieu thereof, the following:

“6.4   Exclusion of Placement Warrants.   The Company agrees that the redemption rights provided in this Section 6 (other than those set forth in Section 6A hereof) shall not apply to the Placement Warrants if at the time of the redemption such Placement Warrants continue to be held by the Sponsor, Cantor, or their Permitted Transferees; provided, however, that once such Placement Warrants are transferred (other than to Permitted Transferees under subsection 2.5), the Company may redeem the Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Placement Warrants to exercise the Placement Warrants prior to redemption pursuant to Section 6.3. Placement Warrants that are transferred to persons other than Permitted Transferees shall, upon such transfer, cease to be Placement Warrants and shall become Public Warrants under this Agreement. For purposes of clarity, the exclusions of this Section 6.4 do not apply to any Mandatory Exchange made pursuant to Section 6A hereof. ”

1.3   Add New Section 6A.   The Existing Warrant Agreement is hereby amended by adding a new Section 6A thereto, as follows:

“6A   Mandatory Exchange.

   6A.1   Company Election to Exchange.   Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the outstanding Warrants, as described in Section 6A.2 below, for a combination of 0.181 shares of Common Stock and $1.00 in cash, without interest for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [•].1

   6A.2   Date Fixed for, and Notice of, Exchange.   In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

   6A.3   Exercise After Notice of Exchange.   The Warrants may be exercised, for cash at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.   Miscellaneous Provisions.

2.1   Severability.   This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2   Applicable Law.   The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York and without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum

2.3   Counterparts.   This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4   Effect of Headings.   The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5   Entire Agreement.   The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures on Next Page]

[1]	This will be the last sale price of the Company’s Common Stock on The Nasdaq Capital Market on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on April 12, 2019).

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

INTERNATIONAL MONEY EXPRESS, INC.

By:
Name
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement Amendment]

Offer to Exchange Warrants to Acquire Shares of Common Stock
of
International Money Express, Inc.
for
A Combination of Shares of Common Stock of International Money Express, Inc. and Cash
and
Consent Solicitation

PRELIMINARY PROSPECTUS/OFFER TO EXCHANGE AND CONSENT STATEMENT

The Exchange Agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company

If delivering by mail:	If delivering by hand or courier:

Continental Stock Transfer & Trust Company One State Street Plaza, 30th Floor New York, NY 10004	Continental Stock Transfer & Trust Company One State Street Plaza, 30th Floor New York, NY 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.
 48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 347-4750
Email: imxi@dfking.com

The Dealer Manager for the Offer and Consent Solicitation is:

Cowen and Company, LLC
 599 Lexington Avenue
New York, New York 10022
Tel: (833) 297-2926
Attn: Equity Capital Markets

April 12, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. However, our directors may be personally liable for liability:

•	for any breach of duty of loyalty to us or to our stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividends or unlawful stock repurchases or redemptions; or
•	for any transaction from which the director derived an improper personal benefit.

Item 21. Exhibits and Financial Statements and Schedules.

Exhibit No.	Number Description of Exhibit
2.1
Agreement and Plan of Merger, dated December 19, 2017, between the Company, FinTech Merger Sub II Inc., Intermex Holdings II, Inc. and SPC Intermex Representative LLC (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

3.1
Second Amended and Restated Certificate of Incorporation of the Company, dated July 26, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

3.2
Second Amended and Restated Bylaws of the Company, effective as of July 26, 2018 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

4.1
Warrant Agreement, dated January 19, 2017, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

4.2
Shareholders Agreement, dated July 26, 2018, between the Company and the stockholders of the Company signatory thereto (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

4.3
Shareholders Agreement Amendment, dated as of December 12, 2018, by and among FinTech Investor Holdings II, LLC, the Company and SPC Intermex Representative LLC. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on filed on December 14, 2018).

5.1 *	Opinion of Carlton Fields, P.A. re: legality.
8.1 *	Tax Opinion of Carlton Fields, P.A.
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).
10.2
Registration Rights Agreement, dated July 26, 2018, by and among FinTech Acquisition Corp. II, SPC Investors, Minority Investors and Additional Investors (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.3(a)
International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.3(a) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.3(b)	Form of Director RSU Agreement (incorporated by reference to Exhibit 10.3(b) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).
10.4(a)	Form of Incentive Stock Option Award (incorporated by reference to Exhibit 10.4(a) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).
10.4(b)	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.4(b) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).
10.4(c)	Form of Restricted Stock Award (Non-executive) (incorporated by reference to Exhibit 10.4(c) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).
10.4(d)	Form of Restricted Stock Award (Director) (incorporated by reference to Exhibit 10.4(d) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).
10.4(e)
Form of Restricted Stock Award (Executive Officer) (incorporated by reference to Exhibit 10.4(e) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.4(f)
Form of Nonqualified Stock Option Agreement (Robert Lisy) (incorporated by reference to Exhibit 10.4(f) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

Exhibit No.	Number Description of Exhibit
10.5(a)
Amended and Restated Employment Agreement by and between Robert Lisy and Intermex Holdings, Inc. dated as of December 19, 2017 (incorporated by reference to Exhibit 10.5(a) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.5(b)
Amended and Restated Employment Agreement by and between Darrell Ebbert and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.5(b) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.5(c)
Employment Agreement by and between Eduardo Azcarate and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.5(c) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.5(d)
Amended and Restated Employment Agreement by and between Jose Perez-Villarreal and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.5(d) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.5(e)
Employment Agreement by and between Randy Nilsen and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.5(e) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.5(f)
Employment Agreement by and between William Velez and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.5(f) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.5(g)
Employment, Transition and Separation Agreement by and between Darrell Ebbert and Intermex Holdings, Inc., dated as of March 10, 2018 (incorporated by reference to Exhibit 10.5(g) to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).

10.5(f)
Employment Agreement, by and between Tony Lauro II and Intermex Holdings, Inc., dated as of October 22, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on filed on October 26, 2018).

10.6	Form of Transaction Bonus Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 filed on September 28, 2018 (File No. 333-226948)).
10.7
Credit Agreement, dated November 7, 2018, by and among Intermex Wire Transfer, LLC, Intermex Holdings, Inc., International Money Express, Inc., International Money Express Sub 2, LLC, each Guarantor, and KeyBank National Association, as Administrative Agent and L/C Issuer (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on filed on November 8, 2018).

10.8
Amendment No. 1, dated as of December 7, 2018 to the Credit by and among Intermex Wire Transfer, LLC, Intermex Holdings, Inc., International Money Express, Inc., International Money Express Sub 2, LLC, each Guarantor, and KeyBank National Association, as Administrative Agent and L/C Issuer (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on filed on December 10, 2018).

10.9 *	Dealer Manager Agreement by and between International Money Express, Inc. and Cowen and Company, LLC
21.1 *	Subsidiaries of the registrant
23.1 *	Consent of Carlton Fields, P.A. (included in Exhibit 5.1)
23.2 **	Consent of BDO USA, LLP
24.1 *	Power of Attorney (included in the signature page hereto).
99.1 *	Form of Letter of Transmittal and Consent.
99.2 *	Form of Notice of Guaranteed Delivery.
99.3 *	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4 *	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
*	Filed as part of this Form S-4 filed on March 28, 2019.
**	Filed herewith.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
•	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
•	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
•	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 12, 2019.

International Money Express, Inc.

By:	/s/ Robert Lisy
Robert Lisy
Chief Executive Officer and President

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Robert Lisy	Chief Executive Officer, President and Chairman of the board of directors (principal executive officer)	April 12, 2019
Robert Lisy

/s/ *	Chief Financial Officer (principal financial and accounting officer)	April 12, 2019
Tony Lauro II

/s/ *	Director	April 12, 2019
Adam Godfrey

/s/ *	Director	April 12, 2019
Kurt Holstein

/s/ *	Director	April 12, 2019
Robert Jahn

/s/ *	Director	April 12, 2019
Stephen Paul

/s/ *	Director	April 12, 2019
Michael Purcell

/s/ *	Director	April 12, 2019
John Rincon

/s/ *	Director	April 12, 2019
Justin Wender
*	By:	/s/ Robert Lisy
Robert Lisy, Attorney-in-Fact